Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194101

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Provident Financial Services, Inc., The Provident Bank and Team Capital Bank have unanimously approved a merger agreement pursuant to which Team Capital Bank will be merged with and into The Provident Bank, a subsidiary of Provident Financial.

If the stockholders of Team Capital Bank approve the merger agreement, each Team Capital Bank stockholder will have the opportunity to elect to receive 0.8575 shares of Provident Financial common stock, a cash payment of $16.25, or a combination of Provident Financial common stock and cash for each share of Team Capital Bank common stock owned. However, because 75% of the total number of shares of Team Capital Bank common stock outstanding at the closing of the merger will be converted into Provident Financial common stock and the remainder will be converted into cash, regardless of your election, you may receive a combination of cash and shares of Provident Financial common stock for your Team Capital Bank shares that is different than what you elected, depending on the elections made by other Team Capital Bank stockholders. Based on Provident Financial’s closing price of $18.61 on December 19, 2013 (the date preceding the public announcement of the proposed transaction), each share of Team Capital Bank common stock exchanged for 0.8575 shares of Provident Financial common stock, would have a value of $15.96. Based on Provident Financial’s closing price of $18.10 on April 9, 2014, each share of Team Capital Bank common stock exchanged for 0.8575 shares of Provident Financial common stock would have a value of $15.52. Provident Financial common stock is listed on the New York Stock Exchange under the symbol “PFS.” Team Capital Bank common stock is not traded on any established market.

The merger cannot be completed unless two-thirds (2/3) of the stockholders of Team Capital Bank approve the merger agreement. Team Capital Bank has scheduled a special meeting so its stockholders can vote on the merger agreement. The Team Capital Bank board of directors unanimously recommends that its stockholders vote “FOR” the merger agreement.

This document serves two purposes. It is the proxy statement being used by the Team Capital Bank board of directors to solicit proxies for use at the Team Capital Bank special meeting. It is also the prospectus of Provident Financial regarding the Provident Financial common stock to be issued if the merger is completed. This document describes the merger in detail and includes a copy of the merger agreement as Appendix A.

The date, time and place of the Team Capital Bank special meeting are as follows:

TEAM CAPITAL BANK SPECIAL

MEETING:

May 23, 2014 – 10:00 a.m.

Blue

4431 Easton Avenue

Bethlehem, Pennsylvania 18020

Only stockholders of record as of April 11, 2014 are entitled to attend and vote at the Team Capital Bank special meeting. This document describes the Team Capital Bank special meeting, the merger, the documents related to the merger, and other related matters of Team Capital Bank and Provident Financial. Please read this entire document carefully, including the section discussing risks related to the merger beginning on page 22. You can also obtain information about Provident Financial from documents that have been filed with the Securities and Exchange Commission.

Your vote is very important. Whether or not you plan to attend the Team Capital Bank special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement and any other proposals properly being considered at the special meeting. If you do not return the proxy card, it will have the same effect as a vote “AGAINST” the merger agreement.

Robert A. Rupel
President and Chief Executive Officer
Team Capital Bank

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement/Prospectus is dated April 11, 2014 and is first being mailed to stockholders of Team Capital Bank on or about April 18, 2014.

HOW TO GET COPIES OF RELATED DOCUMENTS

This document references or incorporates important business and financial information about Provident Financial Services, Inc. (“Provident Financial”) that is not included in or delivered with this document. Provident Financial and Team Capital Bank stockholders may receive the information free of charge by writing or calling the persons listed below. For Provident Financial documents, make your request to John F. Kuntz, Esq., Corporate Secretary, Provident Financial Services, Inc., c/o The Provident Bank, 100 Wood Avenue South, Iselin, New Jersey 08830; telephone number (732) 590-9305. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. To ensure timely delivery of the documents in advance of the special meeting, any request should be made by May 16, 2014. Also see “Where You Can Find More Information” on page 80.

i

TEAM CAPITAL BANK

3001 Emrick Boulevard

Bethlehem, Pennsylvania 18020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2014

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Team Capital Bank will be held at Blue, 4431 Easton Avenue, Bethlehem, Pennsylvania 18020, on May 23, 2014 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 19, 2013, by and among Provident Financial Services, Inc., The Provident Bank and Team Capital Bank, and all of the matters contemplated in the merger agreement, pursuant to which Team Capital Bank will merge with and into The Provident Bank, a subsidiary of Provident Financial Services, Inc., with The Provident Bank being the surviving bank.

2.	To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement, or otherwise.

The merger with Provident Financial is more fully described in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus.

The board of directors of Team Capital Bank has established April 11, 2014 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of Team Capital Bank common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the meeting. If there are not sufficient votes for a quorum or to approve the merger agreement at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by Team Capital Bank. A list of stockholders entitled to vote at the special meeting will be available at Team Capital Bank, 3001 Emrick Boulevard, Suite 320, Boulevard, Bethlehem, Pennsylvania, for ten days prior to the special meeting and also will be available at the special meeting.

The board of directors of Team Capital Bank unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated in the merger agreement.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Alternatively, you may vote telephonically or by the internet by following the instructions described in the attached Proxy Statement/Prospectus. Your vote is important, regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Fredric B. Cort, Corporate Secretary

Bethlehem, Pennsylvania

April 18, 2014

QUESTIONS AND ANSWERS ABOUT THE VOTING

PROCEDURES FOR THE TEAM CAPITAL BANK SPECIAL MEETING

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible or vote telephonically or by the internet so that your shares may be represented and voted at the Team Capital Bank special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, Team Capital Bank will count your proxy card as a vote in favor of the merger agreement and any other proposals to be properly considered and voted on at the Team Capital Bank special meeting.

Q: WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

A: You are being asked to vote “FOR” the approval of the merger agreement. The Team Capital Bank board of directors has determined that the proposed merger is in the best interests of Team Capital Bank stockholders, has approved the merger agreement and recommends that Team Capital Bank stockholders vote “FOR” the approval of the merger agreement. You are also being asked to vote “FOR” the ability to transact any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting.

Q: WHY IS MY VOTE IMPORTANT?

A. The merger cannot be completed unless the holders of two-thirds (2/3) of the issued and outstanding common stock of Team Capital Bank vote to approve the merger agreement. If you do not return your proxy card or vote telephonically or by the internet at or prior to the Team Capital Bank special meeting, it will be more difficult for Team Capital Bank to obtain the necessary vote to approve the merger agreement. The failure of a Team Capital Bank stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement.

Q: HOW DO I VOTE?

A: You can vote by mail, telephonically or through the internet. If you vote by mail, you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at the Team Capital Bank special meeting.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q. WHAT IF I FAIL TO INSTRUCT MY BROKER?

A. If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the Team Capital Bank special meeting, but it will have the same effect as a vote against the merger agreement.

Q. CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A. Yes. All stockholders are invited to attend the Team Capital Bank special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the special meeting.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of Team Capital Bank stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the Team Capital Bank special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q: SHOULD I SEND IN MY TEAM CAPITAL BANK STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. You will separately receive an election form with instructions for exchanging your Team Capital Bank stock certificates sometime after we obtain Team Capital stockholders’ approval and all necessary regulatory approvals.

Q: I AM ALSO A PROVIDENT FINANCIAL STOCKHOLDER. DO I NEED TO DO ANYTHING WITH MY PROVIDENT FINANCIAL STOCK CERTIFICATES?

A. No. Provident Financial stockholders will not exchange their certificates in the merger. The certificates currently representing shares of Provident Financial common stock will continue to represent the same number of shares of common stock of Provident Financial after the merger.

Q: WHEN DO YOU EXPECT TO MERGE?

A: Team Capital Bank and Provident Financial are working toward completing the merger as quickly as possible, and expect to complete the merger in the second quarter of 2014. However, Team Capital Bank and Provident Financial cannot assure you when or if the merger will occur. Team Capital Bank and Provident Financial must first obtain the approval of the stockholders of Team Capital Bank and all necessary regulatory approvals.

Q: WHAT WILL TEAM CAPITAL BANK STOCKHOLDERS RECEIVE IN THE MERGER?

A: If the stockholders of Team Capital Bank approve the merger agreement and the other conditions to closing are satisfied, for each share of Team Capital Bank common stock you own, you will have an opportunity to elect to receive 0.8575 shares of Provident Financial common stock, a cash payment of $16.25, or a combination of Provident Financial common stock and cash. The type of merger consideration each Team Capital Bank stockholder elects to receive in the merger may be adjusted, if necessary, so that the aggregate number of Team Capital Bank shares of common stock exchanged for shares of Provident Financial common stock equals 75% of the total number of shares of Team Capital Bank common stock issued and outstanding at the closing.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A: Team Capital Bank stockholders should contact:

Team Capital Bank

3001 Emrick Boulevard

Suite 320

Bethlehem, Pennsylvania 18020

Attention: Fredric B. Cort

Corporate Secretary

Telephone Number: 610-297-4009

SUMMARY

This is a summary of certain information regarding the proposed merger and the special meeting to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. You should carefully read the entire document, including the Appendices, before deciding how to vote. In addition, important business and financial information regarding Provident Financial is incorporated by reference into this document. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 80.

What This Document Is About

The boards of directors of Team Capital Bank, Provident Financial Services, Inc., and The Provident Bank have approved a merger agreement pursuant to which Team Capital Bank will merge with and into The Provident Bank, a subsidiary of Provident Financial. The merger cannot be completed unless two-thirds (2/3) of the stockholders of Team Capital Bank approve the merger agreement. This document is the Proxy Statement used by Team Capital Bank to solicit proxies for its special meeting of stockholders. It is also the Prospectus of Provident Financial regarding the Provident Financial common stock to be issued to Team Capital Bank stockholders if the merger is completed.

The Team Capital Bank Special Meeting

Date, Time and Place	Team Capital Bank will hold its special meeting of stockholders on May 23, 2014, 10:00 a.m., at Blue 4431 Easton Avenue, Bethlehem, Pennsylvania 18020.

Record Date	April 11, 2014.

Shares Entitled to Vote	7,742,353 shares of Team Capital Bank common stock were outstanding on the Record Date and entitled to vote at the Team Capital Bank special meeting.

Purpose of the Special Meeting	To consider and vote on the merger agreement, and to transact any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting.

Vote Required	Two-thirds (2/3) of the outstanding shares of Team Capital Bank common stock entitled to vote must be cast in favor of the merger agreement for it to be approved.

As of the record date, the directors and executive officer of Team Capital Bank and their affiliates beneficially owned 1,826,204 shares, or approximately 23.59% of the outstanding shares, of Team Capital Bank common stock. Each director and executive officer of Team Capital Bank has entered into a separate letter agreement with Provident Financial, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of the approval of the merger agreement.

The Team Capital Bank Board of Directors Recommends You Vote in Favor of the Proposal	Team Capital Bank’s board of directors has unanimously approved the merger agreement and unanimously recommends that Team Capital Bank stockholders vote “FOR” the merger agreement.

The Companies

Provident Financial Services, Inc. and The Provident Bank	Provident Financial Services, Inc., a Delaware corporation, is the bank holding company for The Provident Bank. The Provident Bank is a New Jersey savings bank that operates 77 full-service banking offices in northern and central New Jersey. The Federal Deposit Insurance Corporation insures its deposits. At December 31, 2013, Provident Financial had $7.49 billion in total consolidated assets. Provident Financial’s principal executive offices are located at 100 Wood Avenue South, Iselin, New Jersey 08830. Provident Financial’s telephone number is (732) 590-9200.

Team Capital Bank	Team Capital Bank is a Pennsylvania-chartered savings bank that operates 12 full-service banking offices in Bucks, Northampton and Lehigh Counties, Pennsylvania and Essex, Somerset, Hunterdon and Warren Counties, New Jersey. At December 31, 2013, Team Capital Bank had $943.6 million in total consolidated assets. Team Capital Bank’s principal executive offices are located at 3001 Emrick Boulevard, Suite 320, Bethlehem, Pennsylvania 18020. Team Capital Bank’s telephone number is (610) 297-4040.

The Merger

General Description	Team Capital Bank will merge with and into The Provident Bank, with The Provident Bank as the surviving entity. The merger will be completed no later than the tenth business day after all material conditions to closing have been met, unless Provident Financial and Team Capital Bank agree on a different closing date. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

Consideration Payable to Team Capital Bank Stockholders

Team Capital Bank stockholders will be offered the opportunity to elect to receive merger consideration in the form of 0.8575 shares of Provident Financial common stock, $16.25 in cash, or a combination of Provident Financial common stock and cash in exchange for each of their shares of Team Capital Bank common stock. However, because 75% of the total number of shares of Team Capital Bank common stock outstanding at the closing will be converted into Provident Financial common stock and the remainder will be converted into cash, regardless of a Team Capital Bank stockholder’s election. A Team Capital Bank stockholder may actually receive a combination of cash and shares of Provident Financial common stock for such stockholder’s Team Capital Bank shares that is different than what such stockholder elected, depending on the elections made by other Team Capital Bank stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 75% of the total number of shares of Team Capital Bank common stock outstanding at the closing will be converted into Provident Financial common stock and the remaining outstanding shares will be converted into cash.

Election of Cash or Stock Consideration	No earlier than 20 business days before the expected date of completion of the merger, Provident Financial will send an election form to each Team Capital Bank stockholder that each such stockholder may use to indicate a preference for cash, Provident Financial common stock, or a combination of cash and Provident Financial common stock, or to indicate no preference for cash versus Provident Financial common stock.

TEAM CAPITAL BANK STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM PROVIDENT FINANCIAL’S EXCHANGE AGENT.

The merger agreement contains allocation and proration provisions that are designed to ensure that 75% of the outstanding shares of common stock of Team Capital Bank will be exchanged for shares of Provident Financial common stock and the remaining outstanding shares of common stock of Team Capital Bank will be exchanged for cash.

Therefore, if the holders of more than 75% of the outstanding Team Capital Bank common stock elect to receive Provident Financial common stock for such shares, the amount of Provident Financial common stock that each such stockholder would receive from Provident Financial will be reduced on a pro rata basis. As a result, these Team Capital Bank stockholders will receive cash consideration for any Team Capital Bank shares for which they do not receive Provident Financial common stock.

Similarly, if the holders of more than 25% of the outstanding Team Capital Bank common stock elect to receive cash for such shares, the amount of cash that each such stockholder would receive from Provident Financial will be reduced on a pro rata basis. As a result, such stockholders will receive Provident Financial common stock for any Team Capital Bank shares for which they do not receive cash.

THE DEADLINE FOR RETURNING THE ELECTION FORM IS THE CLOSE OF BUSINESS ON THE TWENTIETH DAY FOLLOWING THE MAILING DATE OF THE ELECTION FORM,

NOT INCLUDING THE DATE OF MAILING, UNLESS TEAM CAPITAL BANK AND PROVIDENT FINANCIAL MUTUALLY AGREE UPON ANOTHER DEADLINE DATE; PROVIDED, HOWEVER, THAT THE ELECTION DEADLINE MUST OCCUR BEFORE THE COMPLETION OF THE MERGER. IF YOU DO NOT MAKE AN ELECTION, YOU WILL BE ALLOCATED EITHER CASH OR PROVIDENT FINANCIAL COMMON STOCK, OR A COMBINATION OF CASH AND PROVIDENT FINANCIAL COMMON STOCK, DEPENDING ON THE ELECTIONS MADE BY OTHER TEAM CAPITAL BANK STOCKHOLDERS.

Cash In Lieu of Fractional Shares	Team Capital Bank stockholders will not receive fractional shares of Provident Financial common stock in the merger. Instead they will receive, without interest, a cash payment equal to the fractional share interest they otherwise would have received, multiplied by the value of Provident Financial common stock. For this purpose, Provident Financial common stock will be valued at the average of its daily closing sales prices during the ten consecutive trading days immediately preceding the completion date of the merger.

Dissenters’ Rights for Team Capital Bank Stockholders	Under the Pennsylvania Banking Code of 1965, stockholders of the target bank in an interstate merger may have dissenters’ rights if the law of the state of incorporation of the surviving bank grants dissenters’ rights. In this case, since The Provident Bank, a New Jersey savings bank, will be the surviving bank, holders of Team Capital Bank common stock will have dissenters’ rights under the New Jersey Banking Act of 1948 (as amended, the “Banking Act”). These dissenters’ rights give Team Capital Bank stockholders the right to obtain an appraisal of the value of their shares of Team Capital Bank common stock in connection with the merger. To perfect dissenters’ rights, a Team Capital Bank stockholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under Sections 17:9A-140 through 17:9A-145 of the Banking Act. These procedures are described more fully beginning on page 70.

A copy of the statutory provisions relating to dissenters’ rights have been included as Appendix D to this document.

Federal Income Tax Consequences of the Merger

Provident Financial and Team Capital Bank will not be required to complete the merger unless they receive a legal opinion to the effect that the merger constitutes a tax-free reorganization for United States federal income tax purposes. We expect that, for United States federal income tax purposes, you will generally not recognize any taxable gain or loss with respect to the exchange of your shares of Team Capital Bank common stock if you receive only Provident Financial common stock (except for cash received in lieu of any fractional shares). If you receive only cash in exchange for your shares of Team Capital Bank common stock, you will recognize a taxable gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your shares of Team Capital Bank common stock exchanged.

If you receive a combination of Provident Financial common stock and cash in exchange for your shares of Team Capital Bank common stock, you will generally recognize a taxable gain (but not loss) in an amount equal to the lesser of:

(a)	the excess, if any of:

(1) the sum of the cash and the fair market value of the Provident Financial common stock you receive; over

(2) your tax basis in the Team Capital Bank common stock exchanged in the merger; or

(b)	the cash that you receive in the merger.

Your tax basis in the Provident Financial common stock that you receive in the merger will equal your tax basis in the Team Capital Bank common stock that you exchange in the merger, increased by the amount of any taxable gain you recognize in the merger and decreased by the amount of any cash received by you in the merger.

Your holding period for the Provident Financial common stock that you receive in the merger will include your holding period for the shares of Team Capital Bank common stock that you exchange in the merger.

If you acquired different blocks of shares of Team Capital Bank common stock at different times and at different prices, any taxable gain or loss you recognize will be determined separately with respect to each block of shares of Team Capital Bank common stock, and the cash and Provident Financial common stock you receive will be allocated pro rata to each such block of Team Capital Bank common stock. In addition, your basis and holding period in your Provident Financial common stock may be determined with reference to each block of Team Capital Bank common stock exchanged.

TEAM CAPITAL BANK STOCKHOLDERS ARE URGED TO READ THE MORE COMPLETE DESCRIPTION OF THE MERGER’S MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ON PAGE 67 AND TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU UNDER APPLICABLE LAWS.

Reselling Shares Received in the Merger	The shares of Provident Financial common stock to be issued in the merger will be registered under the Securities Act of 1933. Stockholders may freely transfer those shares after they receive them.

Differences in Stockholders’ Rights	In the merger, each Team Capital Bank stockholder who receives Provident Financial common stock will become a Provident Financial stockholder. The rights of Team Capital Bank stockholders are currently governed by the Pennsylvania Banking Code of 1965 and Team Capital Bank’s articles of incorporation and by-laws. The rights of Provident Financial stockholders are currently governed by Delaware Corporation Law and Provident Financial’s certificate of incorporation and by-laws. The rights of Team Capital Bank and Provident Financial stockholders differ with respect to voting requirements on certain matters and various other matters. See page 72.

Reasons for the Merger	Team Capital Bank entered into the merger agreement at the conclusion of a process in which Team Capital Bank determined that a merger with Provident Financial was in the best interests of its stockholders. Among the factors the board of directors of Team Capital Bank took into consideration were the terms of the merger agreement, the fact that the transaction would be a tax free exchange to those stockholders receiving Provident Financial common stock, the liquidity available in Provident Financial common stock and the regulatory environment faced by community banks. For a full discussion of the factors considered by the Team Capital Bank board of directors, see page 33. The Team Capital Bank board of directors believes that the merger is fair from a financial point of view to Team Capital Bank stockholders, and that Provident Financial brings additional retail and business banking products, proven lending capabilities and depth of capital that will add competitive strength to the combined entity.

Provident Financial identified Team Capital Bank as a merger candidate that would add to its franchise by expanding its banking operations into Bucks, Northampton and Lehigh Counties, Pennsylvania and Hunterdon and Warren Counties, New Jersey, which Provident Financial believes are attractive market areas.

Opinions of Team Capital Bank’s Financial Advisors

Each of Griffin Financial Group, LLC and Keefe Bruyette & Woods, Inc. has rendered a written opinion to Team Capital Bank’s board of directors that, as of the date of the merger agreement, and based upon and subject to the assumptions made, matters considered and qualifications and limitations stated in its respective opinions, the consideration to be received by Team Capital Bank’s stockholders in the merger with Provident Financial is fair to such stockholders from a financial point of view. Holders of Team Capital Bank common stock are encouraged to carefully read each of these opinions in their entirety. A copy of the full text of Griffin Financial Group, LLC’s fairness opinion is included as Appendix B to this Proxy Statement/Prospectus. A copy of the full text of Keefe Bruyette & Woods, Inc.’s fairness opinion is included as Appendix C to this Proxy Statement/Prospectus. For information on how Griffin Financial Group, LLC arrived at its opinion, see the discussion starting on page 34. For information on how Keefe Bruyette & Woods, Inc. arrived at its opinion, see the discussion starting on page 41. Neither Griffin Financial Group, LLC’s opinion, nor Keefe Bruyette & Woods, Inc.’s opinion is intended to be a recommendation to any holder of Team Capital Bank common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between Team Capital Bank and Griffin Financial Group, LLC, Team Capital Bank agreed to pay a fee to Griffin Financial Group, LLC. Pursuant to an engagement letter between Team Capital Bank and Keefe Bruyette & Woods, Inc. Team Capital Bank agreed to pay a fee to Keefe Bruyette & Woods, Inc.

Financial Interests of Team Capital Bank’s Directors and Officers in the Merger	Some of Team Capital Bank’s directors and executive officers have interests in the merger that are in addition to their interests as stockholders. The Provident Financial and Team Capital Bank boards of directors considered these interests in deciding to approve the merger agreement. These interests include the following:

•	Provident Financial has agreed that John Pugliese, a current director of Team Capital Bank, will be appointed as a director of Provident Financial, subject to confirmation that Mr. Pugliese qualifies as an independent director under the applicable standards of the New York Stock Exchange and Provident Financial, as of the effective time of the merger.

•	Provident Financial will establish a New Jersey regional advisory board and a Pennsylvania regional advisory board, which will each be comprised of certain of the current members of the board of directors at Team Capital Bank (other than Mr. Pugliese) and certain members of the existing Team Capital Bank advisory boards, and who are designated by Provident Financial in consultation with Team Capital Bank.

•	Six executives, including Robert A. Rupel, the President and Chief Executive Officer of Team Capital Bank, are parties to employment agreements with Team Capital Bank that provide for cash severance, continued health benefits and non-compete payments in the event of their termination of employment without cause or voluntary termination for “good reason” following a change in control.

•	The termination of all outstanding Team Capital Bank stock options, whether or not vested, with a cash payment to the stock option holder equal to: (i) the excess of $16.25 over the per share exercise price of the applicable option, multiplied by (ii) the number of shares of Team Capital Bank common stock that the holder could have purchased with the option if the holder had exercised the option immediately prior to the effective time of the merger.

•	The acceleration of vesting of outstanding restricted stock awards issued by Team Capital Bank, which the holder will be entitled to exchange for the merger consideration payable in the form of Provident Financial common stock.

•	Provident Financial has agreed to indemnify the directors and officers of Team Capital Bank against certain liabilities and provide continued coverage under their directors’ and officers’ liability insurance policies for a six-year period following the merger.

On the Record Date, directors and executive officers of Team Capital Bank and their affiliates owned 1,826,204 shares or approximately 23.59% of the Team Capital Bank common stock.

For additional information on the benefits of the merger to Team Capital Bank’s directors and officers, see page 56.

Conditions to the Merger	Completion of the merger is contingent on a number of conditions, including approval of the merger agreement by the holders of two-thirds (2/3) of the issued and outstanding common stock of Team Capital Bank at the special meeting of stockholders.

Regulatory Approvals	The merger is subject to the approval of the Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance and the Pennsylvania Department of Banking. The merger is also subject to the approval (or waiver thereof) of the Board of Governors of the Federal Reserve System. The necessary filings have been made and, as of the date of this document, approvals from the FDIC, the New Jersey Department of Banking and Insurance and the Pennsylvania Department of Banking have been received. Regulatory approval does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Team Capital Bank stockholders.

Terminating the Merger Agreement	Team Capital Bank will be required to pay Provident Financial a termination fee of $5.0 million if, among other things, in connection with Team Capital Bank’s receipt of a superior proposal (as defined in the merger agreement), Team Capital Bank (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

Additionally, if the average of the daily closing sales prices of Provident Financial common stock for the twenty consecutive trading days immediately preceding the first date on which all regulatory approvals have been received, is less than $15.10 and the decline in value of Provident Financial common stock relative to the change in value of an index of financial institution holding companies over a similar period exceeds 20.0%, then Team Capital Bank can terminate the merger agreement unless Provident Financial increases the consideration to be received by the holders of Team Capital Bank common stock utilizing the formula agreed to in the merger agreement. See Section 11.1.10 of the merger agreement, which is attached as Appendix A, for the specific formula referenced above. The merger agreement also may be terminated by either Team Capital Bank or Provident Financial if the merger has not occurred by December 31, 2014. For a more complete description of these and other termination rights available to Team Capital Bank and Provident Financial, see page 64.

Amending the Merger Agreement	The merger agreement may be amended by the written consent of Provident Financial and Team Capital Bank at any time prior to the completion of the merger. However, under applicable law, an amendment that reduces the amount or value, or changes the form of the merger consideration payable to Team Capital Bank stockholders and certain other types of amendments cannot be made following the approval of the merger agreement by Team Capital Bank stockholders without their consent.

Team Capital Bank has Agreed Not to Solicit Alternative Transactions	In the merger agreement, Team Capital Bank has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than Provident Financial concerning an acquisition transaction involving Team Capital Bank. This restriction may deter other potential acquirors of control of Team Capital Bank. However, Team Capital Bank may take certain of these actions if its board of directors determines that it should do so. This determination by the Team Capital Bank board of directors must be made after the Team Capital Bank board of directors consults with its legal counsel, and must be based on the Team Capital Bank board of directors’ fiduciary duties.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

PROVIDENT FINANCIAL SERVICES, INC.

The summary information presented below at or for years ended December 31, 2013 and 2012 is derived in part from and should be read in conjunction with the consolidated financial statements of Provident Financial for the years ended December 31, 2013 and 2012 and the related notes thereto incorporated by reference in this Proxy Statement/Prospectus. You should read this information in conjunction with Provident Financial’s consolidated financial statements and related notes included in Provident Financial’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this Proxy Statement/Prospectus and from which this information is derived. See “Where You Can Find More Information” on page 80.

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$7,487,328	$7,283,695	$7,097,403	$6,824,528	$6,836,172
Loans, net(1)	5,130,149	4,834,351	4,579,158	4,341,091	4,323,450
Investment securities held to maturity	357,500	359,464	348,318	346,022	335,074
Securities available for sale	1,157,594	1,264,002	1,376,119	1,378,927	1,333,163
Deposits	5,202,471	5,428,271	5,156,597	4,877,734	4,899,177
Borrowed funds	1,203,879	803,264	920,180	969,683	999,233
Stockholders’ equity	1,010,753	981,246	952,477	921,687	844,555

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Selected Operations Data:
Interest income	$252,777	$262,259	$275,719	$286,634	$292,559
Interest expense	36,767	44,922	59,729	77,569	111,542

Net interest income	216,010	217,337	215,990	208,965	181,017
Provision for loan losses	5,500	16,000	28,900	35,500	30,250

Net interest income after provision for loan losses	210,510	201,337	187,090	173,465	150,767
Non-interest income	44,153	43,613	32,542	31,552	31,452
Non-interest expense(2)	148,763	148,828	142,446	138,748	297,036

Income (loss) before income tax expense(2)	105,900	96,122	77,186	66,269	(114,817)
Income tax expense	35,366	28,855	19,842	16,564	7,007

Net income (loss)(2)	$70,534	$67,267	$57,344	$49,705	$(121,824)

Earnings (loss) per share:
Basic earnings (loss) per share(2)	$1.23	$1.18	$1.01	$0.88	$(2.16)
Diluted earnings (loss) per share(2)	$1.23	$1.18	$1.01	$0.88	$(2.16)

(1)	Loans are shown net of allowance for loan losses, deferred fees and unearned discount.
(2)	Reflects the impact of a $152,502 goodwill impairment charge recognized in 2009.

	At or For the Year Ended December 31,
	2013	2012	2011	2010	2009
Selected Financial and Other Data(1)
Performance Ratios:
Return on average assets(5)	0.97%	0.94%	0.83%	0.73%	(1.83)%
Return on average equity(5)	7.08	6.88	6.09	5.46	(13.33)
Average net interest rate spread	3.19	3.25	3.33	3.27	2.82
Net interest margin(2)	3.31	3.38	3.49	3.45	3.06
Average interest-earning assets to average interest-bearing liabilities	1.22	1.19	1.16	1.14	1.13
Non-interest income to average total assets	0.61	0.61	0.47	0.47	0.47
Non-interest expenses to average total assets(5)	2.05	2.08	2.07	2.05	4.45
Efficiency ratio(3)(5)	57.18	57.03	57.31	57.69	139.80

Asset Quality Ratios:
Non-performing loans to total loans	1.48%	2.02%	2.63%	2.21%	1.93%
Non-performing assets to total assets	1.10	1.53	1.91	1.47	1.33
Allowance for loan losses to non-performing loans	84.32	71.07	60.67	70.66	71.91
Allowance for loan losses to total loans	1.24	1.43	1.60	1.56	1.39

Capital Ratios:
Leverage capital(4)	9.42%	8.93%	8.74%	8.57%	7.99%
Total risk based capital(4)	12.89	12.68	12.80	13.00	12.17
Average equity to average assets	14.14	13.93	14.05	14.26	13.42

Other Data:
Number of full-service offices	77	78	82	81	82
Full time equivalent employees	886	884	906	899	931

(1)	Averages presented are daily averages.
(2)	Net interest income divided by average interest earning assets.
(3)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Leverage capital ratios are presented as a percentage of quarterly average tangible assets. Risk-based capital ratios are presented as a percentage of risk-weighted assets.
(5)	Reflects the impact of a $152,502 goodwill impairment charge recognized in 2009.

Efficiency Ratio Calculation:	12/31/2013	12/31/2012	12/31/2011	12/31/2010	12/31/2009
Net interest income	$216,010	$217,337	$215,990	$208,965	$181,017
Non-interest income	44,153	43,613	32,542	31,552	31,452

Total income	$260,163	$260,950	$248,532	$240,517	$212,469
Non-interest expense(1)	$148,763	$148,828	$142,446	$138,748	$297,036
Expense/income(1)	57.18%	57.03%	57.31%	57.69%	139.80%

(1)	For 2009, reflects the impact of a $152,502 goodwill impairment charge.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

TEAM CAPITAL BANK

	At or for the Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Balance Sheet Summary:
Total assets	$943,640	$920,233	$828,589	$707,727	$668,422
Loans	612,406	532,799	456,951	390,956	355,178
Allowance for loan losses	9,057	7,818	6,972	5,386	4,214
Investment securities	250,305	320,226	294,299	267,110	254,661
Deposits	727,043	710,073	643,316	564,460	547,704
Common equity	69,701	70,490	63,080	56,818	54,023
Stockholders’ equity	92,113	92,902	85,492	56,818	54,023

Earnings Summary:
Interest income	$35,298	$35,273	$33,060	$31,215	$27,589
Interest expense	5,428	6,319	6,923	8,756	11,517
Net interest income	29,870	28,954	26,137	22,459	16,072
Provision for loan losses	1,340	3,210	3,595	3,544	2,100
Noninterest income	5,055	3,361	2,130	3,659	1,147
Noninterest expense	24,781	21,798	20,542	18,052	14,485
Income tax expense	2,265	1,690	920	1,328	(1,006)
Net income	6,539	5,617	3,210	3,194	1,640
Preferred stock dividends	224	224	102	—	—
Net income available to common stockholders	6,315	5,393	3,108	3,194	1,640

Per Share Data:
Net income	$0.87	$0.75	$0.43	$0.45	$0.24
Book value	$9.28	$9.82	$8.80	$7.94	$7.93
Weighted average shares	7,218,781	7,173,729	7,160,928	7,157,911	6,468,051

Selected Ratios:
Annualized return on average assets	0.68%	0.62%	0.41%	0.46%	0.33%
Equity to assets at period end	7.39%	7.66%	7.61%	8.03%	8.08%
Annualized return on average stockholders’ equity	9.14%	7.99%	4.10%	5.62%	3.87%
Net interest margin	3.41%	3.50%	3.66%	3.50%	3.31%
Allowance for loan losses to total loans	1.48%	1.47%	1.53%	1.38%	1.19%
Non-performing loans to total loans	1.19%	1.26%	1.92%	1.66%	1.34%

Capital Ratios:
Leverage ratio	9.94%	9.59%	10.11%	7.85%	7.67%
Tier 1 risk-based ratio	13.32%	13.44%	14.50%	11.39%	12.15%
Total risk-based ratio	14.57%	14.66%	15.75%	12.51%	13.15%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION RELATING TO THE TEAM CAPITAL BANK ACQUISITION

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to proposed merger of Provident Financial’s subsidiary, The Provident Bank, with Team Capital Bank. The unaudited pro forma condensed combined financial information set forth below assumes that the merger with Team Capital Bank was consummated on January 1, 2013 for purposes of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2013, and, for purposes of the unaudited pro forma condensed combined balance sheet, gives effect to the proposed merger as if it had been completed on December 31, 2013. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The value of Provident Financial common stock issued in connection with the Team Capital Bank merger will be based on the closing price of Provident Financial common stock on the date the merger is completed. For purposes of the pro forma financial information, the fair value of Provident Financial common stock was calculated based on its December 19, 2013 closing trading price of $18.61.

The pro forma financial information includes estimated adjustments to record assets and liabilities of Team Capital Bank at their respective fair values and represents Provident Financial’s pro forma estimates based on available information. The pro forma financial information also assumes Team Capital Bank’s redemption at closing of its outstanding 22,412 shares of Series A Non-Cumulative Perpetual Preferred Stock. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analysis to determine the fair value of Team Capital Bank’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Provident Financial’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Team Capital Bank stockholders’ equity, including results of operations from December 31, 2013 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Provident Financial anticipates that the merger with Team Capital Bank will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Provident Financial and Team Capital Bank, which, in the case of Provident Financial, are incorporated in the proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 80.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Provident Financial common stock or the actual or future results of operations of Provident Financial for any period. Actual results may be materially different than the pro forma information presented.

Provident Financial Services, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Statements of Financial Condition

at December 31, 2013

	Provident Financial Historical	Team Capital Bank Historical	Pro Forma Acquisition Adjustments		Pro Forma Combined
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$101,224	$24,158	$—		$125,382
Securities available for sale	1,157,594	247,442	(70,481	)(1)	1,334,555
Investment securities held to maturity	357,500	2,863	(429	)(2)	359,934
Gross loans	5,194,813	612,406	(11,398	)(3)	5,795,821
Loan loss reserve	(64,664)	(9,057)	9,057	(3)	(64,664)

Loans, net of allowance	5,130,149	603,349	(2,341)		5,731,157
Restricted investment in bank stocks, at cost	58,070	7,268	—		65,338
Other real estate owned, net	5,486	674	—		6,160
Goodwill	352,609	—	12,176	(4)	364,785
Core deposit intangibles	2,660	—	9,359	(5)	12,019
Premises and equipment, net	66,448	27,297	—		93,745
Bank owned life insurance	150,511	22,053	—		172,564
Accrued interest receivable	22,956	3,434	—		26,390
Other assets	82,121	5,102	(3,918	)(6)	83,305

TOTAL ASSETS	$7,487,328	$943,640	$(55,634)		$8,375,334

LIABILITIES:
Deposits
Non-interest bearing	$865,187	$124,126	$—		$989,313
Interest bearing	4,337,284	602,917	(23,162	)(7)	4,917,039

Total deposits	5,202,471	727,043	(23,162)		5,906,352
Borrowed funds	1,203,879	122,252	2,590	(8)	1,328,721
Accrued interest payable	2,596	347	—		2,943
Other liabilities	67,629	1,885	—		69,514

TOTAL LIABILITIES	6,476,575	851,527	(20,572)		7,307,530

STOCKHOLDERS’ EQUITY
Preferred stock	—	22,412	(22,412	)(9)	—
Common stock	832	75	(75	)(9)	832
Additional paid-in capital	1,026,144	57,818	9,625	(9)	1,093,587
Retained earnings	427,763	15,313	(25,705	)(9)	417,371
Unearned Employee Stock Ownership Plan (ESOP) shares	(48,755)	—	—		(48,755)
Treasury stock, at cost	(390,380)	—	—		(390,380)
Accumulated other comprehensive income (loss)	(4,851)	(3,505)	3,505	(9)	(4,851)

TOTAL STOCKHOLDERS’ EQUITY	1,010,753	92,113	(35,062)		1,067,804

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,487,328	$943,640	$(55,634)		$8,375,334

Provident Financial Services, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Income For the Year Ended December 31, 2013

	Provident Financial Historical	Team Capital Bank Historical	Pro Forma Acquisition Adjustments		Pro Forma Combined
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$216,501	$26,879	$737	(10)	$217,238
Investment Securities	36,237	8,359	(881	)(11)	43,715
Federal funds sold and other	39	60	—		99

TOTAL INTEREST INCOME	252,777	35,298	(144)		287,931

INTEREST EXPENSE
Deposits	18,031	3,279	14,476	(12)	35,786
Borrowed funds	18,736	2,149	(785	)(13)	20,100

TOTAL INTEREST EXPENSE	36,767	5,428	13,691		55,886

NET INTEREST INCOME	216,010	29,870	13,835		232,045
Provision for loan losses	5,500	1,340	—		6,840

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	210,510	28,530	—		225,205

NON-INTEREST INCOME
Fees	34,045	1,947	—		35,992
Net gains on sales of securities	562	458	—		1,020
Income from bank owned life insurance	6,596	682	—		7,278
Other	2,950	1,968	—		4,918

TOTAL NONINTEREST INCOME	44,153	5,055	—		49,208

NONINTEREST EXPENSE
Salaries and employee benefits	83,000	13,802	—		96,802
Occupancy and equipment	20,560	4,187	—		24,747
Data processing	10,550	872	—		11,422
Federal deposit insurance	4,678	569	—		5,247
Advertising	3,890	607	—		4,497
Amortization of intangibles	1,624	—	1,702	(14)	3,326
Other	24,461	4,744	17,569	(15)	46,774

TOTAL NONINTEREST EXPENSE	148,763	24,781	19,271		192,815

Income before income taxes	105,900	8,804	(33,106)		81,598
Income tax expense (benefit)	35,366	2,265	(13,524	)(16)	24,107

NET INCOME	$70,534	$6,539	$(19,582)		$57,491

Preferred stock dividends	—	224	224		—
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$70,534	6,315	(19,358)		57,491

Average diluted shares outstanding	57,361,443	7,452,895	(2,659,752)		62,154,586
Diluted earnings per share	$1.23	$0.85	$—		$0.92

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note A — Basis of Presentation

The unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial condition and results of operations of Provident Financial resulting from the proposed merger with Team Capital Bank under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Team Capital Bank are recorded by Provident Financial at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined statement of financial condition combines the historical financial information of Provident Financial and Team Capital Bank as of December 31, 2013, and assumes that the proposed merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the proposed Team Capital Bank merger as if the merger had been consummated on January 1, 2013.

As the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to Provident Financial’s balance sheet

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies of Team Capital Bank are in the process of being reviewed in detail by Provident Financial. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

In connection with the proposed Team Capital Bank merger, the plan to integrate Provident Financial’s and Team Capital Bank’s operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Provident Financial also expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions.

Note D — Estimated Annual Cost Savings

Provident Financial expects to realize cost savings of approximately 25% of Team Capital Bank’s operating expenses following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E — Pro Forma Acquisition Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

1.	Reflects cash requirements needed to complete the transaction. It is anticipated that these requirements will be funded through the liquidation of available for sale securities.

2.	Adjustment to reflect preliminary estimate of fair value of acquired investment securities.

3.	Adjustment to reflect acquired loans at their preliminary fair value, including credit and interest rate considerations.

4.	Adjustments to goodwill resulting from recording the assets and liabilities of Team Capital at fair value. These adjustments are preliminary and are subject to change. The final adjustments will be made subsequent to the completion of the merger and may be materially different from those presented here.

5.	Adjustment for the establishment of identifiable intangibles for estimated core deposit intangibles.

6.	Reflects preliminary estimate of net deferred taxes resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles, and other deferred tax items. The actual tax asset adjustments will depend on facts and circumstances existing at the completion of the merger.

7.	Represents the estimated fair value adjustment to certificate of deposit liabilities.

8.	Represents the estimated fair value adjustment to borrowings.

9.	Reflects the acquisition of existing Team Capital equity, the redemption of the SBLF preferred stock and the issuance of stock in connection with the merger consideration.

10.	Reflects the estimated net amortization of premiums and discounts on acquired loans.

11.	Reflects the estimated opportunity cost of the cash consideration paid.

12.	Reflects the estimated amortization of the related fair value adjustments to interest-bearing deposits using the effective interest method over the remaining terms to maturity.

13.	Reflects the estimated net accretion of discounts on acquired borrowings.

14.	Reflects the estimated net amortization of core deposit intangibles.

15.	Reflects the estimated transaction costs.

16.	Reflects the estimated income tax on pro forma adjustments using a 40.85% tax rate.

COMPARATIVE PER SHARE DATA

The following table sets forth for Provident Financial common stock and Team Capital Bank common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented. The pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting. See “Proposal I — The Proposed Merger — Accounting Treatment” on page 70. The information in the following table is based on, and should be read together with, the historical financial information that Provident Financial has presented in its prior filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 80.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Provident Financial Historical	Team Capital Bank Historical	Pro Forma Combined(1)	Per Equivalent Team Capital Bank Share(2)
Net Income Per Common Share:
For the Year Ended December 31, 2013:
Basic	$1.23	$0.87	$0.93	$0.80
Diluted	$1.23	$0.85	$0.92	$0.79

Cash Dividends Declared Per Common Share(3):
For the year ended December 31, 2013	$0.56	$—	$0.52	$—

Book Value Per Common Share(4):
As of December 31, 2013	$16.87	$12.27	$16.49	$—

(1)	Pro forma combined assumes the merger of Team Capital Bank was completed at the beginning of the period presented.
(2)	Per equivalent share of Team Capital Bank’s common stock is calculated by taking the product of the pro forma combined and an exchange ratio of 0.8575.
(3)	Pro forma cash dividends represent the pro forma combined dividends divided by the pro forma combined basic weighted average shares.
(4)	Pro forma book value per common share is based on the pro forma total stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of 75% of the outstanding shares of Team Capital Bank common stock into shares of Provident Financial common stock at an implied exchange ratio of 0.8575. Team Capital Bank’s historical book value per common share includes its outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock.

The following table shows trading information for Provident Financial common stock as of market close on December 19, 2013 and April 9, 2014. December 19, 2013 was the last trading date before the parties announced the merger. April 9, 2014 is a recent date before this Proxy Statement/Prospectus was finalized. Team Capital Bank stock is not traded on any established market.

Date	Provident Financial Common Stock	Team Capital Bank Common Stock(1)	Equivalent Value for Each Team Capital Bank Share
December 19, 2013	$18.61	$9.30	$15.96
April 9, 2014	$18.10	$9.82	$15.52

(1)	Reflects Team Capital Bank’s book value at September 30, 2013 and December 31, 2013, respectively.

RISKS RELATED TO THE MERGER

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of Provident Financial incorporated by reference into this document and listed in “Where You Can Find More Information” on page 80.

You May Not Receive the Form of Merger Consideration that You Elect.

The merger agreement contains provisions that are designed to ensure that the form of merger consideration that each Team Capital Bank stockholder will receive will be subject to proration so that 75% of the outstanding shares of common stock of Team Capital Bank will be exchanged for shares of Provident Financial common stock and the remaining outstanding shares of common stock of Team Capital Bank will be exchanged for cash. Therefore, if the holders of more than 75% of the outstanding Team Capital Bank common stock elect to receive Provident Financial common stock, the amount of Provident Financial common stock that each such stockholder would receive from Provident Financial will be reduced on a pro rata basis. As a result, these Team Capital Bank stockholders will receive cash consideration for any Team Capital Bank shares for which they do not receive Provident Financial common stock. Similarly, if the holders of more than 25% of the outstanding Team Capital Bank common stock elect to receive cash, the amount of cash that each such stockholder would receive from Provident Financial will be reduced on a pro rata basis. As a result, such stockholders will receive Provident Financial common stock for any Team Capital Bank shares for which they do not receive cash. Accordingly, there is a risk that you will receive a portion of the merger consideration in a form that you did not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received).

Provident Financial May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Provident Financial’s ability to realize anticipated cost savings and to combine the businesses of The Provident Bank and Team Capital Bank in a manner that does not materially disrupt the existing customer relationships of Team Capital Bank or The Provident Bank, or result in decreased revenues from any loss of customers. If Provident Financial is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Provident Financial and Team Capital Bank have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of Provident Financial’s or Team Capital Bank’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Provident Financial to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Because the Market Price of Provident Financial Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

Upon completion of the merger, each share of Team Capital Bank common stock will be converted into merger consideration consisting of shares of Provident Financial common stock and/or cash pursuant to the terms of the merger agreement. The value of the Provident Financial common stock portion of the merger consideration to be received by Team Capital Bank stockholders will be based on the price of Provident Financial common stock immediately prior to the completion of the merger. Accordingly, at the time of the Team Capital Bank special meeting, Team Capital Bank stockholders will not necessarily know or be able to calculate the value of the Provident Financial common stock they would receive upon completion of the merger.

Any change in the price of Provident Financial common stock prior to completion of the merger will affect the value of the Provident Financial common stock that a Team Capital Bank stockholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Team Capital Bank’s Stockholders Will Be Unable to Sell Their Shares After Making Their Election.

Team Capital Bank’s stockholders may elect to receive the merger consideration in the form of cash or stock. Stockholders making an election must send in their Team Capital Bank stock certificates with their election form. During the time between when the election is made and the merger is completed, Team Capital Bank stockholders will be unable to sell their Team Capital Bank common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Team Capital Bank stockholders can shorten the period during which they cannot sell their shares by delivering their election form shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored.

Team Capital Bank’s Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

Team Capital Bank’s executive officers negotiated the merger agreement with Provident Financial, and the Team Capital Bank board of directors approved the merger agreement and is recommending that Team Capital Bank stockholders vote for the merger agreement. In considering these facts and the other information contained in this Proxy Statement/Prospectus, you should be aware that Team Capital Bank’s executive officers and directors have various interests in the merger besides being Team Capital Bank stockholders. See “Interests of Directors and Officers in the Merger.” These interests include:

•	the appointment of John Pugliese, a current director of Team Capital Bank, to the boards of directors of Provident Financial and The Provident Bank, subject to confirmation that he qualifies as an independent director under the standards of New Year Stock Exchange and Provident Financial following the consummation of the Merger;

•	The establishment of a New Jersey Regional Advisory Board and a Pennsylvania Regional Advisory Board consisting of certain of those persons, other than the Team Capital Bank director appointed to the board of directors of Provident Financial, who currently serve on the board of directors of Team Capital or serve on an existing Team Capital Bank advisory board as determined by Provident Financial in consultation with Team Capital Bank;

•	Team Capital Bank employment agreements with six executives, including Robert A. Rupel, the President and Chief Executive Officer, that provide for cash severance, continued health benefits and non-compete payments in the event of their termination of employment without cause or voluntary termination for “good reason” following a change in control;

•	the termination of all outstanding Team Capital Bank stock options, whether or not vested, with a cash payment to the stock option holder equal to: (i) the excess of $16.25 over the per share exercise price of the applicable option, multiplied by (ii) the number of shares of Team Capital Bank common stock that the holder could have purchased with the option if the holder had exercised the option immediately prior to the effective time of the merger;

•	the acceleration of vesting of outstanding restricted stock awards issued by Team Capital Bank, which the holders will be entitled to exchange for the merger consideration payable in the form of Provident Financial common stock; and

•	the rights of directors and officers of Team Capital Bank to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies for six years after the merger.

Provident Financial May Not Receive Required Regulatory Approvals. Such Approvals May Be Subject to Adverse Regulatory Conditions.

Before the merger may be completed, various approvals or waivers must be obtained from, or notifications submitted to, the Federal Deposit Insurance Corporation, Pennsylvania Department of Banking and Securities, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the New Jersey Department of Banking and Insurance. Neither Team Capital Bank nor Provident Financial can guarantee that it will receive all required regulatory approvals in order to complete the merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

The Merger Agreement Limits Team Capital Bank’s Ability To Pursue Alternatives To The Merger.

The merger agreement contains terms and conditions that make it more difficult for Team Capital Bank to sell its business to a party other than Provident Financial. Team Capital Bank has agreed to take action necessary to convene and hold a meeting of stockholders of Team Capital Bank to consider and vote upon the approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, Team Capital Bank’s board of directors is required to recommend such approval. The board of directors may, however, pursue certain bona fide written acquisition proposals, if and only to the extent that (i) the board of directors determines in good faith that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the board of directors determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to Team Capital Bank’s stockholders from a financial point of view than the merger with Provident Financial, (iii) Team Capital Bank promptly notifies Provident Financial of such proposals and the material terms of the proposals and (iv) the special meeting of stockholders of Team Capital Bank has not yet occurred. If the board of directors determines that it desires to accept an acquisition proposal that satisfies the criteria described above, Team Capital Bank may terminate the merger agreement, subject to the obligation to pay a $5.0 million termination fee to Provident Financial.

Provident Financial required Team Capital Bank to agree to these provisions as a condition to Provident Financial’s willingness to enter into the merger agreement. However, these provisions could discourage a third party that might have an interest in acquiring all or a significant part of Team Capital Bank from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Team Capital Bank than it might otherwise have proposed to pay.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of both Provident Financial and Team Capital Bank, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value and effect. These risks include those discussed in the section entitled “Risks Related to the Merger” on page 22.

The ability of Provident Financial and Team Capital Bank to predict results or the actual effects of their respective plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	an increase in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of Provident Financial or Team Capital Bank;

•	uncertainty related to the transaction and contractual restrictions imposed on Team Capital Bank and Provident Financial while the transaction is pending;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of Provident Financial and Team Capital Bank;

•	lower than expected revenues following the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Team Capital Bank stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Provident Financial or Team Capital Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Provident Financial and Team Capital Bank undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE TEAM CAPITAL BANK SPECIAL MEETING OF STOCKHOLDERS

This section contains information for Team Capital Bank stockholders about the special meeting of stockholders that Team Capital Bank has called to consider and approve the merger agreement.

Together with this document, Team Capital Bank is also sending you a notice of the Team Capital Bank special meeting of stockholders and a form of proxy that is solicited by its board of directors. The special meeting of stockholders will be held on May 23, 2014 at 10:00 a.m., local time, at Blue, 4431 Easton Avenue, Bethlehem, Pennsylvania 18020. This Proxy Statement/Prospectus is first being mailed to stockholders of Team Capital Bank on or about April 18, 2014.

Matters to Be Considered

The purpose of the Team Capital Bank special meeting of stockholders is: (1) to vote on a proposal to approve the merger agreement, and (2) to vote upon any other matters that may properly be submitted to a vote at the Team Capital Bank special meeting, including a proposal to adjourn or postpone the Team Capital Bank special meeting for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

You may vote your shares of Team Capital Bank in any one of four alternative ways:

•	By paper proxy card;

•	Telephonically;

•	Via the internet; or

•	In person at the Team Capital Bank stockholders’ meeting.

Please read the following instructions and vote by whatever method is most convenient for you:

Paper Proxy Card. Each copy of this document mailed to Team Capital Bank stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Team Capital Bank special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the Team Capital Bank special meeting.

Voting by Telephone. If you wish to vote by telephone and you are a shareholder of record of Team Capital Bank, use a touch-tone telephone to call toll-free 855-690-7312 and follow the instructions. If you vote by telephone, you must have your control number and proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a shareholder of record of Team Capital Bank, you can access the web page at https://www.rtcoproxy.com/5901 and follow the on-screen instructions. If you vote through the Internet, you must have your control number and proxy card available when you access the web page.

You can revoke your proxy at any time before the vote is taken at the Team Capital Bank special meeting. If your shares are held in “street name,” your broker will vote your shares on the proposal to approve the merger agreement only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of Team Capital Bank prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Team Capital Bank

3001 Emrick Boulevard

Suite 320

Bethlehem, Pennsylvania 18020

Attention: Fredric B. Cort

Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies received by Team Capital Bank through this solicitation, that are not revoked, will be voted in accordance with your instructions on the proxy card. If you do not specify on your proxy card how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement. The Team Capital Bank board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, Team Capital Bank intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

Team Capital Bank stockholders should NOT send stock certificates with their proxy cards. Team Capital Bank stockholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates. Team Capital Bank stockholders who do not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Team Capital Bank stock certificates for the merger consideration.

Solicitation of Proxies

Team Capital Bank is soliciting proxies and will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Team Capital Bank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Team Capital Bank common stock and secure their voting instructions, if necessary. Team Capital Bank will reimburse the record holders for their reasonable expenses in taking those actions. Team Capital Bank has also made arrangements with AST Phoenix Advisors to assist it in soliciting proxies and have agreed to pay them a fee of $4,000 plus reasonable expenses for these services. If necessary, Team Capital Bank may use several of its regular employees, who will not be specially compensated, to solicit proxies from Team Capital Bank stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The Team Capital Bank board of directors has fixed the close of business on April 11, 2014 as the record date for determining the Team Capital Bank stockholders entitled to receive notice of and to vote at the Team Capital Bank special meeting of stockholders. On April 11, 2014, 7,742,353 shares of Team Capital Bank common stock were outstanding and held by approximately 510 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Team Capital Bank common stock is necessary to constitute a quorum at the Team Capital Bank special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Team Capital Bank common stock entitled to vote at the Team Capital Bank special meeting. You are entitled to one vote for each share of Team Capital Bank common stock you held as of the record date.

Because the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Team Capital Bank common stock entitled to vote at the Team Capital Bank special meeting is needed for Team Capital Bank and Provident Financial to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote “AGAINST” the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote “AGAINST” the merger agreement. Accordingly, the Team Capital Bank board of directors urges Team Capital Bank stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

As of the record date, directors and executive officers of Team Capital Bank and their affiliates had the right to vote 1,826,204 shares of Team Capital Bank common stock, or approximately 23.59% of the outstanding Team Capital Bank common stock at that date. At the time the merger agreement with Provident Financial was signed, each director of Team Capital Bank entered into a separate letter agreement with Provident Financial, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval of the merger agreement.

Recommendation of the Board of Directors

The Team Capital Bank board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Team Capital Bank board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of Team Capital Bank and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

See “Proposal I — The Proposed Merger — Recommendation of the Team Capital Bank Board of Directors and Reasons for the Merger” on page 33 for a more detailed discussion of the Team Capital Bank board of directors’ recommendation.

Voting at the Team Capital Bank Special Meeting

If you want to vote your shares of Team Capital Bank common stock held in street name in person at the Team Capital Bank special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Security Ownership of Certain Beneficial Owners of Team Capital Bank and Team Capital Bank Directors and Executive Officers

The following table sets forth the number of shares of Team Capital Bank common stock beneficially owned by beneficial owners of more than 5% of Team Capital Bank’s outstanding common stock, by each director and executive officer and by all directors and executive officers of Team Capital Bank as a group, as of April 11, 2014. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. Except as otherwise indicated, no person is known by Team Capital Bank to own more than 10% of Team Capital Bank’s outstanding common stock.

Name of Director or Executive Officer	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Martin D. Cohen, Esq(1)	222,919	2.88%
John J. Cust, Jr.(2)	162,358	2.10%
Joseph J. DiPasquale, Esq.	57,385	0.74%
Timothy S. Fallon	86,968	1.12%
Augustus L. Larson	50,467	0.65%
Alfred C. Marquis, Jr.(3)	95,250	1.23%
Thomas J. Mastro	10,000	0.13%
Michael D. Moss	191,750	2.48%
Michael J. Perrucci, Esq.	113,435	1.47%
James G. Petrucci	550,571	7.11%
John Pugliese	91,570	1.18%
Renee G. H. Sackey, Esq.(4)	68,316	0.88%

Subtotal Directors	1,700,989	21.97%

Executive Officers
Robert A. Rupel	49,788	0.64%
Howard N. Hall(5)	25,502	0.33%
Fredric B. Cort(5)	17,975	0.23%
A. Bruce Dansbury	5,775	0.08%
Ghan Desai	14,175	0.18%
Joanne O’Donnell(5)	12,000	0.16%

Subtotal Executive Officers	125,215	1.62%

Total owned by directors and executive officers as a group (18 persons)	1,826,204	23.59%

(1)	Includes 9,546 shares held in Cohen & Freeley Profit Sharing Trust.
(2)	Includes 74,025 under Cust Investments and 74,025 held by Spartan Investments, LLC.
(3)	Includes 10,500 shares held in Construction Risk Partners
(4)	Includes 55,979 shares under Sackey Harris LP.
(5)	Includes options exercisable within 60 days for the following executives: 11,225 for Mr. Cort; 12,250 for Mr. Hall and 6,250 for Ms. O’Donnell.

INFORMATION ABOUT THE COMPANIES

Provident Financial Services, Inc.

Provident Financial Services, Inc. is a Delaware corporation that owns all of the outstanding common stock of The Provident Bank, and as such, is a bank holding company subject to regulation by the Federal Reserve Board.

At December 31, 2013, Provident Financial had total assets of $7.49 billion, loans of $5.13 billion, total deposits of $5.20 billion, and total stockholders’ equity of $1.01 billion. Provident Financial’s mailing address is 100 Wood Avenue South, Iselin, New Jersey 08830, and Provident Financial’s telephone number is (732) 590-9200.

Available Information. Provident Financial is a public company, and files interim, quarterly and annual reports with the Securities and Exchange Commission (“SEC”). Provident Financial common stock is listed on the New York Stock Exchange under the symbol “PFS.”

The Provident Bank

Established in 1839, The Provident Bank is a New Jersey-chartered capital stock savings bank currently operating 77 full-service branch offices in the New Jersey counties of Hudson, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset and Union, which The Provident Bank considers its primary market area. As a community- and customer-oriented institution, The Provident Bank emphasizes personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in its primary markets areas. The Provident Bank attracts deposits from the general public and businesses primarily in the areas surrounding its banking offices and uses those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, residential mortgage loans, commercial business loans and consumer loans. The Provident Bank also invests in mortgage-backed securities and other permissible investments.

Team Capital Bank

Team Capital Bank opened in 2005 as a Federally chartered savings association. It converted to a Pennsylvania savings bank charter in 2010, and now operates 12 full-service banking offices in Bucks, Northampton and Lehigh Counties, Pennsylvania and Essex, Somerset, Hunterdon and Warren Counties, New Jersey. Team Capital Bank offers a broad range of consumer and commercial banking services to customers living, working and shopping in its Pennsylvania and New Jersey primary trade areas. Team Capital Bank offers high-quality service by providing a professional, responsive and knowledgeable staff and having management available for consultation on a daily basis.

In 2011, Team Capital Bank participated in the United States Treasury’s Small Business Lending Fund program, issuing 22,412 shares of Series A Non-Cumulative Perpetual Preferred Stock to the Treasury in exchange for $22,412,000 in new capital. The current dividend yield on these preferred shares is 1.0%. Team Capital Bank and Provident Financial expect that these preferred shares will be redeemed in connection with the consummation of the merger.

At December 31, 2013, Team Capital Bank had $943.6 million in total consolidated assets. Additional financial information about Team Capital Bank and its subsidiaries is included in Appendix E to this Proxy Statement/Prospectus.

PROPOSAL I — THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this Proxy Statement/Prospectus sets forth the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Appendix A to this Proxy Statement/Prospectus. You are encouraged to read the merger agreement.

General

Pursuant to the merger agreement, Team Capital Bank will merge with and into The Provident Bank, a subsidiary of Provident Financial, with The Provident Bank as the surviving entity. Outstanding shares of Team Capital Bank common stock will be converted into the right to receive shares of Provident Financial common stock, cash or a combination of cash and stock. Cash will be paid in lieu of any fractional share of Provident Financial common stock. See “— Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of Team Capital Bank will cease and The Provident Bank will succeed to all of the rights and be responsible for all of the obligations of Team Capital Bank.

Team Capital Bank Background of the Merger

The board of directors of Team Capital Bank has conducted annual strategic planning retreats at which the board of directors has considered various alternative strategic plans to maximize value for the stockholders of the Team Capital Bank. Since the Team Capital Bank opened, the strategic plan has primarily focused on franchise growth and increasing profitability. However, in more recent years, the board of directors has become increasingly concerned about the lack of liquidity in the stock and Team Capital Bank’s ability to provide a tangible return to its stockholders.

During June of 2013, as part of Team Capital Bank’s strategic planning process, management of Team Capital Bank presented the board of directors with a new, five (5) year capital plan, assuming Team Capital Bank would continue to operate on a stand-alone basis. At the July 2013 board of directors meeting, the board of directors also invited two investment banking firms, Keefe Bruyette & Woods, Inc. (“KBW”) and Griffin Financial Group, LLC (“Griffin”) to make presentations to the board of directors regarding Team Capital Bank’s strategic alternatives, both on a stand-alone basis and in the merger context.

In August of 2013, Team Capital Bank received an unsolicited letter from another financial institution expressing interest in acquiring Team Capital Bank through a merger in a stock and cash transaction valuing Team Capital Bank at $13.50 per share. Although management believed this expression substantially undervalued Team Capital Bank, it presented the expression to the board of directors for review and consideration in advance of the September 27, 2013 strategic planning meeting of the board of directors. The board of directors also invited both KBW and Griffin to the meeting to make presentations to the board of directors on Team Capital Bank’s potential value in the merger market and on a stand-alone basis and to compare those values to the unsolicited expression of interest Team Capital Bank had received. Both firms were also asked to provide proposals to be retained to act as financial advisor to Team Capital Bank.

During the September strategic planning retreat, the board of directors concluded that (i) the unsolicited indication of interest substantially undervalued Team Capital Bank, (ii) a sale of Team Capital Bank could likely yield a higher return to the stockholders of Team Capital Bank than could be obtained by remaining independent, (iii) a merger and acquisition committee, consisting of Chairman John Pugliese and directors Martin Cohen, Thomas Mastro, Michael Perucci and James Petrucci should be formed to oversee the process of determining market interest in Team Capital Bank and to report back to the board of directors, and (iv) that Team Capital Bank should retain KBW to run a limited auction process among likely interested purchasers of Team Capital Bank. KBW was retained by Team Capital Bank on October 15, 2013.

In the first half of October, KBW worked with Team Capital Bank management to prepare a Confidential Information Memorandum (“CIM”) to be used to solicit indications of interest. In mid-October, KBW began contacting financial institutions it believed would have an interest in acquiring Team Capital Bank, and requested that they sign a non-disclosure agreement in order to receive the CIM and other non-public information. Eight institutions expressed interest, received and executed the non-disclosure agreement and received the CIM and other non-public information about Team Capital Bank.

In November, the board of directors retained Griffin to render a fairness opinion, in the event Team Capital Bank determined to undertake a possible transaction.

Interested parties were told that non-binding indications of interest were due to KBW by November 15, 2013. Four of the institutions that received the CIM and other non-public information submitted non-binding indications of interest by the November 15 deadline. On November 19, KBW met with the Merger and Acquisition Committee to review the indications. While three of the indications valued Team Capital Bank in the range of $14.50 to $15.92, the fourth indication was substantially lower. The Merger and Acquisition Committee elected to invite the three institutions providing the highest indications to conduct an on-site diligence review of Team Capital Bank during the last two weeks of November, and early December and to submit updated indications of interest by December 4, 2013.

Between November 20 and December 3, members of the Merger and Acquisition Committee met with senior management of each of the three bidders to discuss, among other things, their business plans, long-term prospects and plans for integrating Team Capital Bank with their respective institutions.

On December 4, all three interested institutions submitted revised indications of interest. The revised indications of interest valued Team Capital Bank between $14.00 per share and $16.19 per share. Two of the indications provided for a cash — stock mix of consideration, and the third provided for all stock consideration.

On December 6, the Merger and Acquisition Committee met with KBW and Team Capital Bank’s counsel to review the three indications of interest and to determine whether to recommend to the full board of directors one of the indications to accept as the basis on which Team Capital Bank should attempt to negotiate a definitive agreement. The morning of the meeting, KBW reached out to each of the three interested parties and asked them to confirm that their indication reflected their highest indication of value of Team Capital Bank. Two of the institutions confirmed their indicated value, while Provident Financial increased its indicated valuation to $16.25 per share. After analyzing all three indications of interest and background information on all three of the interested parties, the Merger and Acquisition Committee voted to recommend to the full board of directors that Team Capital Bank accept the Provident Financial indication of interest as the basis to negotiate a definitive merger agreement with Provident Financial.

On the afternoon of December 6, the full board of directors met with KBW and Team Capital Bank’s counsel to hear the report and recommendation of the Merger and Acquisition Committee. Representatives of KBW reviewed with the board of directors the entire auction process, and analyzed for the board of directors the three remaining indications of interest. The Merger and Acquisition Committee provided its recommendation, and discussed with the board of directors its reasons for recommending that Team Capital Bank proceed with Provident Financial. The board of directors also asked management to comment on the process and each of the three interested parties. After further discussion, the board of directors accepted the recommendation of the Merger and Acquisition Committee to attempt to negotiate a definitive merger agreement with Provident Financial on the terms included in Provident Financial’s final indication of interest. The board of directors authorized and directed Bank management, along with counsel and KBW, to negotiate a definitive agreement with Provident Financial for final board of directors review and approval.

Between December 6 and December 17, Team Capital Bank management, counsel, Griffin and KBW conducted reverse due diligence on Provident Financial and worked with Provident Financial’s management, counsel and financial advisor to complete the definitive agreement.

At a meeting of the board of directors of Team Capital Bank on December 19, the board of directors met with counsel, KBW and Griffin to review the final definitive merger agreement and ancillary documents. Griffin provided their financial analysis of the transaction, and rendered their opinion that the consideration to be provided to Team Capital Bank’s stockholders was fair to Team Capital Bank’s stockholders from a financial point of view. KBW then provided their financial analysis of the transaction, and rendered their opinion that the consideration to be provided to Team Capital Bank’s stockholders was fair to Team Capital Bank’s stockholders from a financial point of view. After discussion, the board of directors unanimously approved the definitive merger agreement.

The transaction was announced the next morning, December 20, 2013.

Recommendation of Team Capital Bank’s Board of Directors and Reasons for the Merger

Team Capital Bank’s board of directors believes that the merger is in the best interests of Team Capital Bank and its stockholders. Accordingly, Team Capital Bank’s board of directors has approved the merger agreement and recommends that stockholders vote “FOR” the approval of the merger agreement.

Team Capital Bank’s board of directors unanimously approved the merger and believes it is in the best interest of the stockholders, customers and employees of Team Capital Bank. In reaching this conclusion, the board of directors of Team Capital Bank consulted with its legal counsel with respect to its legal duties and the terms of the Merger Agreement. The Team Capital Bank board of directors consulted with its financial advisors with respect to the financial aspects of the transaction and the fairness of the consideration to be received by the stockholders of Team Capital Bank from a financial point of view, and with senior management regarding, among other things, operational matters concerning the integrated institution.

The following discussion of the information and factors considered by the Team Capital Bank board of directors is not intended to be exhaustive. It does, however, include all material factors considered by the board of directors. In reaching this decision to approve the merger, the Team Capital Bank board of directors considered the following:

•	The terms of the merger agreement, including the financial terms and the fact that 75% of the merger consideration would be paid in Provident Financial common stock, thereby making the transaction a tax-free exchange for those Team Capital Bank stockholders receiving Provident Financial stock;

•	The liquidity that would be available to Team Capital Bank stockholders through ownership of Provident Financial stock, which is traded on the New York Stock Exchange. In addition, the board of directors considered the opportunity to receive cash dividends represented by an investment in Provident Financial common stock;

•	The opportunity to enhance revenue for the combined entity by expanding Provident Financial’s products and services across Team Capital Bank’s current branch network and providing Provident Financial an entrée into new markets in Pennsylvania and western New Jersey;

•	The financial condition, results of operations and future prospects of Provident Financial;

•	The current regulatory environment and its effect on community banks like Team Capital Bank. Increasing regulatory requirements have made it difficult for community banks to manage expenses and enhance profitability. The Team Capital Bank board of directors believed stockholders will be better served by converting their stock into ownership in a larger institution which could spread these compliance and operating costs over a larger base of earning assets;

•	The similar culture of customer service and focus on small to medium sized businesses and retail customers shared by Provident Financial and Team Capital Bank, and the fact that Team Capital Bank customers would benefit from the higher lending limit, larger branch network and more diverse products offered by the combined entity;

•	A review of comparable transactions, including the comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings; and

•	Management’s view based on, among other things, the opinions of both KBW and Griffin Financial described below, that the consideration to be paid is fair to Team Capital Bank stockholders from a financial point of view.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Team Capital Bank stockholders identified by Team Capital Bank’s board of directors and management include the following matters:

•	There can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success, thereby increasing the value of Provident Financial stock received by the stockholders of Team Capital Bank;

•	Since the exchange ratio is fixed, Team Capital Bank stockholders will receive less value if the Provident Financial common stock price declines prior to the closing;

•	The fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Team Capital Bank, in light of the fact that Provident Financial was unwilling to enter into the merger agreement absent such provisions; and

•	The fact that certain members of management of Team Capital Bank and the board of directors might have interests which are in addition to those interests as stockholders of Team Capital Bank.

In reaching the determination to approve the merger agreement and the related transaction, the Team Capital Bank board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, as in any business combination, there can be no assurances that the benefits of the merger perceived by the Team Capital Bank board of directors and described above will be realized or will outweigh the risks or uncertainties.

THE BOARD OF DIRECTORS OF TEAM CAPITAL BANK UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TEAM CAPITAL BANK APPROVE THE MERGER AGREEMENT.

Opinion of Team Capital Bank’s Financial Advisor Griffin Financial Group, LLC

On November 5, 2013, Team Capital Bank engaged Griffin Financial Group, LLC (“Griffin”) to provide its opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined in the merger agreement) to be received by Team Capital Bank’s common equity stockholders in the proposed transaction. Griffin is a FINRA licensed investment banking firm with substantial experience in transactions similar to the merger involving financial institutions.

On December 19, 2013, at a meeting of the Team Capital Bank board of directors held to evaluate the proposed merger with Provident Financial, Griffin provided its opinion that the Merger Consideration to be received by Team Capital Bank’s common equity stockholders in connection with the proposed merger was fair, from a financial point of view to Team Capital Bank’s common equity stockholders.

The full text of Griffin’s written opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. Team Capital Bank’s stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Griffin’s opinion speaks only as of the date of the opinion. The opinion is directed to the Team Capital Bank board of directors and is limited to the fairness, from a financial point of view, to the common equity stockholders of Team Capital Bank with regard to the consideration received in the merger. Griffin does not express an opinion as to the underlying decision by Team Capital Bank to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to Team Capital Bank.

In providing its opinion, Griffin:

(i)	reviewed a draft of the merger agreement;

(ii)	reviewed and discussed with Team Capital Bank certain publicly available business and financial information concerning Team Capital Bank, and the economic and regulatory environments in which it operates;

(iii)	reviewed and discussed with Team Capital Bank and Provident Financial their respective financial information as of and for the nine months ended September 30, 2013, and as of and for the 12 month periods ended December 31, 2012 and December 31, 2011;

(iv)	discussed with the management of Team Capital Bank and Provident Financial matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels and capital adequacy and market valuation (as applicable) and related matters as of such dates and for the periods then ended;

(v)	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving whole bank acquisitions during such time frames as deemed relevant by Griffin;

(vi)	compared the financial condition and implied valuation of Team Capital Bank to the financial condition and valuation of certain institutions deemed relevant by Griffin;

(vii)	evaluated, from publicly available sources and discussions with the management of Provident Financial, the capacity of Provident Financial to complete the merger on a timely basis;

(viii)	considered the breadth and results of the competitive process conducted to identify a buyer; and

(ix)	performed a discounted cash flow analysis, and such other financial studies and analyses and considered such other information as deemed appropriate for the purpose of its opinion.

In addition, Griffin held discussions with certain members of management of Team Capital Bank and Provident Financial with respect to certain aspects of the merger, including past and current business operations, regulatory relations, financial condition, dividend (as applicable) and capital policies, market opportunities within each of their core operating markets, and other matters that it deemed appropriate for the purpose of the opinion. Griffin also evaluated Provident Financial’s market structure, its stock market performance, its ownership concentrations, and the trading history of its common stock which is being used as a part of the merger consideration.

In conducting its review and providing its opinion, Griffin relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Griffin did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Griffin did not review individual loan files or deposit information of Team Capital Bank, nor did Griffin conduct or was Griffin provided with any valuation or appraisal of any assets, deposits or other liabilities of Team Capital Bank, nor did Griffin evaluate the solvency of Team Capital Bank today or in the future under any state or federal laws relating to bankruptcy, receivership insolvency or similar matters. In relying on financial analyses provided to or discussed with Griffin by Team Capital Bank or derived therefrom, Griffin assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. Griffin expresses no view as to any analyses, forecasts, estimates, or the assumptions on which they were based. Griffin’s review of Provident Financial and its ability to complete the transaction was limited to publicly available information and a discussion with the management of Provident Financial regarding the past and current business operations, financial condition and future prospects of Provident Financial. Griffin was not directed to, and Griffin did not solicit indications of interest from other parties regarding a potential transaction with Team Capital Bank. Griffin assumed that the process undertaken by Team Capital Bank to approach certain identified parties in connection with a potential transaction was based on appropriate business judgment.

For purposes of providing its opinion, Griffin assumed that, in all respects material to its analysis:

1.	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

2.	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct in all respects material to Griffin’s analysis;

3.	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

4.	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

5.	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any termination, divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

In performing its analyses, Griffin made various assumptions with respect to economic, general business, industry performance, market and financial conditions and other matters, which are beyond the control of Griffin, Team Capital Bank and Provident Financial. Any estimates contained in the analyses performed by Griffin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Griffin opinion was among several factors taken into consideration by the Team Capital Bank board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Team Capital Bank board of directors with respect to the fairness of the Merger Consideration.

The following is a summary of the material analyses presented by Griffin to the Team Capital Bank board of directors in connection with Griffin’s fairness opinion. The summary is not a complete description of the analyses underlying the Griffin opinion or the presentation made by Griffin to the Team Capital Bank board of directors, but summarizes the material analyses performed and presented in connection with such opinion.

The preparation of the fairness opinion is a comprehensive and complex, analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized within include information presented in tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

Pursuant to the merger agreement, by and among the Team Capital Bank, Provident Financial, and The Provident Bank, Team Capital Bank will merge with and into The Provident Bank. Each issued and outstanding share of Team Capital Bank’s Common Stock, other than shares of Team Capital Bank’s Common Stock held in treasury or owned by the Acquirer and its affiliates, will be exchanged for the right to receive 0.8575 shares of Provident Financial common stock or cash equal to $16.25 per share, subject to limitations described in the Agreement (the “Merger Consideration”). Shares of Team Capital Bank’s Common Stock held in treasury or owned by Provident Financial and its affiliates will be cancelled. Team Capital Bank Series A Preferred Stock will be repurchased and retired in connection with the Transaction.

Transaction multiples for the merger were derived from an assumed offer price of $118.9 million in the aggregate payable to Team Capital Bank common equity stockholders, determined in part based on the number of Team Capital Bank shares outstanding as stated in the Agreement draft dated December 17, 2013 and the closing share price of Provident Financial common stock on December 18, 2013. The terms of the transaction also include a payment of approximately $8.3 million to holders of Team Capital Bank stock options.

Selected Companies Analysis

Using publicly available information, Griffin compared the financial performance and condition of Team Capital Bank to the following publicly traded banks headquartered in Eastern Pennsylvania and New Jersey that are traded on an exchange or over-the-counter, with assets between $0 million and $2 billion, and average daily trading volumes greater than 2,000 shares over the past year. Companies included in this group were:

Peapack-Gladstone Financial Corporation

Center Bancorp, Inc.

BCB Bancorp, Inc.

ConnectOne Bancorp, Inc.

First National Community Bancorp, Inc.

Unity Bancorp, Inc.

1st Constitution Bancorp

Two River Bancorp

To perform this analysis, Griffin used financial information as of the most recently available quarter, and market price information as of December 9, 2013 as reported by SNL Financial. Griffin’s analysis showed the following concerning Team Capital Bank’s and its peers’ financial condition, risk profile, valuation and liquidity:

Financial Condition and Performance

		Peers
	Team Capital Bank	Minimum	Mean	Median	Maximum
Total Assets ($000)	949,224	757,217	1,144,630	1,054,230	1,797,704
Common Equity ($000)	65,278	32,797	91,438	84,035	153,888
TARP/SBLF Outstanding ($000)	22,412	—	2,906	—	12,000
5 Year Gross Loan CAGR (%)	22.40	(7.29)	7.64	5.96	29.23
NPAs+90/Assets (%)	0.86	0.24	1.99	1.81	4.03
Common Texas Ratio (%)	10.99	2.66	24.67	26.17	48.09
ROAA (%)	0.71	(0.08)	0.66	0.69	1.20
ROAE (%)	7.09	(2.04)	6.97	7.88	11.91
Efficency Ratio (%)	66.75	46.95	66.12	64.81	97.92
Net Interest Margin (%)	3.55	3.14	3.59	3.59	3.95
Noninterest Income/Operating Revenue (%)	8.59	2.94	13.69	14.00	26.81
TCE/ Tangible Assets (%)	6.88	3.30	7.51	7.57	11.24
Leverage ratio (%)	9.86	4.61	8.80	8.93	11.76

Valuation and Liquidity

		Peers
	Team Capital Bank	Minimum	Mean	Median	Maximum
12/9/2013 Closing Price ($)	NA	4.65	14.77	12.42	38.30
TCE/Share ($)	9.08	1.96	10.63	9.31	24.95
Market Cap ($Mil)	NA	58.1	127.3	95.9	287.1
Average Daily Volume	—	2,580	9,196	4,645	23,008
Institutional Ownership (%)	—	0.33	21.62	12.08	52.03
Price/LTM EPS (x)	19.0	12.0	15.5	15.0	20.2
Price/Book (%)	182.2	71.8	138.7	131.4	233.3
Price/Tangible Book (%)	182.2	92.2	146.0	131.7	237.0
Current Dividend Yield (%)	—	—	1.32	1.11	3.47
Dividend Payout Ratio (%)	—	6.52	21.86	17.37	52.17
One Year Price Change	NA	31.54	41.32	36.11	54.53

No company used as a comparison in the above analysis is identical to Team Capital Bank. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Selected Transactions Analysis

Griffin reviewed publicly available information as reported by SNL Financial related to nationwide acquisitions of banks and bank holding companies between $700 million and $1.5 billion in total assets, less than 2.5% MRQ NPA/Assets, and greater than 0% LTM ROAA that were announced after January 1, 2012. The transactions included in the group were:

Acquirer	Acquiree
Independent Bank Group, Inc.	BOH Holdings, Inc.
Cascade Bancorp	Home Federal Bancorp, Inc.
Cullen/Frost Bankers, Inc.	WNB Bancshares, Inc.
First Federal Bancshares of Arkansas, Inc.	First National Security Company
Heartland Financial USA, Inc.	Morrill Bancshares, Inc.
Strategic Growth Bank Incorporated	New Mexico Banquest Corporation
NBT Bancorp Inc.	Alliance Financial Corporation
Prosperity Bancshares, Inc.	Coppermark Bancshares, Inc.
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation
Carlile Bancshares, Inc.	Northstar Financial Corporation

For each transaction referred to above, Griffin derived and compared, among other things, the following implied ratios:

1.	Price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

2.	Price per common share paid for the acquired company to last twelve months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	Price/TBV	Price/EPS
Team Capital Bank	182.2	19.0x
Minimum	124.9	11.0x
Mean	184.3	16.2x
Median	158.8	15.8x
Maximum	284.1	23.8x

Griffin reviewed publicly available information as reported by SNL Financial related to selected acquisitions of banks and bank holding companies headquartered in the Delaware, Maryland, Pennsylvania, New York and New Jersey regions, between $300 million and $1.5 billion in total assets and less than 3.0% MRQ NPA/Assets that were announced after January 1, 2012. The transactions included in the group were:

Acquirer	Acquiree
F.N.B. Corporation	BCSB Bancorp, Inc.
Lakeland Bancorp, Inc.	Somerset Hills Bancorp
F.N.B. Corporation	Annapolis Bancorp, Inc.
Penns Woods Bancorp, Inc.	Luzerne National Bank Corporation
NBT Bancorp Inc.	Alliance Financial Corporation
WesBanco, Inc.	Fidelity Bancorp, Inc.
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation
Tompkins Financial Corporation	VIST Financial Corp.

For each transaction referred to above, Griffin derived and compared, among other things, the following implied ratios:

3.	Price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

4.	Price per common share paid for the acquired company to last twelve months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	Price/TBV	Price/EPS
Team Capital Bank	182.2	19.0x
Minimum	116.3	18.6x
Mean	157.3	28.9x
Median	156.2	22.1x
Maximum	212.2	56.4x

No company or transaction used as a comparison in the above analyses is identical to Team Capital Bank, Provident Financial or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Discounted Cash Flow Analysis

Griffin performed a discounted cash flow analysis to estimate a range of the present value of estimated free cash flows that Team Capital Bank could generate on a stand-alone basis. In performing this analysis, Griffin based cash flow estimates on earnings estimates for 2014 to 2018 provided by Team Capital Bank and assumed a required retained capital level equal to the September 30, 2013 ratio of reported tangible common equity to tangible assets. A terminal value for Team Capital Bank was determined by applying multiples ranging from 170% of projected tangible common equity to 200% of projected tangible common equity. Discount rates ranging from 10.0% to 13.0% were then applied to estimated cash flows to produce estimated values ranging from $113.1 million to $152.2 million.

The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Team Capital Bank

Team Capital Bank retained Griffin as a financial adviser to Team Capital Bank regarding the merger. As part of its investment banking business, Griffin is, from time to time, engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, public and private placement of listed and unlisted securities, rights offerings and other forms of valuations for various purposes. As specialists in the securities of banking companies, Griffin has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Griffin may, from time to time, purchase securities from, and sell securities to, Team Capital Bank and Provident Financial. As a market maker in securities Griffin may from time to time have a long or short position in, and buy or sell, debt or equity securities of institutions like and possibly including Team Capital Bank for Griffin’s own account and for the accounts of its customers. To the extent Griffin held any such positions, it was disclosed to Team Capital Bank and Provident Financial.

Pursuant to the Griffin engagement agreement, Team Capital Bank agreed to pay Griffin (a) a fee payable upon the delivery of its fairness opinion and (b) a fee contingent on the completion of a transaction. During the two years preceding the date of its opinion to Team Capital Bank, Griffin did not receive compensation for investment banking services from Team Capital Bank or Provident Financial. Griffin is affiliated with Stevens & Lee which has provided certain legal services to Team Capital Bank and has been compensated at a market rate for these services.

Opinion of Team Capital Bank’s Financial Advisor Keefe Bruyette & Woods, Inc.

Team Capital Bank engaged KBW to render an opinion to the Team Capital board of directors as to the fairness, from a financial point of view, to the stockholders of Team Capital of the merger consideration in the proposed merger of Team Capital with and into The Provident Bank, a wholly owned subsidiary of Provident Financial. Team Capital Bank selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Team Capital Bank and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Team Capital Bank board of directors held on December 19, 2013, at which the Team Capital Bank board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the stockholders of Team Capital Bank. The Team Capital Bank board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Team Capital Bank board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the stockholders of Team Capital Bank. It did not address the underlying business decision to proceed with the merger or constitute a recommendation to the Team Capital Bank board of directors in connection with the merger, and it does not constitute a recommendation to any shareholder of Team Capital Bank as to how such shareholder should vote at the Team Capital Bank special meeting on the merger or on any related matter.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In rendering its opinion, KBW reviewed, among other things:

•	a draft, dated December 17, 2013, of the merger agreement (the most recent draft made available to KBW);

•	the 2013 call reports for the quarters ended March 31, June 30 and September 30 for Team Capital Bank;

•	internally generated 2013 monthly financial statements for the months ended January 31 through October 31 for Team Capital Bank;

•	the audited financial statements for the three years ended December 31, 2012 of Team Capital Bank and Provident Financial;

•	the 2013 quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30 of Provident Financial;

•	certain other interim reports to stockholders, including proxy statements and investor presentations, and other communications from Provident Financial to its stockholders;

•	the publicly reported prices and trading activity of Provident Financial; and

•	other financial, corporate and operating information concerning the businesses and operations of Team Capital Bank and Provident Financial that was furnished to KBW.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Team Capital Bank and Provident Financial;

•	the assets and liabilities of Team Capital Bank and Provident Financial;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial information for Team Capital Bank and financial and stock market information for Provident Financial with similar information for certain other publicly traded companies;

•	financial and operating forecasts and projections of Team Capital Bank that were prepared and provided by Team Capital Bank management; and

•	financial and operating forecasts and projections of Provident Financial for 2014 that were prepared and provided by Provident Financial management, publicly available consensus “street estimates” of Provident Financial for 2015 (as well as an assumed long term growth rate based thereon), and estimates regarding certain pro forma financial effects of the merger on Provident Financial that were prepared and provided by Provident Financial management and that, in each case, were discussed with KBW by Provident Financial management and used and relied upon by KBW with the consent of the Team Capital Bank board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with the senior management teams of Team Capital Bank and Provident Financial regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and it did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the respective management teams of Team Capital Bank and Provident Financial as to the reasonableness and achievability of the financial and operating forecasts and projections of Team Capital Bank and Provident Financial (and the assumptions and bases therefor) that were prepared and provided by such management teams and KBW assumed, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management teams and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management teams. KBW further relied upon management of Provident Financial as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on Provident Financial that were prepared and provided by management of Provident Financial, and that were discussed with KBW by such management (and the assumptions and bases therefor, including but not limited to the projections of Team Capital Bank that were prepared by Provident Financial in connection therewith and used by KBW at the direction of the Team Capital Bank board of directors, as well as any potential cost savings and operating synergies and other potential pro forma effects assumed or estimated by Provident Financial), and KBW assumed that such estimates were reasonably prepared on a basis reflecting the best then available estimates and judgments and that such estimates will be realized in the amounts and time periods then estimated.

It is understood that such forecasts, projections and estimates provided to KBW by the respective management teams of Team Capital Bank and Provident Financial, as the case may be, were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective managements of Team Capital Bank and Provident Financial, that such forecasts, projections and estimates, as well as publicly available consensus “street estimates” of Provident Financial referred to above, provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on such information without independent verification or analysis and did not in any respect assume any responsibility or liability for its accuracy or completeness.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Team Capital Bank or Provident Financial since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and it assumed, without independent verification and with Team Capital Bank’s consent that the aggregate allowances for loan and lease losses for Team Capital Bank and Provident Financial were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Team Capital Bank or Provident Financial, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Team Capital Bank or Provident Financial under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold and because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

For purposes of rending its opinion, KBW assumed that, in all respects material to its analysis:

•	the merger and the related transactions described in or contemplated by the merger agreement (including, without limitation, the redemption of outstanding Team Capital Bank preferred stock with funds provided by The Provident Bank) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which would not differ in any respect material to KBW’s analyses from the draft reviewed) with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and that all conditions to the completion of the merger would be satisfied without any waivers or modifications to the merger agreement; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

KBW further assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Team Capital Bank relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Team Capital Bank, The Provident Bank, Provident Financial, the merger, any related transaction (including the redemption of Team Capital Bank preferred stock) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the stockholders of Team Capital Bank. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction, including without limitation, the form or structure of the merger, any consequences of the merger to Team Capital Bank, its stockholders, creditors or otherwise, or any terms, aspects or implications of any other transaction or any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. It is understood that subsequent developments may affect the conclusion reached in KBW’s opinion and that KBW does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and it expressed no view or opinion with respect to:

•	the underlying business decision of Team Capital Bank to engage in the merger or any related transaction or to enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Team Capital Bank or the Team Capital Bank board of directors;

•	the fairness of the amount or nature of any compensation to any of Team Capital Bank’s officers, directors or employees, or any class of such persons, relative to any compensation to the public stockholders of Team Capital Bank;

•	the treatment of, effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Team Capital Bank other than the Team Capital Bank common stock, or any class of securities of any other party to any transaction contemplated by the merger agreement;

•	whether Provident Financial has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration (as described below) at the closing of the merger;

•	the election by Team Capital Bank stockholders to receive stock consideration or cash consideration (as described below), or any combination thereof, or the actual allocation between the stock consideration and the cash consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration pursuant to the merger agreement);

•	the actual value of the shares of Provident Financial common stock to be issued in the merger, or the prices trading range or volume at which shares of Provident Financial common stock will trade following the public announcement or consummation of the merger;

•	the merits or implications of the proposed redemption of the outstanding Team Capital Bank preferred stock (including the timing of any such redemption or any amounts paid in respect thereof), or whether The Provident Bank has sufficient cash, available lines of credit or other sources of funds to enable it to fund such redemption;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Team Capital Bank, The Provident Bank, Provident Financial, their respective stockholders, or relating to or arising out of or as a consequence of the merger, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Team Capital Bank, The Provident Bank and Provident Financial. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Team Capital Bank board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Team Capital Bank board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Team Capital Bank and Provident Financial and the decision to enter into the merger agreement was solely that of Team Capital Bank’s board of directors. Pursuant to the terms of the merger agreement reviewed by KBW, in connection with the merger, each outstanding share of Team Capital Bank common stock would be converted into the right to receive, at the election of such shareholder, either (i) $16.25 in cash or (ii) 0.8575 shares of Provident Financial common stock, provided that the merger agreement provides that, in the aggregate, 75% of the total number of shares of Team Capital Bank common stock will be converted into the right to receive Provident Financial common stock and all other shares will be converted into the right to receive cash.

The following is a summary of the material financial analyses presented by KBW to the Team Capital Bank board of directors on December 19, 2013, in connection with its fairness opinion. The summary is not a complete description of the financial analyses underlying the KBW opinion or the presentation made by KBW to the Team Capital Bank board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Team Capital Bank to the following depositories traded on the New York Stock Exchange, NYSE MKT or NASDAQ, headquartered in the Midwest, Mid-Atlantic or Northeast regions, with total assets between $500 million and $2.0 billion, commercial real estate and commercial and industrial loans greater than 60% of total loans, assets per branch greater than $60 million, nonperforming assets to assets less than 3.0% and last twelve months (“LTM”) return on average assets greater than 0.0%. This analysis excluded merger targets as of December 18, 2013. Companies in this group were:

Ames National Corporation	Enterprise Bancorp, Inc.
Bancorp of New Jersey, Inc.	First Business Financial Services, Inc.
Bridge Bancorp, Inc.	MidWestOne Financial Group, Inc.
Center Bancorp, Inc.	Northeast Bancorp
Community Financial Corporation	Republic First Bancorp, Inc.
ConnectOne Bancorp, Inc.	West Bancorporation, Inc.

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Provident Financial to the following depositories traded on the New York Stock Exchange, NYSE MKT or NASDAQ, with total assets between $5.0 billion and $10.0 billion and nonperforming assets to total assets of approximately 1.0% to 3.0%. This analysis excluded merger targets and depositories with pending acquisitions which would result in the institution having more than $10.0 billion in assets as of December 18, 2013. Companies in this group were:

BBCN Bancorp, Inc.	Glacier Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Independent Bank Corp.
Boston Private Financial Holdings, Inc.	National Bank Holdings Corporation
Chemical Financial Corporation	Northwest Bancshares, Inc.
Columbia Banking System, Inc.	Park National Corporation
CVB Financial Corp.	Pinnacle Financial Partners, Inc.
First Commonwealth Financial Corporation	Renasant Corporation
First Financial Bancorp.	United Community Banks, Inc.
First Financial Holdings, Inc.	WesBanco, Inc.
First Interstate BancSystem, Inc.	Western Alliance Bancorporation
First Midwest Bancorp, Inc.

To perform this analysis, KBW used financial information for the last twelve months (as of the most recently available quarter) and market price information as of December 18, 2013. Earnings estimates for 2014 and 2015 were taken from FactSet Research Systems, Inc. as compiled by SNL Financial, a nationally recognized earnings estimate consolidator for the selected companies.

KBW’s analysis showed the following concerning Team Capital Bank’s and Provident Financial’s financial performance for the last twelve months:

	Team Capital Bank	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum
Return on Average Assets	0.70%	0.07%	0.85%	0.90%	1.20%
Return on Average Equity	7.03%	0.99%	8.99%	9.57%	12.65%
Net Interest Margin	3.56%	3.18%	3.61%	3.46%	4.72%
Efficiency Ratio	68.60%	47.00%	60.90%	57.80%	85.90%

	Provident Financial	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum
Return on Average Assets	0.96%	0.08%	0.92%	0.93%	1.47%
Return on Average Equity	7.04%	0.83%	8.06%	8.53%	14.61%
Net Interest Margin	3.28%	3.13%	3.83%	3.73%	5.21%
Efficiency Ratio	57.00%	44.60%	61.30%	61.20%	78.60%

KBW’s analysis showed the following concerning Team Capital Bank’s and Provident Financial’s financial condition:

	Team Capital Bank	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum
Tangible Common Equity / Tangible Assets	6.88%	6.26%	9.15%	8.40%	15.31%
Total Capital Ratio	14.36%	11.41%	14.61%	13.63%	25.63%
Loans / Deposits	79.20%	54.90%	83.10%	84.30%	114.90%
Loan Loss Reserve / Loans	1.52%	0.25%	1.33%	1.45%	1.76%
Nonperforming Assets(1) / Loans + OREO	1.50%	0.41%	1.76%	1.85%	2.90%
Nonperforming Assets(1) / Assets	0.93%	0.24%	1.23%	1.18%	2.26%
LTM Net Charge-Offs / Average Loans	0.09%	0.02%	0.13%	0.09%	0.48%

(1)	Nonperforming assets include nonaccrual loans, loans 90 days or more and still accruing, troubled debt restructures and OREO.

	Provident Financial	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum
Tangible Common Equity / Tangible Assets	9.18%	6.48%	9.23%	8.86%	18.67%
Total Capital Ratio	14.27%	11.88%	16.63%	14.44%	48.60%
Loans / Deposits	96.70%	44.10%	83.70%	86.40%	103.70%
Loan Loss Reserve / Loans	1.30%	0.65%	1.56%	1.50%	3.22%
Nonperforming Assets(1) / Loans + OREO	2.93%	1.29%	2.69%	2.58%	5.17%
Nonperforming Assets(1) / Assets	2.03%	0.96%	1.68%	1.52%	2.95%
Net Charge-Offs / Average Loans	0.24%	0.02%	0.45%	0.37%	2.47%

(1)	Nonperforming assets include nonaccrual loans, loans 90 days or more and still accruing, troubled debt restructures and OREO.

KBW’s analysis showed the following concerning Provident Financial’s market performance:

	Provident Financial		Selected Companies Minimum		Selected Companies Mean		Selected Companies Median		Selected Companies Maximum
Market Capitalization ($mm)	$1,131		$663		$1,225		$1,112		$2,185
1-Year Stock Price Change	27.70%		12.70%		49.80%		41.00%		121.70%
1-Year Total Return	32.00%		13.90%		53.10%		45.20%		121.70%
Stock Price / Book Value per Share	1.13	x	0.98	x	1.59	x	1.53	x	2.99	x
Stock Price / Tangible Book Value per Share	1.76	x	1.11	x	2.09	x	2.07	x	3.11	x
Stock Price / LTM EPS	15.50	x	14.60	x	19.20	x	17.80	x	29.00	x
Stock Price / 2014 EPS(1)	15.00	x	13.80	x	17.50	x	16.20	x	38.70	x
Stock Price / 2015 EPS(1)	14.50	x	13.00	x	15.0	x	14.70	x	22.80	x
Dividend Yield	3.18%		0.00%		2.11%		2.28%		4.54%
LTM Dividend Payout Ratio(2)	60.70%		0.00%		42.30%		39.70%		111.10%

(1)	Consensus earnings estimates for the selected companies per FactSet Research Systems, Inc., as compiled by SNL Financial, as of December 18, 2013.

(2)	Provident Financial LTM payout ratio includes a $0.20 special dividend in the fourth quarter of 2012. Excluding the special dividend, the LTM payout ratio would be 44.3%.

Selected Transactions Analysis. KBW reviewed publicly available information related to certain selected bank and thrift transactions announced after January 1, 2012 with acquired company total assets between $500 million and $2.0 billion, acquired company LTM ROAA greater than 0.0% and with the acquired company’s nonperforming assets to assets ratio(1) of less than 3.0%.

Acquirer:	Acquired Company:
ViewPoint Financial Group, Inc.	LegacyTexas Group, Inc.
Independent Bank Group, Inc.	BOH Holdings, Inc.
Heritage Financial Corporation	Washington Banking Company
Cascade Bancorp	Home Federal Bancorp, Inc.
East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
Old National Bancorp	Tower Financial Corporation
Mercantile Bank Corporation	Firstbank Corporation
Cullen/Frost Bankers, Inc.	WNB Bancshares, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
Peoples Financial Services Corp.	Penseco Financial Services Corporation*
F.N.B. Corporation	BCSB Bancorp, Inc.*
Heartland Financial USA, Inc.	Morrill Bancshares, Inc.
Prosperity Bancshares, Inc.	Coppermark Bancshares, Inc.
PacWest Bancorp	First California Financial Group, Inc.
NBT Bancorp Inc.	Alliance Financial Corporation*
First PacTrust Bancorp, Inc.	Private Bank of California
WesBanco, Inc.	Fidelity Bancorp, Inc.*
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation*
United Financial Bancorp, Inc.	New England Bancshares, Inc.
Independent Bank Corp.	Central Bancorp, Inc.
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Carlile Bancshares, Inc.	Northstar Financial Corporation
Tompkins Financial Corporation	VIST Financial Corp.*

*	Denotes target headquartered in the Mid-Atlantic region
(1)	Nonperforming assets include nonaccrual loans, troubled debt restructures and OREO.

Multiples for the proposed Provident Financial/Team Capital Bank transaction were derived from the cash consideration (as defined in the merger agreement) of $16.25 per Team Capital Bank common share divided by the applicable per common share metric for Team Capital Bank as of September 30, 2013. For each transaction referred to above, KBW derived and compared, among other things, the following implied ratios:

•	price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition (for private companies the ratio is calculated as purchase price divided by total tangible common equity);

•	tangible common equity premium (excess of purchase price over tangible common equity) to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	price per common share paid for the acquired company to last twelve months earnings per share of the acquired company (for private companies the ratio is calculated as purchase price divided by last twelve months total net income to common).

The results of the analysis are set forth in the following table:

Transaction Multiples:	Provident Financial / Team Capital Bank		Selected Transactions Minimum		Selected Transactions Mean		Selected Transactions Median		Selected Transactions Maximum
Price / Tangible Book Value	1.79	x	1.18	x	1.74	x	1.65	x	2.84	x
Core Deposit Premium(1)	10.60%		1.80%		8.80%		7.40%		18.60%
Price / LTM Earnings(2)	18.70	x	11.00	x	18.40	x	17.90	x	29.10	x

(1)	Team Capital Bank core deposit statistic also excludes brokered money market accounts.
(2)	Price to LTM earnings multiples greater than 30.0x are considered not meaningful.

For reference purposes KBW also compared the derived transaction multiples to the multiples involving targets in the above list headquartered in the Mid-Atlantic region:

Transaction Multiples:	Provident Financial / Team Capital Bank		Selected Mid-Atlantic Transactions Minimum		Selected Mid-Atlantic Transactions Mean		Selected Mid- Atlantic Transactions Median		Selected Mid- Atlantic Transactions Maximum
Price / Tangible Book Value	1.79	x	1.18	x	1.55	x	1.49	x	2.12	x
Core Deposit Premium(1)	10.60%		1.80%		6.90%		7.00%		12.60%
Price / LTM Earnings(2)	18.70	x	15.20	x	21.80	x	21.40	x	29.10	x

(1)	Team Capital Bank core deposit statistic also excludes brokered money market accounts.
(2)	Price to LTM earnings multiples greater than 30.0x are considered not meaningful.

No company or transaction used as a comparison in the above analyses is identical to Team Capital Bank, Provident Financial or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Contribution Analysis. KBW analyzed the relative contribution of Team Capital Bank and Provident Financial to the pro forma balance sheet and income statement items of the combined entity, including pro forma ownership, assets, total loans, deposits, total equity, tangible common equity, last twelve months net income to common and projected 2013 and 2014 net income to common equity stockholders. This analysis excluded any purchase accounting adjustments. To perform this analysis, KBW used financial information as of the period ended September 30, 2013. The results of KBW’s analysis are set forth in the following table:

	Provident Financial as a % of Combined Entity(1)	Team Capital Bank as a % of Combined Entity(1)
Ownership
75% stock / 25% cash (0.6431x exchange ratio)	92.4%	7.6%
100% stock (0.8575x exchange ratio)	89.7%	10.3%

Balance Sheet
Assets	88.6%	11.4%
Total Loans	89.6%	10.4%
Deposits	87.6%	12.4%
Total Equity	91.9%	8.1%
Tangible Common Equity	90.8%	9.2%

Earnings
LTM Net Income to Common Equity Stockholders	91.8%	8.2%
2013 Est. Net Income to Common Equity Stockholders	91.9%	8.1%
2014 Est. Net Income to Common Equity Stockholders	90.5%	9.5%

(1)	Does not include purchase accounting adjustments.

Team Capital Bank Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Team Capital Bank could provide to its common equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for 2014 to 2018, from Team Capital Bank management, and assumed discount rates ranging from 13.0% to 17.0%. The range of values was determined by adding (1) the present value of projected cash flows to Team Capital Bank common equity stockholders from 2014 to 2018 and (2) the present value of the terminal value of Team Capital Bank’s common shares. In determining cash flows available to common equity stockholders, KBW assumed balance sheet growth per Team Capital Bank management and assumed that Team Capital Bank would maintain a tangible common equity / tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Team Capital Bank. In calculating the terminal value of Team Capital Bank, KBW applied multiples ranging from 14.0 times to 16.0 times 2019 estimated earnings. This resulted in a range of values of Team Capital Bank from $11.06 to $16.26 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Team Capital Bank.

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Team Capital Bank and Provident Financial. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were provided by Team Capital Bank and Provident Financial management, were relied on by KBW, and were used to calculate the financial impact that the transaction would have on certain projected financial results of Team Capital Bank and Provident Financial. Additionally, KBW utilized an implied value of the merger consideration based upon the closing price of Provident Financial common stock on December 18, 2013. In the course of this analysis, KBW used earnings estimates for Provident Financial as provided by Provident Financial management for 2014 and used earnings estimates for 2015 for Provident Financial from FactSet Research Systems, Inc. as compiled by SNL Financial, and for Team Capital Bank used earnings estimates as provided by Provident Financial management. This analysis indicated that the transaction is expected to be accretive to Provident Financial’s estimated earnings per share in 2014 (excluding one-time merger charges) and 2015. The analysis also indicated that the transaction is expected to be dilutive to tangible book value per share for Provident Financial and that Provident Financial is expected to maintain well-capitalized capital ratios. For all of the above analyses, the actual results achieved by Provident Financial following the transaction will vary from the estimates used and the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to Team Capital Bank and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, or sell securities to, Team Capital Bank, The Provident Bank and Provident Financial. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Team Capital Bank and Provident Financial for its own account and for the accounts of its customers. To the extent KBW held any such positions as of the date of its opinion, it was disclosed to the Team Capital Bank board of directors.

Pursuant to the KBW engagement agreement, Team Capital Bank agreed to pay KBW a cash fee of $200,000 concurrently with the rendering of its opinion and a cash fee, upon closing of the merger, equal to approximately $1.43 million. Team Capital Bank also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention, provided, however, that such expenses would not exceed $20,000, and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Team Capital Bank, The Provident Bank or Provident Financial. KBW may in the future provide investment banking and financial advisory services to Team Capital Bank, The Provident Bank, or Provident Financial and receive compensation for such services.

Provident Financial Board of Directors’ Reasons for the Merger

The Provident Financial board of directors expects the merger to enhance Provident Financial’s banking franchise and competitive position, in particular in Bucks, Northampton and Lehigh Counties, Pennsylvania, which are new markets for The Provident Bank, and in Essex, Somerset, Hunterdon and Warren Counties, New Jersey, some of New Jersey’s most attractive banking markets. The merger also increases Provident Financial’s operating and marketing scale.

In evaluating the merger, the Provident Financial board of directors consulted with Provident Financial’s management, as well as its financial and legal advisors. In reaching its conclusion to approve the merger agreement, the Provident Financial board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	the effectiveness of the merger as a method of implementing and accelerating Provident Financial’s strategies for expanding Provident Financial’s franchise in eastern Pennsylvania, one of the most desirable banking markets in Pennsylvania, by acquiring one of the largest independent community banks in that market;

•	its understanding of Provident Financial’s business, operations, financial condition, earnings and prospects and of Team Capital Bank’s business, operations, financial condition, earnings and prospects, including Team Capital Bank’s strong franchise in eastern Pennsylvania, a new market for The Provident Bank, and in Essex and Somerset Counties, New Jersey, which are markets in which it currently operates, and in Hunterdon and Warren Counties, New Jersey, which are new markets;

•	the reports of Provident Financial’s management, and discussions with Provident Financial’s management and financial advisor, concerning the operations, financial condition and prospects of Team Capital Bank and the potential financial impact of the merger on the combined company;

•	the similarity among Provident Financial’s and Team Capital Bank’s management, philosophies, approaches and commitments to the communities and customers they serve and their respective employees; and

•	the proposed retention of certain key Team Capital Bank senior executives and personnel with customer-facing positions, which would help assure the continuity of management, the likelihood of successful integration and the successful operation of the combined companies.

The Provident Financial board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Team Capital Bank’s business, operations and workforce with those of Provident Financial, the need to obtain Team Capital Bank’s stockholder approval and regulatory approvals to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The Provident Financial board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the Provident Financial board of directors is not exhaustive, but includes the material factors considered by the Provident Financial board of directors. In view of the wide variety of factors considered by the Provident Financial board of directors in connection with its evaluation of the merger and the complexity of these matters, the Provident Financial board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Provident Financial board of directors may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by Provident Financial’s board of directors.

Merger Consideration; Cash or Stock Election

Under the terms of the merger agreement, at the effective time of the merger each outstanding share of Team Capital Bank common stock (other than dissenting shares and shares held by Provident Financial and Team Capital Bank) will be converted into the right to receive, at the election of the holder of such share, either:

•	0.8575 shares of Provident Financial common stock, assuming payment solely of Provident Financial common stock in exchange for a share of Team Capital Bank common stock; or

•	$16.25 in cash (without interest), assuming payment solely of cash in exchange for a share of Team Capital Bank common stock; or

•	a combination of cash plus Provident Financial common stock.

No fractional shares of Provident Financial common stock will be issued in connection with the merger. Instead, Team Capital Bank stockholders will receive, without interest, a cash payment from Provident Financial equal to the fractional share interest they otherwise would have received, multiplied by the value of Provident Financial common stock. For this purpose, Provident Financial common stock will be valued at the average of its daily closing sales prices during the ten consecutive trading days immediately preceding the completion date of the merger.

Based on the closing price of $18.10 per share of Provident Financial common stock on April 9, 2014, each share of Team Capital Bank common stock that is exchanged solely for Provident Financial common stock would be converted into 0.8575 shares of Provident Financial common stock having a value of $15.52. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Provident Financial common stock.

All elections by Team Capital Bank stockholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 75% of the outstanding shares of Team Capital Bank common stock will be converted into the right to receive Provident Financial common stock, and the remaining outstanding shares of Team Capital Bank common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Team Capital Bank stockholders in the aggregate elect to receive more or less of Provident Financial common stock than Provident Financial has agreed to issue. These procedures are summarized below.

•	If Provident Financial common stock is oversubscribed: If Team Capital Bank stockholders elect to receive more Provident Financial common stock than Provident Financial has agreed to issue in the merger, then all Team Capital Bank stockholders who have elected to receive cash or who have made no election will receive cash for their Team Capital Bank shares and all stockholders who elected to receive Provident Financial common stock will receive a pro rata portion of the available Provident Financial shares plus cash for those shares not converted into Provident Financial common stock.

•	If Provident Financial common stock is undersubscribed: If Team Capital Bank stockholders elect to receive fewer shares of Provident Financial common stock than Provident Financial has agreed to issue in the merger, and

•	the number of shares as to which Team Capital Bank stockholders have made no election is less than or equal to this shortfall, then all Team Capital Bank stockholders who have elected to receive Provident Financial common stock or who have made no election will receive Provident Financial common stock, and all Team Capital Bank stockholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus Provident Financial shares for those Team Capital Bank shares not converted into cash; or if

•	the number of non-election shares is greater than the shortfall, then all Team Capital Bank stockholders who have elected to receive Provident Financial common stock will receive Provident Financial common stock, all Team Capital Bank stockholders who have elected to receive cash will receive cash, and all Team Capital Bank stockholders who made no election will receive a pro rata portion of the remaining available cash consideration plus Provident Financial’s shares for those Team Capital Bank shares not converted into cash.

Neither Team Capital Bank nor Provident Financial is making any recommendation as to whether Team Capital Bank stockholders should elect to receive cash or Provident Financial common stock in the merger. Each Team Capital Bank stockholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Provident Financial common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of Team Capital Bank common stock, an election form will be provided to you under separate cover at a later date. The election form will allow you to elect to receive cash, Provident Financial common stock, or a combination of cash and Provident Financial common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., New Jersey time, on the twentieth day following the mailing of the election form, unless Team Capital Bank and Provident Financial mutually agree upon another deadline date; provided, however, that the election deadline must occur before the completion of the merger. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Team Capital Bank common stock certificates for cash and/or Provident Financial common stock. Shortly after the merger, the exchange agent will allocate cash and shares of Provident Financial common stock among Team Capital Bank stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Team Capital Bank stock certificates after the merger is completed. Please do not forward your Team Capital Bank stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form that will be provided to you at a later date.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Team Capital Bank common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either Provident Financial common stock and/or cash for your Team Capital Bank common stock, you should complete and return the election form. If you do not make an election, you will be allocated Provident Financial common stock and/or cash depending on the elections made by other Team Capital Bank stockholders.

If stock certificates for Team Capital Bank common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Team Capital Bank shares may be properly exchanged provided that:

1.	such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.	the exchange agent receives, prior to the election deadline, the certificates for all exchanged Team Capital Bank shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Team Capital Bank stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Team Capital Bank common stock designated as non-election shares.

Team Capital Bank stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

Provident Financial will deposit with the exchange agent the merger consideration representing Provident Financial’s common stock and cash to be issued to Team Capital Bank stockholders in exchange for their shares of Team Capital Bank common stock. Within five business days after the completion of the merger, the exchange agent will mail to Team Capital Bank stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Team Capital Bank stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Team Capital Bank common stock, together with the signed letter of transmittal, the Team Capital Bank stockholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of Provident Financial common stock (if any) determined in accordance with the exchange ratio; or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled; and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Team Capital Bank stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Provident Financial common stock into which your shares of Team Capital Bank common stock have been exchanged. No interest will be paid or accrued to Team Capital Bank stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Team Capital Bank common stock. Team Capital Bank stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar and Transfer Company will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of Provident Financial’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of Provident Financial common stock made available to the exchange agent that remains unclaimed by Team Capital Bank stockholders for six months after the effective time of the merger will be returned to Provident Financial. Any Team Capital Bank stockholder who has not exchanged shares of Team Capital Bank common stock for the merger consideration in accordance with the merger agreement before that time may look only to Provident Financial for payment of the merger consideration for their shares and any unpaid dividends or distributions after that time. Nonetheless, Provident Financial, Team Capital Bank, the exchange agent or any other person will not be liable to any Team Capital Bank stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Employee Matters

Employee Benefit Plans. Provident Financial will review all Team Capital Bank compensation and benefit plans to determine whether to maintain, terminate or continue such plans. In the event that any Team Capital Bank compensation and benefit plan is frozen or terminated by Provident Financial, former employees of Team Capital Bank who become employees of Provident Financial after the merger who were participants in such plan will be eligible to participate in any Provident Financial benefit plan of similar character (to the extent that one exists other than any Provident Financial non-qualified plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement, or the Provident Financial Defined Benefit Plan). Continuing employees of Team Capital Bank who become participants in any Provident Financial compensation and benefit plan will, for purposes of determining eligibility for, and for any applicable vesting periods of, such employee benefits only (and not for benefit accrual purposes) be given credit for service as an employee of Team Capital Bank prior to the effective time of the merger, provided, however, that credit for prior service will be given under the Provident Financial Employee Stock Ownership Plan and only for purposes of determining eligibility to participate in such plans and not for vesting purposes, and provided further, that credit for prior service will not be given under any Provident Financial retiree health plan.

Team Capital Bank Tax-Qualified Retirement Plan. Team Capital Bank is required to take all necessary actions to terminate the Team Capital Bank 401(k) Plan immediately prior to the effective time of the merger. As soon as administratively possible following the receipt of a favorable determination letter from the IRS regarding the qualified status of the plan, upon its termination, the account balances of all participants and beneficiaries in the Team Capital Bank 401(k) Plan will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, as directed by each participant or beneficiary.

Severance Benefits. Any employee of Team Capital Bank who is not a party to an employment agreement or any severance arrangement providing for severance payments will, for one year following the merger, be covered and eligible to receive severance benefits in accordance with Team Capital Bank’s current severance policy, provided that the employee enters into a release of claims against Provident Financial and its affiliates in a customary form reasonably satisfactory to Provident Financial.

Accrued Vacation. For purposes of Provident Financial vacation and/or paid leave benefit programs, Provident Financial will give each continuing employee of Team Capital Bank credit for his or her accrued paid-time off balance with Team Capital Bank as of the effective time of the merger.

See “— Interests of Team Capital Bank’s Directors and Officers in the Merger” below for a discussion of the Team Capital Bank employment agreements.

Interests of Team Capital Bank’s Directors and Officers in the Merger

Some members of Team Capital Bank’s management and board of directors may have interests in the merger that are in addition to their interest as stockholders of Team Capital Bank generally. The Team Capital Bank board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

Share Ownership. On the record date for the Team Capital Bank Special Meeting, Team Capital Bank’s directors and executive officers and their affiliates beneficially owned, in the aggregate, 1,826,204 shares of Team Capital Bank common stock (not including shares that may be acquired upon the exercise of stock options), representing approximately 23.59% of the outstanding shares of Team Capital Bank common stock.

Stock Options. Under the terms of the Merger Agreement, immediately prior to the effective time of the merger, holders of outstanding and unexercised options to purchase shares of Team Capital Bank common stock will receive, in cancellation of the stock options, a cash payment in an amount equal to the number of shares provided for in each such stock option, multiplied by the difference between $16.25 and the exercise price of the relevant stock option. Based on the equity holdings of Team Capital Bank as of the record date, the number of Team Capital Bank stock options held by the executive officers and non-employee directors of Team Capital Bank are as follows:

Executive/Director of Team Capital Bank	Team Capital Bank Stock Options(#)	Cash Payment($)
Robert A. Rupel, President and Chief Executive Officer	—	—

Howard N. Hall, Executive Vice President and Chief Financial Officer	25,375	177,919

Fredric B. Cort, Executive Vice President and Chief Administration Officer	14,975	101,794

A. Bruce Dansbury, Executive Vice President and Chief Lending Officer	7,500	53,550

Ghan Desai, Executive Vice President, Chief Information Officer and Chief Technology Officer	16,350	109,771

Joanne O’Donnell, Executive Vice President, Chief Credit Risk and Chief Risk Officer	17,500	121,535

All non-employee directors as a group (12 persons)	68,459	474,678

Acceleration of Vesting of Restricted Stock Awards. Under the terms of the Merger Agreement, Team Capital Bank restricted stock awards that have not yet vested will become fully vested as of the effective time of the merger. Based upon the equity holdings as of the record date, the number of unvested restricted stock awards that will become vested as a result of the merger held by the executive officers and non-employee directors of Team Capital Bank are as follows:

Executive/Director of Team Capital Bank	Total Grant on November 25, 2013 (#)	Immediate Vesting on Date of Grant (#)	Shares to vest at closing of Merger* (#)
Robert A. Rupel	30,000	3,000	27,000
	10,000	—	10,000

Total	40,000	3,000	37,000

Howard N. Hall	18,750	1,875	16,875
	6,250	—	6,250

Total	25,000	1,875	23,125

Fredric B. Cort	15,000	1,500	13,500
	5,000	—	5,000

Total	20,000	1,500	18,500

A. Bruce Dansbury	12,750	1,275	11,475
	4,250	—	4,250

Total	17,000	1,275	15,725

Ghan Desai	15,000	1,500	13,500
	5,000	—	5,000

Total	20,000	1,500	18,500

Joanne O’Donnell	15,000	3,000	12,000
	5,000	—	5,000

Total	20,000	3,000	17,500

*	Number of shares referenced in this column will be cutback by any necessary amount to avoid penalties under Section 280G of the Internal Revenue Code.

Appointment of One Team Capital Bank Board of Directors Member to the Board of Directors of Provident Financial and The Provident Bank. As of the closing of the merger, the number of persons constituting the boards of directors of each of Provident Financial and The Provident Bank will each be increased by one, and John Pugliese, a current director and the Chairman of the Board of Team Capital Bank, will be appointed a director of Provident Financial and The Provident Bank, subject to confirmation that Mr. Pugliese qualifies as an independent director under the standards of the New York Stock Exchange and Provident Financial. Mr. Pugliese will serve for a term of office for Provident Financial and The Provident Bank that expires at the 2015 annual meeting of stockholders of Provident Financial, and subject to their fiduciary duties, the board of directors of Provident Financial will propose Mr. Pugliese for election by Provident Financial stockholders at the 2015 annual meeting of Provident Financial stockholders for a three year term (and at such time The Provident Bank, subject to its fiduciary duties, shall also propose Mr. Pugliese for election to The Provident Bank board of directors for a three year term, and Provident Financial shall vote to approve such nomination as the sole stockholder of The Provident Bank) Provident Financial and The Provident Bank will consider current members of Team Capital Bank’s board of directors as potential board of directors candidates to fill future vacancies that may arise.

Appointment to Advisory Boards. Effective as of the closing of the merger, Provident Financial shall establish a New Jersey regional advisory board and a Pennsylvania regional advisory board, which will be comprised of current members of the board of directors at Team Capital Bank (other than Mr. Pugliese) or an existing Team Capital Bank advisory board, and who are designated by Provident Financial in consultation with Team Capital Bank. Each advisory board member will receive an advisory board fee of $750 per meeting attended.

Employment Agreements. Team Capital Bank is a party to employment agreements with each of Mr. Rupel, Mr. Hall, Mr. Cort, Mr. Dansbury, Mr. Desai and Ms. O’Donnell providing for severance benefits that may be triggered on termination of employment in connection with the merger.

Pursuant to the terms of the employment agreements, in the event of each executive’s involuntary or constructive termination without cause within two years following a change in control, Team Capital Bank (or its successor) will provide each executive with the following severance benefits:

•	a lump sum cash payment equal to 200% of base salary in effect as of the date of termination; and

•	continued health, medical and life insurance benefits (or the economic equivalent) for 24 months after the date of termination.

In addition, following termination of employment, each executive is entitled to receive a lump sum cash payment in consideration of his or her 24-month non-solicitation and six-month non-competition covenants (the “Non-Compete Payment”).

Each employment agreement also provides that the payments provided thereunder when aggregated with other benefits and payments to which each executive would be entitled as a result of a change in control will be reduced, to the extent necessary, to avoid an excess parachute payment under Section 280G of the Internal Revenue Code (the “280G Cutback Amount”). Alternatively, each executive is permitted to apply the 280G Cutback Amount to other change in control benefits that are not payable under the employment agreement.

The estimated payments which would be made to each executive under his or her employment agreement as a result of a termination of employment (without cause) immediately following the effective time merger are as follows:

Executive	Cash Severance ($)	Continued Health, Medical and Life Insurance Benefits ($)*	Non-Compete Payment ($)	Total ($)**
Robert A. Rupel	630,000	34,835	397,500	1,062,335
Howard N. Hall	432,650	34,835	142,244	609,729
Fredric B. Cort	291,000	34,835	99,125	424,960
A. Bruce Dansbury	481,750	34,835	140,656	657,241
Ghan Desai	320,950	34,835	100,356	456,141
Joanne O’Donnell	359,700	34,835	124,888	519,423

*	Amount represents the estimated cost of the continued benefits under Team Capital Bank’s health plans.
**	Assumes that any 280G Cutback Amount will be applied to the executive’s unvested restricted stock awards, and not to the benefits payable under his or her employment agreement.

Indemnification. Pursuant to the merger agreement, Provident Financial has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer or director of Team Capital Bank or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement (with the approval of Provident Financial, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Team Capital Bank or any of its subsidiaries if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under applicable law, Team Capital Bank’s articles of incorporation and bylaws, and Provident Financial’s certificate of incorporation and bylaws. Provident Financial will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance. Provident Financial has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Team Capital Bank immediately prior to the effective date of the merger to continue to be covered by Team Capital Bank’s current directors’ and officers’ liability insurance policies (provided that Provident Financial may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than Team Capital Bank’s current policies) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. Provident Financial is not required to spend more than 150% of the annual cost currently incurred by Team Capital Bank for its insurance coverage.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Team Capital Bank and Provident Financial before the effective time of the merger. In general, the merger agreement obligates Team Capital Bank and Provident Financial to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, Team Capital Bank has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Provident Financial, it will not, among other things:

•	change or waive any provision of its articles of incorporation or bylaws, except as required by law or appoint a new director to its board of directors, except as necessary to maintain any required minimum number of directors;

•	change the number of authorized or issued shares of its capital stock (other than pursuant to the exercise of outstanding stock options), issue any shares of its common stock that are held as “treasury shares,” or issue or grant any right agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any stock plan of Team Capital Bank, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than dividends payable attributable to the Small Business Lending Fund), or redeem (except as of the Small Business Lending Fund) or otherwise acquire any shares of capital stock;

•	enter into, amend in any material respect or terminate any material contract or agreement;

•	open or close any branch or automated banking facility;

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except: (i) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice; and (ii) the payment of bonuses for the year ending December 31, 2013, to the extent that the bonuses have been accrued in accordance with GAAP;

•	hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except at-will, non-executive officer hires to fill vacancies that may from time-to-time arise in the ordinary course of business;

•	enter into or, except as may be required by law, materially modify any compensation/benefit plan or arrangement (including any health or welfare plan) in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	purchase or acquire, or sell or dispose of, any assets or incur indebtedness other than in the ordinary course of business;

•	incur any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate other than pursuant to binding commitments or as necessary to maintain existing assets in good repair;

•	change any accounting method or practice, except as required by generally accepted accounting principles in the United States or a regulator of Team Capital Bank;

•	issue any additional shares of capital stock or declare or pay any dividend other than its regular quarterly dividend (other than dividends payable with regard to Team Capital Bank’s Schedule A Preferred Stock);

•	except for prior commitments previously disclosed to Provident Financial and the renewal of existing lines of credit, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $4,000,000;

•	purchase any equity securities or any security for its investment portfolio inconsistent with its current investment policy;

•	enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange, or any other agreement for purposes of hedging;

•	take any action that would give rise to an acceleration of a right of payment under any compensation or benefit plan;

•	make material changes to certain of its banking policies;

•	sell any participation interest in a loan without giving Provident Financial the first opportunity to purchase the loan participation;

•	enter into any commitment for its account involving a payment of more than $25,000 or extending beyond 12 months from the date of the merger agreement;

•	settle any claim, other than in the ordinary course of business in an amount not in excess of $25,000 individually or $50,000 in the aggregate and that does not create precedent;

•	foreclose on any commercial real estate without conducting a Phase I environmental assessment or if such environmental assessment indicates the presence of materials of environmental concern; and

•	issue any broadly distributed communication of a general nature to employees or customers, without consultation with Provident Financial except for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement.

Provident Financial has also agreed that, without the prior written consent of Team Capital Bank, it will not take any action that would:

•	adversely affect the ability of Provident Financial and Team Capital Bank to obtain necessary regulatory approvals, or materially increase the period of time necessary to obtain the approvals;

•	adversely affect the ability of Provident Financial to perform its covenants and agreements under the merger agreement; or

•	result in the representation and warranties in the merger agreement not being true and correct, or in any of Provident Financial’s conditions in the merger agreement not being satisfied.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of representations and warranties by Provident Financial and Team Capital Bank regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the absence of conflicts with or violations of law and various documents, contracts and agreements;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the absence of materially adverse litigation;

•	the accuracy of reports and financial statements filed with banking regulators or the Securities and Exchange Commission, as applicable;

•	required consents and filings with governmental entities and other approvals required for the merger;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	loan and investment portfolio matters;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, shall terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of Provident Financial and Team Capital Bank to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the New Jersey Department of Banking and Insurance, the Pennsylvania Department of Banking and Securities the Federal Deposit Insurance Corporation and the Federal Reserve Board approvals (or waivers thereof) of the merger and the expiration of all statutory waiting periods;

•	approval of the merger agreement by the affirmative vote of two-thirds (2/3) of the issued and outstanding shares of Team Capital Bank;

•	the absence of any litigation, statute, law, regulation, injunction, order or decree which would enjoin or prohibit the merger;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, set forth in the merger agreement;

•	the receipt of a tax opinion delivered by counsel to Provident Financial and reasonably acceptable to counsel for Team Capital Bank to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	obtaining any necessary third party consents;

•	listing with the New York Stock Exchange of the Provident Financial common stock to be issued to Team Capital Bank stockholders; and

•	no stop order being issued suspending the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Small Business Lending Fund

Team Capital Bank and The Provident Bank have agreed to use their reasonable best efforts to redeem the $22.4 million of outstanding Team Capital Bank Series A Preferred Stock at or promptly following the consummation of the merger. The Provident Bank will fund the redemption, with the method of funding to be agreed upon by Team Capital Bank and Provident Bank, subject to any formal or informal requirements of the United States Department of Treasury and the required approval of any bank regulator.

Regulatory Approvals Required for the Merger

General. Team Capital Bank and Provident Financial have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger, which will include the approvals of the Federal Deposit Insurance Corporation, New Jersey Department of Banking and Insurance and the Pennsylvania Department of Banking and Securities. The merger also requires approval of the Federal Reserve Board unless the Federal Reserve Board approves a request by Provident Financial Services, Inc. to waive the application requirement. Provident Financial has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals. Provident Financial and Team Capital Bank cannot assure you that all of the required regulatory approvals will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. Provident Financial and Team Capital Bank also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Provident Financial and Team Capital Bank are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. Provident Financial and Team Capital Bank presently contemplate that each will seek any additional governmental approvals or actions that may be required in addition to those requests for approvals currently pending; however, Provident Financial and Team Capital Bank cannot assure you that any such additional approvals or actions will be obtained.

Federal Deposit Insurance Corporation. The merger is subject to approval by the Federal Deposit Insurance Corporation pursuant to the Federal Bank Merger Act, which was received on March 31, 2014.

The Federal Deposit Insurance Corporation may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Deposit Insurance Corporation considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Federal Deposit Insurance Corporation must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. The Provident Bank has an outstanding CRA rating and Team Capital Bank has a satisfactory CRA rating. The Federal Deposit Insurance Corporation also must consider the effectiveness of each company involved in the proposed transaction in combating money-laundering activities.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Provident Financial and The Provident Bank for approval of the merger and authorizes the Federal Deposit Insurance Corporation to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Federal Deposit Insurance Corporation, within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the Federal Deposit Insurance Corporation’s approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Deposit Insurance Corporation, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Deposit Insurance Corporation regarding the merger’s competitive effects.

New Jersey Department of Banking and Insurance. The merger is subject to the approval of the New Jersey Department of Banking and Insurance under New Jersey law. In determining whether to approve such application, the New Jersey Department of Banking and Insurance may consider, among other factors whether the merger will be in the public interest and whether The Provident Bank, the surviving bank in the merger, has the minimum capital stock and surplus required under the New Jersey Banking Act of 1948. Provident Financial received the approval of the New Jersey Department of Banking and Insurance on April 8, 2014.

Pennsylvania Department of Banking and Securities. The merger requires the approval of the Pennsylvania Department of Banking and Securities under Pennsylvania law. In determining whether to approve such application, the Pennsylvania Department of Banking and Securities may consider, among other factors, compliance with the relevant provisions of Pennsylvania law. Provident Financial received the approval of the Pennsylvania Department of Banking and Securities on March 28, 2014.

Board of Governors of the Federal Reserve System. The merger also requires the approval of the Federal Reserve Board pursuant to the Bank Holding Company Act. However, the applicable regulations establish a procedure whereby a waiver of an application requirement may be requested provided that certain conditions are met. Provident Financial intends to seek such a waiver. If the waiver is not granted, Provident Financial would be required to file an application with the Federal Reserve Board. In determining whether to approve any such application, the Federal Reserve Board would consider factors generally similar to those considered by the Federal Deposit Insurance Corporation under the Bank Merger Act.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Team Capital Bank has agreed that it, its subsidiaries, its officers and its directors will not:

•	directly or indirectly initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire Team Capital Bank, whether by merger, acquisition of 25% or more of Team Capital Bank’s capital stock or 25% or more of the assets of Team Capital Bank or otherwise;

•	participate in any discussions or negotiations regarding any such acquisition proposal, or furnish or afford access to data relating to such acquisition proposal;

•	release parties from any confidentiality agreement; or

•	enter into any agreement, agreement in principal or letter of intent with respect to any such other acquisition proposal.

Team Capital Bank may, however, furnish information regarding Team Capital Bank to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

•	Team Capital Bank’s board of directors determines in good faith, after consultation with its financial and legal advisors, that such unsolicited proposal, if consummated, is reasonably likely to result in a transaction more favorable to Team Capital Bank’s stockholders from a financial point of view than the merger with Provident Financial; Team Capital Bank promptly notifies Provident Financial of such proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	The Team Capital Bank special meeting of stockholders has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Team Capital Bank’s stockholders, as follows:

•	by mutual written agreement of Provident Financial and Team Capital Bank;

•	by either Provident Financial or Team Capital Bank if the closing of the merger has not occurred on or before December 31, 2014, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by Provident Financial or Team Capital Bank if the stockholders of Team Capital Bank do not approve the merger agreement;

•	by a non-breaching party if the other party materially breaches any covenants, agreements, representations or warranties contained in the merger agreement, if such breach has not been cured within thirty days after notice from the terminating party;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the merger;

•	by either party if any condition to the obligation of such party to complete the merger cannot be satisfied or fulfilled by December 31, 2014;

•	by Provident Financial if Team Capital Bank shall have received a “superior proposal,” as defined in the merger agreement, and the Team Capital Bank board of directors shall have entered into an acquisition agreement with respect to the superior proposal and terminates the merger agreement or fails to recommend that the stockholders of Team Capital Bank approve the merger agreement or withdraws, modifies or changes such recommendation in a manner which is adverse to Provident Financial; or

•	by Team Capital Bank in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by Team Capital Bank in compliance with the applicable terms of the merger agreement, provided that Team Capital Bank has notified Provident Financial at least five business days in advance of any such action and has given Provident Financial the opportunity during such period to negotiate amendments to the merger agreement which would permit Team Capital Bank to proceed with the proposed merger with Provident Financial.

If the merger agreement is terminated, under either of the latter two scenarios described above, Team Capital Bank shall pay to Provident Financial a fee of $5.0 million. The fee would also be payable to Provident Financial if Team Capital Bank enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by Provident Financial, due to a willful breach by Team Capital Bank or the failure of the stockholders of Team Capital Bank to approve the merger agreement after Team Capital Bank’s receipt of a third party acquisition proposal.

Additionally, Team Capital Bank may terminate the merger agreement if, at any time during the five business-day period commencing on the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of this merger have been received (disregarding any waiting period) (the “Determination Date”) if both of the following conditions are satisfied:

•	the number attained by dividing the average of the daily closing sales prices of Provident Financial common stock for the twenty consecutive trading days immediately preceding the Determination Date (the “Average Closing Price”) is less than $15.10 (the “Provident Ratio”); and

•	the Provident Ratio is less than the number obtained by dividing the average closing price of the sixteen financial institutions comprising the index group (as listed in the merger agreement) for the twenty trading days ending on the trading day immediately preceding the Determination Date (the “Final Index Price”) by the average closing price of the index group for the twenty trading days ending on December 18, 2013 (the “Index Price”) and subtracting 0.20 from the quotient (the “Index Ratio”).

If Team Capital Bank elects to exercise its termination right as described above, it must give prompt written notice to Provident Financial. During the five business-day period commencing with its receipt of such notice, Provident Financial shall have the option to increase the consideration to be received by the holders of Team Capital Bank common stock who elect to receive Provident Financial common stock by adjusting the exchange ratio from 0.8575 to the lesser of one of the following quotients at its sole discretion: (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) $12.95 by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and 0.8575 by (B) the Provident Ratio. If Provident Financial so elects to increase the exchange ratio within such five-day period, it shall give prompt written notice to Team Capital Bank of such election and the revised exchange ratio, and the merger agreement will remain in effect in accordance with its terms (except that the exchange ratio will have been so modified.)

Because the formula is dependent on the future price of Provident Financial’s common stock and that of the Index Group, it is not possible to determine what the adjusted exchange ratio would be at this time, but, in general, the ratio would be increased and, consequently, more shares of Provident Financial common stock issued, to take into account the extent of the decline in the value of Provident Financial’s common stock as compared to the changes in the value of the common stock of the Index Group.

The parties may amend the merger agreement at any time before or after approval of the merger agreement by the Team Capital Bank stockholders. However, after such approval, no amendment may be made without the approval of Team Capital Bank’s stockholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to Team Capital Bank stockholders pursuant to the merger agreement.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

Upon closing of the merger among Team Capital Bank and Provident Financial, Team Capital Bank will be merged into The Provident Bank and the separate existence of Team Capital Bank will cease. The directors and officers of Provident Financial and The Provident Bank immediately prior to the merger will continue as directors and officers of Provident Financial and The Provident Bank after the merger. Upon the closing of the merger, one Team Capital Bank director, John Pugliese, will be added to the boards of directors of Provident Financial and The Provident Bank (subject to confirmation that Mr. Pugliese qualifies as an independent director under the standards of the New York Stock Exchange and Provident Financial).

Effective Date of Merger

The parties expect that the merger will be effective during the second quarter of 2014 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of a certificate of merger with the New Jersey Department of Banking and Insurance. If the merger is not consummated by December 31, 2014, either Team Capital Bank or Provident Financial may terminate the merger agreement, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “— Conditions to the Merger” above.

Under the terms of the merger agreement, the certificate of incorporation and bylaws of The Provident Bank will be the certificate of incorporation and bylaws of the combined entity which will retain the name of The Provident Bank. Provident Financial, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by Team Capital Bank shall immediately become the property of Provident Financial. Provident Financial does not currently anticipate closing any branches of either bank relating to the merger. The net result of the merger will be a greater number of branches and a stronger presence in existing markets. Provident Financial will also recognize cost savings through consolidation of back office functions.

Public Trading Markets

Provident Financial common stock is listed on the New York Stock Exchange under the symbol “PFS.” Team Capital Bank common stock is not traded on any established market. The shares of Provident Financial common stock issued pursuant to the merger agreement will be traded on the New York Stock Exchange.

The shares of Provident Financial common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of Team Capital Bank, as discussed in “— Resale of Provident Financial Common Stock” on page 70.

Provident Financial may from time to time repurchase shares of Provident Financial common stock and purchase shares of Team Capital Bank common stock, and, if consented to by Provident Financial, Team Capital Bank may from time to time repurchase shares of Team Capital Bank common stock and purchase shares of Provident Financial common stock.

Provident Financial and Team Capital Bank Dividend Policies

Provident Financial currently pays a quarterly cash dividend of $0.15 per share, which is expected to continue, although the Provident Financial board of directors may change this dividend policy at any time. Team Capital Bank does not currently pay a quarterly cash dividend. During 2013, Provident Financial paid cash dividends totaling $0.56 per share and Team Capital Bank paid no cash dividends.

Provident Financial stockholders will be entitled to receive dividends when and if declared by the Provident Financial board of directors out of funds legally available for dividends. The Provident Financial board of directors will periodically consider the payment of dividends, taking into account Provident Financial’s financial condition and level of net income, Provident Financial’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Fees and Expenses

Provident Financial and Team Capital Bank will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except for the payment by Team Capital Bank to Provident Financial of a termination fee in certain circumstances, as described above.

In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Team Capital Bank common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Team Capital Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Team Capital Bank stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Team Capital Bank stockholder who received Team Capital Bank common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a Team Capital Bank stockholder who holds Team Capital Bank common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Team Capital Bank common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Opinion Conditions. It is a condition to the obligations of Provident Financial and Team Capital Bank that they each receive an opinion, dated as of the effective time of the merger, from Luse Gorman Pomerenk & Schick, P.C., legal counsel to Provident Financial, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code based upon customary representations made by Provident Financial and Team Capital Bank. This opinion is not binding on the Internal Revenue Service or any court. Accordingly, each Team Capital Bank stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a Team Capital Bank stockholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Team Capital Bank common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Treatment of the Entities. Provident Financial and Team Capital Bank have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code such that no gain or loss will be recognized by Provident Financial or Team Capital Bank as a result of the merger.

Tax Consequences of the Merger Generally to the Holders of Team Capital Bank Common Stock. If the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code, the U.S. federal income tax consequences are as follows:

•	Exchange Solely for Provident Financial Common Stock. No gain or loss will be recognized by a Team Capital Bank stockholder receiving solely shares of Provident Financial common stock in exchange for shares of Team Capital Bank common stock pursuant to the merger (except for cash received in lieu of fractional shares, as discussed below);

•	Exchange Solely for Cash. Gain or loss will be recognized by a Team Capital Bank stockholder receiving solely cash in exchange for shares of Team Capital Bank common stock equal to the difference between the amount of cash received and such stockholder’s tax basis in the Team Capital Bank surrendered in the exchange for the cash;

•	Exchange for Provident Financial Common Stock and Cash. Gain (but no loss) will be recognized by a Team Capital Bank stockholder who receives shares of Provident Financial common stock and cash in exchange for shares of Team Capital Bank common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Provident Financial common stock and cash received exceeds such stock holder’s cost basis in the Team Capital Bank common stock surrendered, or (2) the amount of cash received in the merger (except with respect to any cash received in lieu of fractional shares, as discussed below);

•	The aggregate basis of the Provident Financial common stock received in the merger will be the same as the aggregate basis of the Team Capital Bank common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received in lieu of fractional shares, as discussed below), decreased by any basis attributable to cash received in lieu of fractional shares of Provident Financial common stock, and increased by the amount of gain recognized on the exchange; and

•	The holding period of Provident Financial common stock received in exchange for shares of Team Capital Bank common stock will include the holding period of the Team Capital Bank common stock for which it is exchanged.

If a Team Capital Bank stockholder acquired different blocks of Team Capital Bank common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Team Capital Bank common stock, and the cash and Provident Financial common stock received will be allocated pro rata to each such block of common stock. In addition, such stockholder’s basis and holding period in its shares of Provident Financial common stock may be determined with reference to each block of Team Capital Bank common stock exchanged.

Gain that a Team Capital Bank stockholder recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such stockholder has held (or is treated as having held) its Team Capital Bank common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Team Capital Bank common stock is generally taxed at preferential rates.

Additional Considerations — Recharacterization of Gain as a Dividend. If a holder of Team Capital Bank common stock receives Provident common stock and cash pursuant to the merger, the gain recognized may be treated as having the effect of a distribution of a dividend under 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income instead of a capital gain. For purposes of this determination, a Team Capital Bank stockholder will be treated as if the stockholder first exchanged all of its Team Capital Bank common stock solely for Provident Financial common stock (instead of cash or a combination of Provident Bank common stock and cash actually received) and then Provident Financial immediately redeemed a portion of that Provident Financial common stock in the exchange for the cash the stockholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as a capital gain (and not dividend income), if with respect to the Team Capital Bank stockholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a Team Capital Bank stockholder if (1) the Team Capital Bank stockholder owns less than 50% of the total combined voting power of all classes of stock of Provident Financial entitled to vote; and (2) if taking into account constructive ownership rules, the Team Capital Bank stockholder’s percentage ownership in Provident Financial after the merger is less than 80% of what the holder’s percentage ownership would have been if the holder received Provident Financial common stock rather than cash in the merger (i.e., stock ownership in Provident Financial decreases by more than 20% following the merger). Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Team Capital Bank stockholder will depend on the stockholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Team Capital Bank stockholder’s deemed percentage ownership of Provident Financial common stock after the merger (which also takes into account the constructive ownership rules). The IRS has indicated that a minority stockholder whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the stockholder has any reduction in its percentage stock ownership under the foregoing analysis.

Because the possibility of dividend treatment depends primarily upon holder’s particular circumstances, including the application of the constructive ownership rules, holders of Team Capital Bank common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Provident Financial Common Stock. A Team Capital Bank stockholder who receives cash instead of a fractional share of Provident Financial common stock will generally be treated as having received the fractional share pursuant to the merger and then having sold that fractional share of Provident Financial common stock for cash. As a result, a Team Capital Bank stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above, notwithstanding the dividend rules discussed above.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Team Capital Bank common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides its tax identification number (social security number or employer identification number) and certifies that the number is correct. Each Team Capital Bank stockholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the election form transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Provident Financial and the exchange agent.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Team Capital Bank stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Provident Financial Common Stock

Shares of Provident Financial common stock received by Team Capital Bank stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable.

This Proxy Statement/Prospectus does not cover resales of Provident Financial common stock received by any person who may be deemed to be an affiliate of Team Capital Bank or Provident Financial.

Accounting Treatment

The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquire; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Provident Financial will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Rights of Dissenting Stockholders

Under Pennsylvania Banking Code of 1965, stockholders of Team Capital Bank have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Team Capital Bank common stock instead of the merger consideration. Because the surviving bank, The Provident Bank, will be an interstate bank organized under New Jersey law, Pennsylvania requires Team Capital Bank, its stockholders and The Provident Bank to comply with the dissenters’ rights provisions of the New Jersey Banking Act of 1948, as amended. Team Capital Bank stockholders electing to do so must comply with the statutory provisions relating to dissenters’ rights in order to perfect their dissenters’ rights. A copy of the applicable statutory provisions are attached as Appendix D of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Team Capital Bank stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the New Jersey banking law procedures that a Team Capital Bank stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Team Capital Bank common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the statutory provisions relating to dissenters’ rights, the full text of which appears in Appendix D of this Proxy Statement/Prospectus. Team Capital Bank is notifying each of the holders of record of its capital stock as of April 11, 2014 that dissenters’ rights are available and intends that this Proxy Statement/Prospectus constitutes this notice.

If you are a Team Capital Bank stockholder and you wish to exercise your dissenters’ rights, you must satisfy the following:

You must serve a written notice of dissent: You must serve a written notice of dissent from the merger agreement at the principal office of Team Capital Bank no later than the third day prior to the Team Capital Bank special meeting of stockholders. Delivery of the notice of dissent may be made by registered mail or in person by you or your agent.

You must not vote for approval of the merger agreement: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenters’ rights.

You must make a written demand for dissenters’ rights: You must deliver a written demand for dissenters’ rights to the principal office of Team Capital Bank within 30 days after the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the Team Capital Bank special meeting of stockholders where the merger agreement was approved by stockholders. This written demand for dissenters’ rights must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights. Delivery of the demand for payment may be made by registered mail or in person by you or your agent.

If you are a Team Capital Bank stockholder who elects to exercise dissenters’ rights, you may mail or deliver a written demand to: Team Capital Bank, 3001 Emrick Boulevard, Bethlehem, Pennsylvania 18020, Attention: Fredric B. Cort, Corporate Secretary.

The written demand for dissenters’ rights should state that the stockholder is demanding payment of the value of the stockholder’s shares and may specify the stockholder’s name, mailing address and the number of shares of common stock owned. Provident Financial may within ten days of receipt of the demand for dissenters’ rights offer to pay the stockholder an amount for his shares that in the opinion of Provident Financial does not exceed the amount which would be paid if Team Capital Bank liquidated as of the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the special meeting of stockholders.

If a stockholder fails to accept the offer from Provident Financial or if no offer is made, the stockholder must within three weeks after the receipt of the offer from Provident Financial or within three weeks after the demand was made if no offer was made by Provident Financial, initiate an action in New Jersey Superior Court. Provident Financial has no obligation to file this action, and if you do not file this action within the above time frame, you will lose your dissenters’ rights.

The court will appoint a board of three appraisers to determine the value of the shares of all stockholders who are party to the action. In determining such fair value, the appraisers may take into account all relevant factors, including hearing evidence from the parties and upon such determination will file a report in the Superior Court where the determination of any two of the appraisers will control. Either party may appeal the ruling to the Superior Court within ten days of the filing of the appraisers’ report and the Superior Court will issue a final ruling. Provident Financial will then pay the dissenting stockholders of Team Capital Bank the judicially determined value of the Team Capital Bank shares plus a judicially determined interest rate. Provident Financial will be responsible for paying the fees of the appraisers.

Stockholders considering seeking dissenters’ rights for their shares should note that the fair value of their shares determined under New Jersey banking law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Team Capital Bank Stock Trading and Dividend Information

The common stock of Team Capital Bank is not traded on any established market. There were approximately 510 stockholders of record on April 11, 2014, the most recent practicable date before the printing of this document.

Provident Financial Stock Trading and Dividend Information

Provident Financial common stock is listed on the New York Stock Exchange under the symbol “PFS.” The following table sets forth the high and low closing prices for a share of Provident Financial common stock and cash dividends paid per share for the periods indicated. As of April 11, 2014 there were 60,273,465 shares of Provident Financial common stock issued and outstanding, and approximately 5,400 stockholders of record.

Year Ended December 31, 2014	High	Low	Cash Dividends Paid Per Share
Second quarter (through April 11, 2014)	$18.65	$17.22	$—
First quarter	$19.11	$16.38	$0.15

Year Ended December 31, 2013	High	Low	Dividend Paid Per Share
Fourth quarter	$19.93	$16.04	$0.15
Third quarter	$18.31	$15.64	$0.14
Second quarter	$15.98	$14.41	$0.14
First quarter	$15.63	$14.65	$0.13

Year Ended December 31, 2012	High	Low	Dividend Paid Per Share
Fourth quarter	$16.25	$13.13	$0.13	(1)
Third quarter	$16.24	$14.76	$0.13
Second quarter	$15.36	$13.35	$0.13
First quarter	$15.00	$13.22	$0.12

(1)	Does not include the payment of a special dividend of $0.20 per share paid on December 21, 2012.

On December 19, 2013 the business day immediately preceding the public announcement of the merger, the closing price of Provident Financial common stock as reported on the New York Stock Exchange was $18.61 per share. On April 11, 2014 the closing price was $17.22 per share.

Payment of dividends by Provident Financial on its common stock is subject to various regulatory restrictions and guidelines. Because substantially all of the funds available for the payment of dividends are derived from The Provident Bank, future dividends will depend on the earnings of The Provident Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the board of directors deems appropriate. A discussion of the restrictions on Provident Financial’s dividend payments is included in Part I, Item 1 Business, Regulation of Provident Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; see “Where You Can Find More Information” on page 80 of this Proxy Statement/Prospectus.

Comparison Of Stockholders’ Rights

Provident Financial is incorporated under the laws of the State of Delaware and Team Capital Bank is incorporated under the banking laws of the Commonwealth of Pennsylvania. Accordingly, Delaware law governs the rights of Provident Financial stockholders and Pennsylvania banking law governs the rights of Team Capital Bank stockholders. As a result of the merger, Team Capital Bank stockholders who receive shares of common stock will become stockholders of Provident Financial. Thus, following the merger, the rights of Team Capital Bank stockholders who become Provident Financial stockholders in the merger will be governed by the laws of the State of Delaware and will also then be governed by the Provident Financial certificate of incorporation and the Provident Financial bylaws. The Provident Financial certificate of incorporation and bylaws will be unaltered by the merger.

The following is a summary comparison of certain rights of a Provident Financial stockholder under the Provident Financial certificate of incorporation and the Provident Financial bylaws (left column) and the rights of a Team Capital Bank stockholder under the Team Capital Bank articles of incorporation and Team Capital Bank bylaws (right column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Provident Financial certificate of incorporation and Provident Financial bylaws, and the Team Capital Bank articles of incorporation and Team Capital Bank bylaws. Please see “Where You Can Find More Information” on page 80.

PROVIDENT FINANCIAL	TEAM CAPITAL BANK

CAPITAL STOCK

Authorized Capital

200 million shares of common stock par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. As of April 11, 2014, there were 60,273,465 shares of Provident Financial common stock issued and outstanding and no shares of preferred stock issued and outstanding.

20 million shares of common stock, par value $0.01 per share, and 5 million shares of one or more classes or series of preferred stock. As of April 11, 2014, there were 7,742,353 shares of Team Capital Bank common stock issued and outstanding and no shares of preferred stock issued and outstanding.

BOARD OF DIRECTORS

Number of Directors

The number of directors of Provident Financial shall be such number as designated by the board of directors from time to time, except in the absence of such designation the number shall be eleven.

The number of directors of Team Capital Bank shall be thirteen.

Vacancies and Newly Created Directorships

Unless the board of directors determines otherwise, vacancies are filled by a majority vote of the directors then in office, even if less than a quorum. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.

Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve only until the next election of directors by the stockholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the stockholders

Special Meeting of the Board of Directors

Special meetings of the board of directors may be called by one-third of the directors then in office, the chairman of the board or the chief executive officer.

Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors.

Special Meeting of Stockholders

Special meetings of the stockholders may be called by a resolution adopted by a majority of the total number of directors (whether or not there are vacancies on the board of directors).

Special meetings of the stockholders may be called at any time by the chairman of the board, the president,

or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-fifth of all of the outstanding capital stock of Team Capital Bank entitled to vote at the meeting

Description of Capital Stock of Provident Financial

Provident Financial is authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. At April 11, 2014, there were 60,273,465 shares of Provident Financial common stock issued and outstanding. Provident Financial has no outstanding shares of preferred stock. Each share of Provident Financial common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of Provident Financial represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Provident Financial may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by Provident Financial is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of Provident Financial will be entitled to receive and share equally in dividends as may be declared by the board of directors of Provident Financial out of funds legally available for the payment of dividends. If Provident Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Provident Financial have exclusive voting rights in Provident Financial. They elect Provident Financial’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. The Certificate of Incorporation provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of Provident Financial are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If Provident Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision in Provident Financial’s certificate of incorporation limiting voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of The Provident Bank, Provident Financial, as the holder of 100% of The Provident Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of The Provident Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of The Provident Bank available for distribution. In the event of liquidation, dissolution or winding up of Provident Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Provident Financial are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Provident Financial’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Provident Financial’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Provisions of the Provident Financial Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of Provident Financial’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of Provident Financial. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Provident Financial’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

Provident Financial’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Provident Financial more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” on page 80 as to how to review a copy of these documents.

Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected each year. Thus, it would take at least two special elections to replace a majority of Provident Financial’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at a special meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of Provident Financial’s then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Authorized but Unissued Shares. Provident Financial has authorized but unissued shares of common and preferred stock. See “Description Of Capital Stock Of Provident Financial.” The certificate of incorporation authorizes 50,000,000 shares of serial preferred stock. Provident Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Provident Financial. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Provident Financial’s board of directors and also by a majority of the outstanding shares of Provident Financial’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Provident Financial;

(ii)	The inability of stockholders to act by written consent;

(iii)	The inability of stockholders to call special meetings of stockholders;

(iv)	The division of the board of directors into three staggered classes;

(v)	The ability of the board of directors to fill vacancies on the board of directors;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the board of directors to amend and repeal the bylaws; and

(ix)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Provident Financial.

The bylaws may be amended by the affirmative vote of a majority of the total number of directors which Provident Financial would have if there were no vacancies on the board of directors of Provident Financial or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights discussed under the caption “Limitation of Voting Rights”).

Business Combinations with Interested Stockholders

Provident Financial’s certificate of incorporation provides that any “business combination” (as defined below) involving Provident Financial and an interested stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either a majority of the “disinterested directors” (as defined in the certificate) of Provident Financial has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate) of more than 10% of Provident Financial outstanding common stock;

•	any affiliate of Provident Financial which is the beneficial owner of more than 10% of Provident Financial outstanding common stock during the prior two years; or

•	any transferee of any shares of Provident Financial common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of Provident Financial or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•	the disposition of the assets of Provident Financial or any subsidiary having an aggregate value of 25% or more of the combined assets of Provident Financial and its subsidiaries to or with any interested stockholder of affiliate of an interested stockholder;

•	the issuance or transfer by Provident Financial or any subsidiary of any of its securities to any Interested Stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of Provident Financial and its subsidiaries;

•	any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an Interested Stockholder or affiliate of an interested stockholder; and

•	the approval of any plan for the liquidation or dissolution of Provident Financial proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of Provident Financial. However, it is not intended to, and will not, prevent or deter all tender offers for shares of Provident Financial.

Business Combination Statutes and Provisions

Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

Neither of Provident Financial’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

PROPOSAL II — ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the approval of the merger agreement at the time of the Team Capital Bank special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Team Capital Bank at the time of the special meeting to be voted for an adjournment, if necessary, Team Capital Bank has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Team Capital Bank unanimously recommends that its stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

EXPERTS

The consolidated financial statements of Provident Financial Services, Inc., as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Team Capital Bank and subsidiary as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been included herein, in reliance upon the report of ParenteBeard, LLC, independent auditor appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Luse Gorman Pomerenk & Schick, P.C., counsel to Provident Financial, will pass upon the validity of the common stock to be issued in the merger. Luse Gorman Pomerenk & Schick, P.C. will deliver its opinion to Provident Financial and Team Capital Bank, respectively as to the United States federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this document, the Team Capital Bank board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

Provident Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Team Capital Bank stockholders of the shares of Provident Financial common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Provident Financial and Provident Financial’s common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

In addition, Provident Financial files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet worldwide website that contains reports, proxy and information statements and other information about issuers, like Provident Financial, that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. The reports and other information filed by Provident Financial with the Securities and Exchange Commission are also available at Provident Financial’s internet worldwide web site. The address is http://www.providentnj.com.

You should also be able to inspect reports, proxy statements and other information about Provident Financial at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10004.

The Securities and Exchange Commission allows Provident Financial to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Provident Financial and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Provident Financial (File No. 1-31566):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Current Reports on Form 8-K dated January 31, 2014, February 3, 2014 and February 26, 2014;

•	The description of Provident Financial common stock set forth in the registration statement on Form 8-A, as amended, filed on December 12, 2009 pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, Provident Financial is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the Team Capital Bank special meeting of stockholders.

Neither Provident Financial nor Team Capital Bank has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PROVIDENT FINANCIAL SERVICES, INC.

THE PROVIDENT BANK

AND

TEAM CAPITAL BANK

DECEMBER 19, 2013

ARTICLE I CERTAIN DEFINITIONS		A-6
1.1.	Certain Definitions.	A-6
ARTICLE II THE MERGER		A-13
2.1.	Merger.	A-13
2.2.	Closing; Effective Time.	A-13
2.3.	Certificate of Incorporation and Bylaws.	A-13
2.4.	Directors and Officers of Surviving Bank.	A-13
2.5.	Additional Director.	A-13
2.6.	Effects of the Merger.	A-14
2.7.	Tax Consequences.	A-14
2.8.	Possible Alternative Structures.	A-14
2.9.	Additional Actions.	A-15
ARTICLE III CONVERSION OF SHARES		A-15
3.1.	Conversion of TCB Common Stock; Merger Consideration.	A-15
3.2.	Election Procedures.	A-16
3.3.	Procedures for Exchange of TCB Common Stock.	A-19
3.4.	Reservation of Shares.	A-21
3.5.	Redemption of TCB Series A Preferred Stock.	A-21
3.6.	Treatment of TCB Stock Options and TCB Restricted Shares.	A-22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TCB		A-22
4.1.	Standard.	A-22
4.2.	Organization.	A-23
4.3.	Capitalization.	A-23
4.4.	Authority; No Violation.	A-24
4.5.	Consents.	A-25
4.6.	Financial Statements.	A-26
4.7.	Taxes.	A-27
4.8.	No Material Adverse Effect.	A-28
4.9.	Material Contracts; Leases; Defaults.	A-28
4.10.	Ownership of Property; Insurance Coverage.	A-29
4.11.	Legal Proceedings.	A-30
4.12.	Compliance With Applicable Law.	A-30
4.13.	Employee Benefit Plans.	A-31
4.14.	Brokers, Finders and Financial Advisors.	A-34
4.15.	Environmental Matters.	A-34
4.16.	Loan Portfolio and Investment Securities.	A-35
4.17.	Other Documents.	A-36
4.18.	Related Party Transactions.	A-36
4.19.	Deposits.	A-37
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	A-37
4.21.	Registration Obligations.	A-37
4.22.	Risk Management Instruments.	A-37
4.23.	Fairness Opinion.	A-37
4.24.	Intellectual Property.	A-38
4.25.	Trust Accounts.	A-38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PFS AND PROVIDENT BANK		A-38
5.1.	Standard.	A-38
5.2.	Organization.	A-39
5.3.	Capitalization.	A-39
5.4.	Authority; No Violation.	A-40
5.5.	Consents.	A-41
5.6.	Financial Statements.	A-41
5.7.	Taxes.	A-43
5.8.	No Material Adverse Effect.	A-43
5.9.	Ownership of Property; Insurance Coverage.	A-43
5.10.	Legal Proceedings.	A-44
5.11.	Compliance With Applicable Law.	A-44
5.12.	Employee Benefit Plans.	A-45
5.13.	Environmental Matters.	A-46
5.14.	Loan Portfolio.	A-47
5.15.	Deposits.	A-47
5.16.	Antitakeover Provisions Inapplicable.	A-47
5.17.	Risk Management Instruments.	A-47
5.18.	Brokers, Finders and Financial Advisors.	A-48
5.19.	Trust Accounts.	A-48
5.20.	PFS Common Stock.	A-48
5.21.	Intellectual Property.	A-48
ARTICLE VI COVENANTS OF TCB		A-49
6.1.	Conduct of Business.	A-49
6.2.	Current Information.	A-53
6.3.	Access to Properties and Records.	A-54
6.4.	Financial and Other Statements.	A-55
6.5.	Maintenance of Insurance.	A-55
6.6.	Disclosure Supplements.	A-55
6.7.	Consents and Approvals of Third Parties.	A-56
6.8.	All Reasonable Efforts.	A-56
6.9.	Failure to Fulfill Conditions.	A-56
6.10.	No Solicitation.	A-56
6.11.	Board of Directors and Committee Meetings.	A-59
6.12	Termination of the TCB 401(k) Plan.	A-59
ARTICLE VII COVENANTS OF PFS AND PROVIDENT BANK		A-59
7.1.	Conduct of Business.	A-59
7.2.	Financial and Other Statements.	A-60
7.3.	Disclosure Supplements.	A-60
7.4.	Consents and Approvals of Third Parties.	A-60
7.5.	All Reasonable Efforts.	A-60
7.6.	Failure to Fulfill Conditions.	A-60
7.7.	Employee Benefits; Advisory Board.	A-60
7.8.	Directors and Officers Indemnification and Insurance.	A-62
7.9.	Stock Listing.	A-64
7.10.	Stock and Cash Reserve.	A-64

ARTICLE VIII REGULATORY AND OTHER MATTERS		A-64
8.1.	Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.	A-64
8.2.	Regulatory Approvals.	A-65
ARTICLE IX CLOSING CONDITIONS		A-66
9.1.	Conditions to Each Party’s Obligations under this Agreement.	A-66
9.2.	Conditions to the Obligations of PFS and Provident Bank under this Agreement.	A-67
9.3.	Conditions to the Obligations of TCB under this Agreement.	A-68
ARTICLE X THE CLOSING		A-68
10.1.	Time and Place.	A-68
10.2.	Deliveries at the Pre-Closing and the Closing.	A-69
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		A-69
11.1.	Termination.	A-69
11.2.	Effect of Termination.	A-73
11.3.	Amendment, Extension and Waiver.	A-74
ARTICLE XII MISCELLANEOUS		A-74
12.1.	Confidentiality.	A-74
12.2.	Public Announcements.	A-74
12.3.	Survival.	A-74
12.4.	Notices.	A-75
12.5.	Parties in Interest.	A-76
12.6.	Complete Agreement.	A-76
12.7.	Counterparts.	A-76
12.8.	Severability.	A-77
12.9.	Governing Law.	A-77
12.10.	Interpretation.	A-77
12.11.	Specific Performance.	A-77
12.12.	Waiver of Jury Trial.	A-78

Exhibit A Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 19, 2013, by and among Provident Financial Services, Inc., a Delaware corporation (“PFS”), The Provident Bank, a New Jersey chartered savings bank (“Provident Bank”), and Team Capital Bank, a Pennsylvania chartered savings bank (“TCB”). Each of PFS, Provident Bank and TCB is sometimes individually referred to herein as a “party,” and PFS, Provident Bank and TCB are collectively sometimes referred to as the “parties.”

WHEREAS, the Board of Directors of each of PFS, Provident Bank and TCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, TCB will merge with and into Provident Bank, a wholly owned subsidiary of PFS (the “Merger”); and

WHEREAS, as a condition to the willingness of PFS and Provident Bank to enter into this Agreement, each of the directors and executive officers of TCB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with PFS (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of TCB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, in connection with the Merger and in accordance with the terms hereof, the parties will use their reasonable best efforts to enable each share of TCB Series A Preferred Stock to be redeemed at or promptly following Closing (such redemption, the “SBLF Redemption”), or to take such other action with respect to such securities as the parties may mutually agree upon; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“2015 Annual Meeting” shall have the meaning set forth in Section 2.5.

“Advisory Board” shall have the meaning set forth in Section 7.7.7.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the NJ Department, the PA Department and the FRB, which regulates PFS, Provident Bank or TCB, or any of their respective holding companies or subsidiaries, as the case may be.

“Banking Code” shall mean the Pennsylvania Banking Code of 1965.

“Benefits Schedule” shall have the meaning set forth in Section 4.13.12.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate evidencing shares of TCB Common Stock.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.7.1.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.12.3.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar & Transfer Company, or such other bank or trust company or other agent designated by PFS, and reasonably acceptable to TCB, which shall act as agent for PFS in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person. For purposes of this Agreement, references to the “Knowledge of PFS” shall include the Knowledge of Provident Bank and with regard to TCB, the “executive officers” shall mean the following persons: Robert Rupel, Howard Hall, Fred Cort, Joanne O’Donnell, A. Bruce Dansbury and Ghan Desai.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to PFS or TCB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and its Subsidiaries taken as a whole, or TCB and its Subsidiary taken as a whole, respectively, or (ii) materially impairs the ability of either PFS or Provident Bank, on the one hand, or TCB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their subsidiaries, taken as a whole.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of TCB with and into Provident Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or PFS Common Stock, or combination thereof, in an aggregate per share amount to be paid by PFS for each share of TCB Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of PFS Common Stock to be offered to holders of TCB Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“NYSE” shall mean the New York Stock Exchange.

“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“NJ Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Option Consideration” shall have the meaning set forth in Section 3.6(a).

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“PA Department” shall mean the Pennsylvania Department of Banking and Securities.

“Participation Facility” means any facility in which TCB or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“PFS” shall mean Provident Financial Services, Inc., a Delaware corporation, with its principal executive offices located at 239 Washington Street, Jersey City, New Jersey 07302.

“PFS Common Stock” shall mean the common stock, par value $0.01 per share, of PFS.

“PFS Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“PFS Defined Benefit Plan” shall have the meaning set forth in Section 5.12.3.

“PFS DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by PFS to TCB specifically referring to the appropriate section of this Agreement.

“PFS Stock Benefit Plans” shall mean the 2003 Stock Option Plan, the 2003 Stock Award Plan and the 2008 Long-Term Equity Plan.

“PFS Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of PFS as of December 31, 2012 and 2011 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of PFS for each of the three years ended December 31, 2012, 2011 and 2010, as set forth in PFS’s annual report for the year ended December 31, 2012, and (ii) the unaudited interim consolidated financial statements of PFS as of the end of each calendar quarter following December 31, 2012, and for the periods then ended, as filed by PFS in its Securities Documents.

“PFS Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PFS or Provident Bank.

“Provident Bank” shall mean The Provident Bank, a New Jersey chartered savings bank, with its main office located at 239 Washington Street, Jersey City, New Jersey 07302, which is a wholly owned subsidiary of PFS.

“Provident Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SBLF Redemption” has the meaning given to that term in the Preamble.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Surviving Bank” shall have the meaning set forth in Section 2.1 hereof.

“Team Capital Bank” or “TCB” shall mean Team Capital Bank, a Pennsylvania chartered savings bank, with its principal offices located at 3001 Emrick Boulevard, Bethlehem, Pennsylvania 18020.

“TCB Common Stock” shall mean the common stock, par value $0.01 per share, of TCB.

“TCB Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.

“TCB DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by TCB to PFS specifically referring to the appropriate section of this Agreement.

“TCB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of TCB as of December 31, 2012 and 2011 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of TCB for each of the three years ended

December 31, 2012, 2011 and 2010, and (ii) the unaudited interim consolidated financial statements of TCB as of the end of each calendar quarter following December 31, 2012 and for the periods then ended.

“TCB 401(k) Plan” shall mean the Team Capital Bank 401(k).

“TCB Non-Qualified Agreements” shall have the meaning set forth in Section 7.7.2.

“TCB Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of TCB.

“TCB Regulatory Reports” means the Call Reports of TCB and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2012, through the Closing Date.

“TCB Representatives” shall have the meaning set forth in Section 6.10.

“TCB Restricted Share” shall mean shares of TCB Common Stock granted as restricted stock pursuant to the TCB Stock Plans.

“TCB Series A Preferred Stock” shall mean the issued and outstanding shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share, of TCB that it issued to the U.S. Department of the Treasury.

“TCB Severance Plan” shall have the meaning set forth in Section 7.7.4.

“TCB Stockholder Approval” shall have the meaning set forth in Section 4.4.

“TCB Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“TCB Stock Options” shall have the meaning set forth in Section 3.6.

“TCB Stock Plans” means the TCB Directors’, Officers’ and Employees’ Stock Option Plan and the 2011 Stock Award and Incentive Plan.

“TCB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by TCB.

“Termination Date” shall mean December 31, 2014.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) TCB shall merge with and into Provident Bank, with Provident Bank as the resulting or surviving corporation (the “Surviving Bank”), with its main office to be maintained at 239 Washington Street, Jersey City, New Jersey 07302; and (b) the separate existence of TCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of TCB shall be vested in and assumed by Provident Bank. As part of the Merger, each share of TCB Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of TCB, or (iii) at such other date or time upon which PFS and TCB mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate with the NJ Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time upon which the certificate is filed with the NJ Department, or as otherwise stated in the certificate, in accordance with the New Jersey Banking Law.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of Provident Bank as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Bank.

Except as provided in Section 2.5, the directors of Provident Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank, the officers of Provident Bank immediately prior to the Effective Time shall be the initial officers of Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Director.

At the Effective Time, John Pugliese shall be appointed to the Board of Directors of PFS and Provident Bank, subject to confirmation that Mr. Pugliese qualifies as an independent director under the standards of the NYSE and PFS. Mr. Pugliese shall be appointed to a term of office that expires at the 2015 annual meeting of stockholders of PFS (the “2015 Annual

Meeting”), and subject to the Board’s fiduciary duties, he will be proposed for election by the PFS stockholders at the 2015 Annual Meeting for a three year term (and at such time shall be nominated by the Board of Directors of Provident Bank, subject to its fiduciary duties, for a three year term, and PFS shall vote to approve such nomination as the sole stockholder of Provident Bank). The Board of Directors, and/or the nominating and governance committee thereof, of PFS and Provident Bank will include current members of TCB’s board of directors in its consideration of potential candidates to fill future vacancies that may arise.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law. The directors and executive officers, and the principal office and each branch office of the Surviving Bank giving effect to the Merger, are as set forth in PFS DISCLOSURE SCHEDULE 2.6.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither PFS, Provident Bank, TCB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. PFS, Provident Bank and TCB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time PFS shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not cause counsel to be unable to render the opinion contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of TCB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9. Additional Actions.

If, at any time after the Effective Time, PFS or Provident Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in PFS or Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of TCB, or (ii) otherwise carry out the purposes of this Agreement, TCB and its officers and directors shall be deemed to have granted to PFS and Provident Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in PFS or Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of TCB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of PFS and Provident Bank are authorized in the name of TCB or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of TCB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of PFS and Provident Bank, TCB or the holders of any of the shares of TCB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of PFS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of TCB Common Stock held in the treasury of TCB and each share of TCB Common Stock owned by PFS or any direct or indirect wholly owned subsidiary of PFS or of TCB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of TCB Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $16.25 in cash (the “Cash Consideration”); or (ii) 0.8575 shares (the “Exchange Ratio”) of PFS Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. Each outstanding share of TCB Common Stock the holder of which has perfected his right to dissent under the Banking Code and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the Banking Code. TCB shall give PFS prompt notice upon receipt by TCB of any such demands for payment of the fair value of such shares of

TCB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and PFS shall have the right to participate in all negotiations and proceedings with respect to any such demands. TCB shall not, except with the prior written consent of PFS, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the Banking Code. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of TCB Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of TCB Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6. After the Effective Time, shares of TCB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

3.1.7. In the event PFS changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of PFS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding PFS Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to PFS Common Stock if PFS issues additional shares of PFS Common Stock and receives fair market value consideration for such shares.

3.2. Election Procedures.

3.2.1. Holders of TCB Common Stock may elect to receive shares of PFS Common Stock or cash (in either case without interest) in exchange for their shares of TCB Common Stock in accordance with the following procedures, provided that, in the aggregate, 75% of the total number of shares of TCB Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of TCB Common Stock shall be converted into the Cash Consideration. Shares of TCB Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of TCB Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of TCB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of TCB Common Stock with respect to which a Stock Election has been made is referred to herein as the

“Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of PFS Common Stock with respect to such shares.

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as TCB and PFS shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as PFS and TCB shall mutually agree (the “Mailing Date”) to each holder of record of TCB Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of TCB Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s TCB Common Stock and the Cash Consideration for the remaining part of such holder’s TCB Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or PFS Common Stock for such shares (a “Non-Election”). A holder of record of shares of TCB Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of TCB Common Stock held by such Representative for a particular beneficial owner. Any shares of TCB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of PFS Common Stock, subject to Section 3.1.5 hereof.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as PFS and TCB may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. TCB shall make available up to two separate Election Forms, or such additional Election Forms as PFS may permit, to all persons who become holders (or beneficial owners) of TCB Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. TCB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of TCB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a TCB stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of TCB Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. PFS shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PFS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to PFS Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PFS. In lieu of the issuance of any such fractional share, PFS shall pay to each former holder of TCB Common Stock who otherwise would be entitled to receive a fractional share of PFS Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of PFS Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of TCB Common Stock owned by a TCB stockholder shall be combined so as to calculate the maximum number of whole shares of PFS Common Stock issuable to such TCB stockholder.

3.3. Procedures for Exchange of TCB Common Stock.

3.3.1. PFS to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, PFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of TCB Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of PFS Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of TCB Common Stock) (such cash and certificates for shares of PFS Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. PFS shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the TCB Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of TCB) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of TCB common stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding TCB Common Stock shall have no rights, after the Effective Time, with respect to such TCB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to PFS Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PFS Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of TCB of the TCB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, PFS shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to PFS (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither PFS nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFS, the posting by such person of a bond in such amount as PFS may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of TCB Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the TCB Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.4. Reservation of Shares.

PFS shall reserve for issuance a sufficient number of shares of the PFS Common Stock for the purpose of issuing shares of PFS Common Stock to the TCB stockholders in accordance with this Article III.

3.5. Redemption of TCB Series A Preferred Stock

TCB and Provident Bank each shall use their reasonable best efforts to cause or facilitate the SBLF Redemption immediately at or promptly following the Effective Time of the Merger. Provident Bank will fund the SBLF Redemption. The method of funding of such SBLF Redemption shall be mutually agreed to by TCB and Provident Bank, subject to any formal or informal Treasury Department requirements and the required approval of any Bank Regulator. In furtherance of the foregoing, TCB shall provide, and shall cause the TCB Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Provident Bank in connection with such SBLF Redemption, including by (i) furnishing all information concerning TCB and the TCB Subsidiaries that Provident Bank or any applicable Bank Regulator or Governmental Entity may request in connection with such redemption or with respect to the effects of such SBLF Redemption on Provident Bank or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations Provident Bank deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among TCB, Provident Bank and such holder) to effect the redemption of such shares as Provident Bank may reasonably request. Alternatively, Provident Bank may, in its sole discretion, in lieu of TCB redeeming all of the issued and outstanding shares of TCB Series A Preferred Stock immediately prior to or concurrently with the Effective Time, issue shares of its preferred stock (or have PFS issues shares of its preferred stock) to the U.S. Department of the Treasury similar to and in exchange for the TCB Series A Preferred Stock and assume the rights and obligations of the TCB Series A Preferred Stock upon consummation of the Merger pursuant to the terms of the TCB Series A Preferred Stock.

3.6. Treatment of TCB Stock Options and TCB Restricted Shares.

(a) Holders of all outstanding and unexercised options to acquire shares of TCB Common Stock (“TCB Stock Options”) under the TCB Stock Plans, whether or not vested, as of the Effective Time will be entitled to receive a cash payment from Provident Bank (or at the request of PFS, by TCB) equal to the product of (i) the number of shares of TCB Common Stock subject to such TCB Option at the Effective Time and (ii) the amount by which $16.25 exceeds the exercise price per share of such TCB Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of a TCB Option is greater than or equal to $16.25, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such TCB Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the TCB Stock Plans, including all underlying award agreements, and all TCB Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, TCB shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the TCB Option Plan.

(b) At the Effective Time, each outstanding and unvested TCB Restricted Share that has been granted under the TCB Stock Plans will become fully vested and will be converted automatically into the right to receive the Stock Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TCB

TCB represents and warrants to PFS and Provident Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the TCB DISCLOSURE SCHEDULE delivered by TCB to PFS on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. TCB has made a good faith effort to ensure that the disclosure on each schedule of the TCB DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the TCB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1. Standard.

No representation or warranty of TCB contained in this Article IV shall be deemed untrue or incorrect, and TCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 4.3, 4.4, 4.13.5, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. TCB is a Pennsylvania chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. TCB has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on TCB. The deposits of TCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by TCB when due.

4.2.2. TCB is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein. The location of the principal office and each branch office of TCB is set forth in TCB DISCLOSURE SCHEDULE 4.2.2.

4.2.3. TCB DISCLOSURE SCHEDULE 4.2.3 sets forth each TCB Subsidiary. Each TCB Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the TCB Subsidiaries listed on TCB DISCLOSURE SCHEDULE 4.2.3, TCB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

4.2.4. The respective minute books of TCB and each other TCB Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, TCB has made available to PFS true and correct copies of the articles of incorporation or charter and bylaws of TCB and each other TCB Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of TCB consists of twenty million (20,000,000) shares of TCB Common Stock, par value $0.01 per share, and five million (5,000,000) shares of TCB Preferred Stock. There are seven million six hundred seventy seven thousand three hundred and forty one (7,677,341) shares of TCB Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of TCB Common Stock held by TCB as treasury stock. Of the authorized Preferred Stock, there are twenty two thousand four hundred and twelve (22,412) shares of TCB Series A Preferred Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Other than the TCB Stock Options, neither TCB nor any TCB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of TCB Common Stock, or any other security of TCB or any securities representing the right to vote, purchase or otherwise receive any shares of TCB Common Stock or any other security of TCB.

4.3.2. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.3.2, TCB owns all of the capital stock of the TCB Subsidiaries, free and clear of any lien or encumbrance. Except for the TCB Subsidiaries and as set forth in TCB Disclosure Schedule 4.2.2, TCB does not possess, directly or indirectly, any material equity interest in any corporate entity.

4.3.3. To TCB’s Knowledge, except as set forth on TCB DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of TCB Common Stock, except for equity interests held in the investment portfolios of TCB or its Subsidiary, equity interests held by any TCB Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of TCB or its Subsidiaries, including stock in the FHLB of Pittsburgh.

4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which TCB’s stockholders may vote has been issued by TCB and are outstanding.

4.4. Authority; No Violation.

4.4.1. TCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.2 and the approval of this Agreement by TCB’s stockholders (the “TCB Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TCB and the completion by TCB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of TCB. This Agreement has been duly and validly executed and delivered by TCB, and subject to TCB Stockholder Approval and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of TCB, enforceable against TCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by PFS with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and TCB Stockholder Approval,

(A) the execution and delivery of this Agreement by TCB,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by TCB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of TCB or any TCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation,

judgment, order, writ, decree or injunction applicable to TCB or any TCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TCB or TCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which TCB or TCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on TCB and the TCB Subsidiaries taken as a whole.

4.4.3. The TCB Stockholder Approval is the only vote of holders of any class of TCB’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The board of directors of TCB, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of TCB and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of TCB approve this Agreement and directed that such matter be submitted for consideration by the TCB stockholders at the TCB Stockholders Meeting.

4.5. Consents.

Except for the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the TCB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to TCB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by TCB, and the completion by TCB of the Merger. To the Knowledge of TCB, no fact or circumstance exists, including any possible other transaction pending or under consideration by TCB or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the PA Department or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Act, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6. Financial Statements.

4.6.1. TCB has previously made available to PFS the TCB Financial Statements. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.6.1, the TCB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of TCB and the TCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved.

4.6.2. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.6.2, at the date of each balance sheet included in the TCB Financial Statements, TCB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such TCB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.6.3, TCB has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2012 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The TCB Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4. The records, systems, controls, data and information of TCB and the TCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. TCB and the TCB Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) the assets of TCB and the TCB Subsidiaries are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the TCB Financial Statements by TCB’s certified public accountants.

4.6.5. TCB has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in TCB DISCLOSURE SCHEDULE 4.6.5: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.6.6. Since December 31, 2011, (i) neither TCB nor any of the TCB Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.7. Taxes.

TCB and the TCB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). TCB and each TCB Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to TCB and each TCB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to TCB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from TCB and any TCB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in TCB DISCLOSURE SCHEDULE 4.7, TCB has received no written notice of, and to TCB’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of TCB or any TCB Subsidiary, and no claim has been made by any authority in a jurisdiction where TCB or any TCB Subsidiary do not file tax returns that TCB or any such TCB Subsidiary is subject to taxation in that jurisdiction. Except as set forth in TCB DISCLOSURE SCHEDULE 4.7, TCB and the TCB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. TCB and each TCB Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and TCB and each TCB Subsidiary, to TCB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2012, through and including the date of this Agreement, neither TCB nor any TCB Subsidiary has made any material election for federal or state income tax purposes.

4.8. No Material Adverse Effect.

TCB and the TCB Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TCB and the TCB Subsidiaries, taken as a whole.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.1, neither TCB nor any TCB Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by TCB or any TCB Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of TCB or any TCB Subsidiary (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which TCB or any TCB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PFS or any PFS Subsidiary; (iv) any other agreement, written or oral, that obligates TCB or any TCB Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by TCB or any TCB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in TCB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither TCB nor any TCB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to PFS on or before the date hereof, are listed on TCB DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which TCB or any TCB Subsidiary is a party or under which TCB or any TCB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of TCB or any TCB Subsidiary or upon the occurrence of a subsequent event; or (y) requires TCB or any TCB Subsidiary to provide a benefit in the form of TCB Common Stock or determined by reference to the value of TCB Common Stock.

4.9.4. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.4, since December 31, 2012, through and including the date of this Agreement, neither TCB nor any TCB Subsidiary has (i) made any material change in the credit policies or procedures of TCB or any TCB Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of TCB or any TCB Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in TCB DISCLOSURE SCHEDULE 4.10.1, TCB and each TCB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by TCB or each TCB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent TCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Pittsburgh, inter-bank credit facilities, reverse repurchase agreements or any transaction by TCB or a TCB Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. TCB and the TCB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by TCB and the TCB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which TCB or any TCB Subsidiary has purchased securities subject to an agreement to resell, if any, TCB or such

TCB Subsidiary, as the case may be, has a lien or security interest (which to TCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. TCB and each TCB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither TCB nor any TCB Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by TCB or any TCB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years TCB and each TCB Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of its insurance policies. TCB DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by TCB and each TCB Subsidiary as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth in TCB DISCLOSURE SCHEDULE 4.11, neither TCB nor any TCB Subsidiary is a party to any, and there are no pending or, to TCB’s Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against TCB or any TCB Subsidiary, (ii) to which TCB or any TCB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of TCB to perform under this Agreement.

4.12. Compliance With Applicable Law.

4.12.1. To TCB’s Knowledge, each of TCB and each TCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither TCB nor any TCB Subsidiary has received any written notice to the contrary. The Board of Directors of TCB has adopted and TCB has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

4.12.2. Each of TCB and each TCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of TCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals set forth in Section 8.2.

4.12.3. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.12.3, for the period beginning January 1, 2010, neither TCB nor any TCB Subsidiary has received any written notification or, to TCB’s Knowledge, any other communication from any Bank Regulator (i) asserting that TCB or any TCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to TCB or any TCB Subsidiary; (iii) requiring or threatening to require TCB or any TCB Subsidiary, or indicating that TCB or any TCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of TCB or any TCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of TCB or any TCB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither TCB nor any TCB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to TCB as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1 TCB DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by TCB or any TCB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of TCB or any TCB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “TCB Compensation and Benefit Plans”). Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.1, neither TCB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, TCB has made available to PFS true and correct copies of the Compensation and Benefit Plans. Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any TCB Compensation and Benefit Plan.

4.13.2 To the Knowledge of TCB, each TCB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each TCB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and TCB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to TCB, threatened action, suit or claim relating to any of the TCB Compensation and Benefit Plans (other than routine claims for benefits). TCB has not engaged in a transaction, or omitted to take any action, with respect to any TCB Compensation and Benefit Plan that would reasonably be expected to subject TCB to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 TCB has never had a defined benefit plan subject to Title IV of ERISA.

4.13.4 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which TCB or any TCB Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on TCB’s consolidated financial statements to the extent required by GAAP. TCB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable TCB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.5, neither TCB nor any TCB Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any TCB Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by TCB or any TCB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.6, TCB and its Subsidiaries do not maintain any TCB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.7, with respect to each TCB Compensation and Benefit Plan, if applicable, TCB has provided or made available to PFS copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (H) all material communications with any Governmental Entity with respect to any TCB Compensation and Benefit Plan.

4.13.8 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any TCB Compensation and Benefit Plan.

4.13.9 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of TCB have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by TCB to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.10 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of TCB or any TCB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.11, there are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the TCB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 TCB DISCLOSURE SCHEDULE 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by TCB or any TCB Subsidiary for the benefit of officers, employee or directors of TCB or any TCB Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of April 1, 2014 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14. Brokers, Finders and Financial Advisors.

Neither TCB nor any TCB Subsidiary, nor any TCB Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Keefe, Bruyette & Woods, Inc., A Stifel Company, and the engagement letter with Griffin Financial Group, LLC, copies of which are attached in TCB DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. With respect to TCB and each TCB Subsidiary:

(A) Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon TCB or any TCB Subsidiary. To the Knowledge of TCB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to TCB or any TCB Subsidiary by reason of any Environmental Laws. Neither TCB nor any TCB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that TCB or any TCB Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon TCB or any TCB Subsidiary;

(B) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of TCB threatened, before any court, governmental agency or other forum against TCB or any TCB Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by TCB or any TCB Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(C) To the Knowledge of TCB, (i) there are no underground storage tanks on, in or under any properties owned or operated by TCB or any TCB Subsidiary (including Participation

Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by TCB or any TCB Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(D) To TCB’s Knowledge, the properties currently owned or operated by TCB or any TCB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in the TCB Financial Statements as of December 31, 2012 and September 30, 2013 was, and the allowance for loan losses reflected in the TCB Regulatory Reports for periods ending after September 30, 2013 will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. Except for any individual loans with principal outstanding balances of less than $50,000, TCB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of November 30, 2013, by account, of: (i) all loans (including loan participations) of TCB or any TCB Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of TCB or any TCB Subsidiary that have been terminated by TCB or any TCB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified TCB or any TCB Subsidiary during three years preceding the date of this Agreement, or has asserted against TCB or any TCB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of TCB, each borrower, customer or other party which has given TCB or any TCB Subsidiary any oral notification of, or orally asserted to or against TCB or any TCB Subsidiary, any such claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by TCB and any TCB Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of TCB, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, (G) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; or (H) made pursuant to an exception to policy, and (v) all assets classified by TCB or any TCB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of TCB and the TCB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of TCB’s or the appropriate TCB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $25,000, TCB has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of TCB and the TCB Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by TCB or the appropriate TCB Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. TCB and each TCB Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of TCB or a TCB Subsidiary. Such securities are valued on the books of TCB in accordance with GAAP in all material respects. TCB and each TCB Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which TCB believes are prudent and reasonable.

4.17. Other Documents.

TCB has made available to PFS copies of (i) its annual reports to stockholders for the years ended December 31, 2012, 2011 and 2010, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2013, 2012 and 2011.

4.18. Related Party Transactions.

Except as set forth in TCB DISCLOSURE SCHEDULE 4.18, neither TCB nor any TCB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of TCB or any TCB Subsidiary. Except as described in TCB’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of TCB or any TCB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to TCB’s loan modification policy that is applicable to all Persons. Neither TCB nor any TCB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by TCB is inappropriate.

4.19. Deposits.

Except as set forth in TCB DISCLOSURE SCHEDULE 4.19, none of the deposits of TCB is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of TCB Common Stock is required to approve this Agreement and the Merger under the Banking Code and TCB’s articles of incorporation.

4.21. Registration Obligations.

Neither TCB nor any TCB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for TCB’s own account, or for the account of one or more of TCB’s Subsidiaries or their customers (all of which are set forth in TCB DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of TCB and each TCB Subsidiary, with counterparties believed to be financially responsible at the time; and to TCB’s and each TCB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of TCB or such TCB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither TCB nor any TCB Subsidiary, nor, to the Knowledge of TCB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

TCB has received an opinion from Griffin Financial Group, LLC, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of TCB pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

TCB and each TCB Subsidiary owns or, to TCB’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither TCB nor any TCB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. TCB and each TCB Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of TCB, the conduct of the business of TCB and each TCB Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25. Trust Accounts

Neither TCB nor any TCB Subsidiary has trust powers or acts as a fiduciary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PFS AND PROVIDENT BANK

PFS and Provident Bank represent and warrant to TCB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PFS DISCLOSURE SCHEDULE delivered by PFS to TCB on the date hereof. PFS has made a good faith effort to ensure that the disclosure on each schedule of the PFS DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PFS DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1. Standard.

No representation or warranty of PFS or Provident Bank contained in this Article V shall be deemed untrue or incorrect, and neither PFS nor Provident Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization.

5.2.1. PFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. PFS has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PFS.

5.2.2. Provident Bank is a New Jersey chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Provident Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of Provident Bank is set forth in PFS DISCLOSURE SCHEDULE 5.2.2.

5.2.3. PFS DISCLOSURE SCHEDULE 5.2.3 sets forth each PFS Subsidiary. Each PFS Subsidiary (other than Provident Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of PFS and each PFS Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, PFS has made available to TCB true and correct copies of the certificate of incorporation or charter and bylaws of PFS and Provident Bank and the PFS Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of PFS consists of two hundred million (200,000,000) shares of PFS Common Stock, of which fifty nine million eight hundred ninety nine thousand four hundred and eighty nine (59,899,489) shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and fifty million (50,000,000) shares of preferred stock, $0.01 par value (“PFS Preferred Stock”), none of which are outstanding. There are twenty two million eight hundred ninety seven thousand six hundred and thirty three (22,897,633) shares of PFS Common Stock held by PFS as treasury stock. Neither PFS nor any PFS Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PFS Common Stock, or any other security of PFS or any securities representing the right to vote, purchase or otherwise receive any shares of PFS Common Stock or any other security of PFS, other than shares issuable under the PFS Stock Benefit Plans.

5.3.2. The authorized capital stock of Provident Bank consists solely of fifteen million (15,000,000) shares of common stock, par value $ 2.00 per share (“Provident Bank Common Stock”). All of the issued and outstanding shares of Provident Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by PFS free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Either PFS or Provident Bank owns all of the outstanding shares of capital stock of each PFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of PSB Funding Corporation, PFS owns 100% of the common securities and less than 100% of the preferred securities.

5.3.3. Except as set forth in PFS DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of PFS, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PFS Common Stock, except for equity interests held in the investment portfolios of PFS or its subsidiaries, equity interests held by any PFS Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of PFS or its Subsidiaries, including stock in the FHLB of New York.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which PFS’s stockholders may vote has been issued by PFS and are outstanding.

5.4. Authority; No Violation.

5.4.1. PFS and Provident Bank each have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PFS and Provident Bank and the completion by PFS and Provident Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of PFS and Provident Bank, and no other corporate proceedings on the part of PFS or Provident Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by PFS and Provident Bank, and subject to the receipt of the Regulatory Approvals described in Section 8.2 hereof, constitutes the valid and binding obligations of PFS and Provident Bank, enforceable against PFS and Provident Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. This Agreement has been approved by PFS in its capacity as sole stockholder of Provident Bank.

5.4.2. Subject to receipt of the Regulatory Approvals, and compliance by TCB and PFS with any conditions contained therein,

(A) the execution and delivery of this Agreement by PFS and Provident Bank,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by PFS and Provident Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of PFS or any PFS Subsidiary or the charter and bylaws of Provident Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or any PFS Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS, Provident Bank or any PFS Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.5. Consents.

Except for the regulatory approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of TCB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of PFS, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by PFS and Provident Bank and the completion of the Merger. To the Knowledge of PFS, no fact or circumstance exists, including any possible other transaction pending or under consideration by PFS or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the PA Department or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Act, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6. Financial Statements.

5.6.1. PFS has previously made available to TCB the PFS Financial Statements. The PFS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of PFS and the PFS Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the PFS Financial Statements, PFS did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PFS Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. PFS (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to PFS, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of PFS by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to PFS outside auditors and the audit committee of PFS Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect PFS ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PFS internal control over financial reporting. These disclosures (if any) were made in writing by management to PFS auditors and audit committee and a copy has previously been made available to TCB.

5.6.4. Since December 31, 2012, (A) neither PFS nor any PFS Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of PFS or any PFS Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PFS or any PFS Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PFS or any PFS Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing PFS or any PFS Subsidiary, whether or not employed by PFS or any PFS Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.7. Taxes.

PFS and the PFS Subsidiaries that are at least 80 percent owned by PFS are members of the same affiliated group within the meaning of Code Section 1504(a). PFS has duly filed all federal, state and local tax returns required to be filed by or with respect to PFS and each PFS Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of PFS, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from PFS and any PFS Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, PFS has received no notice of, and to the Knowledge of PFS, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of PFS or any PFS Subsidiary, and no claim has been made by any authority in a jurisdiction where PFS or any PFS Subsidiary do not file tax returns that PFS or any such PFS Subsidiary is subject to taxation in that jurisdiction. Except as set forth in PFS DISCLOSURE SCHEDULE 5.7, PFS and PFS Subsidiary have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. PFS and each PFS Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and PFS and each PFS Subsidiary, to the Knowledge of PFS, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

PFS and the PFS Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PFS and the PFS Subsidiaries, taken as a whole.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. PFS and each PFS Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by PFS or each PFS Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PFS Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, or any transaction by a PFS Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PFS and each PFS Subsidiary, as lessee, have the right under valid and subsisting leases of real and personal properties used by PFS and the PFS Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. PFS and each PFS Subsidiary currently maintain insurance considered by PFS to be reasonable for their respective operations. Neither PFS nor any PFS Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years PFS and each PFS Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies except as disclosed in PFS DISCLOSURE SCHEDULE 5.9.2.

5.10. Legal Proceedings.

Except as disclosed in PFS DISCLOSURE SCHEDULE 5.10, neither PFS nor any PFS Subsidiary is a party to any, and there are no pending or, to the Knowledge of PFS, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PFS or any PFS Subsidiary, (ii) to which PFS or any PFS Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PFS to perform under this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of PFS, each of PFS and each PFS Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither PFS nor any PFS Subsidiary has received any written notice to the contrary. The Board of Directors of Provident Bank has adopted and Provident Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

5.11.2. Each of PFS and each PFS Subsidiary have all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the

Knowledge of PFS, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.2.

5.11.3. For the period beginning January 1, 2010, and except as set forth in PFS DISCLOSURE SCHEDULE 5.11.3, neither PFS nor any PFS Subsidiary has received any written notification or, to the Knowledge of PFS, any other communication from any Bank Regulator (i) asserting that PFS or any PFS Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PFS or any PFS Subsidiary; (iii) requiring or threatening to require PFS or any PFS Subsidiary, or indicating that PFS or any PFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither PFS nor any PFS Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Provident Bank as to compliance with the CRA is “Satisfactory” or better.

5.12. Employee Benefit Plans.

5.12.1. PFS DISCLOSURE SCHEDULE 5.12.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by PFS or any PFS Subsidiary and in which employees in general may participate (the “PFS Compensation and Benefit Plans”). Each PFS Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Entity questioning or challenging such compliance.

5.12.2. To the Knowledge of PFS and except as disclosed in PFS DISCLOSURE SCHEDULE 5.12.2, each PFS Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each PFS Compensation and Benefit Plan which is an

“employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter from the IRS, and PFS is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of PFS, threatened action, suit or claim relating to any of the PFS Compensation and Benefit Plans (other than routine claims for benefits). Neither PFS nor any PFS Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any PFS Compensation and Benefit Plan that would reasonably be expected to subject PFS or any PFS Subsidiary to an unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by PFS or any of its Subsidiaries to be incurred with respect to any PFS Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“PFS Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by PFS or any entity which is considered one employer with PFS under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). No PFS Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of PFS, except as set forth in PFS DISCLOSURE SCHEDULE 5.12.3, no PFS Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.

5.12.4. All material contributions required to be made under the terms of any PFS Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PFS or any PFS Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PFS’s consolidated financial statements to the extent required by GAAP. PFS and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable PFS Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of PFS, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon PFS or any PFS Subsidiary. To the Knowledge of PFS, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to PFS or any PFS Subsidiary by reason of any Environmental Laws. Neither PFS nor any PFS Subsidiary has received any written notice from any Person that PFS or any PFS Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon PFS or any PFS Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the PFS’s Knowledge, threatened, before any court, governmental agency or other forum against PFS or any PFS Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the PFS.

5.14. Loan Portfolio.

The allowance for loan losses reflected in PFS’s audited consolidated statement of condition at December 31, 2012 was, and the allowance for loan losses shown on the balance sheets in PFS’s Financial Statements for periods ending after December 31, 2012 were or will be, adequate, as of the dates thereof, under GAAP.

5.15. Deposits.

None of the deposits of any PFS Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

5.16. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Delaware General Corporation Law applicable to PFS.

5.17. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PFS’s own account, or for the account of one or more of PFS’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PFS and each PFS Subsidiary, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of PFS or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PFS nor any PFS Subsidiary, nor to the Knowledge of PFS any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.18. Brokers, Finders and Financial Advisors.

Neither PFS nor any PFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of RBC Capital Markets, LLC by PFS and the fee payable pursuant thereto.

5.19. Trust Accounts

Provident Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Provident Bank nor any other PFS Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account, except as disclosed in PFS DISCLOSURE SCHEDULE 5.19.

5.20. PFS Common Stock

The shares of PFS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.21. Intellectual Property

PFS and each PFS Subsidiary own or, to PFS’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in PFS DISCLOSURE SCHEDULE 5.21, and neither PFS nor any PFS Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. PFS and each PFS Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of PFS, the conduct of the business of PFS and each PFS Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

ARTICLE VI

COVENANTS OF TCB

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of PFS, which consent will not be unreasonably withheld, conditioned or delayed, TCB will, and it will cause each TCB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals referenced in Section 8.2 or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. TCB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in TCB DISCLOSURE SCHEDULE 6.1.2, or consented to by PFS in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the TCB Subsidiaries not to:

(A) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(B) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding TCB Stock Options), issue any shares of TCB Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the TCB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than dividends payable with regard to the TCB Series A Preferred Stock), or redeem (except as to the SBLF Redemption) or otherwise acquire any shares of capital stock.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on TCB DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iii) the payment of bonuses for the year ending December 31, 2013, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice. Neither TCB nor any TCB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that TCB may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate TCB or any TCB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of TCB or any TCB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between TCB, or any TCB Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any TCB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office,

(H) sell or otherwise dispose of the capital stock of TCB or sell or otherwise dispose of any asset of TCB or of any TCB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Pittsburgh, subject any asset of TCB or of any TCB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action that would result in any of the representations and warranties of TCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating TCB;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which TCB or any TCB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with TCB’s or any TCB Subsidiary’s current investment policy;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the TCB DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $4.0 million or that involves an exception to policy; provided that PFS shall have been deemed to have consented to any loan in excess of such amount if PFS does not object to any such proposed loan within two business days of receipt by PFS of a request by TCB to exceed such limit along with all financial or other data that PFS may reasonably request in order to evaluate such loan.

(N) enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that PFS shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if PFS does not object to any such proposed renewal, extension or modification within three business days of receipt by PFS of a request by TCB to renew, extend or modify such a transaction along with all financial or other data that PFS may reasonably request in order to evaluate the same;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any TCB Compensation and Benefit Plan;

(S) except as set forth in TCB DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Provident Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by TCB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PFS and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PFS (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PFS (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, TCB will cause one or more of its representatives to confer with representatives of PFS and report the general status of its ongoing operations at such times as PFS may reasonably request. TCB will promptly notify PFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving TCB or any TCB Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. TCB and Provident Bank shall meet on a regular basis to discuss and plan for the conversion of TCB’s data processing and related electronic informational systems to those used by Provident Bank, which planning shall include, but not be limited to, discussion of the possible termination by TCB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by TCB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that TCB shall not be obligated to take any such action prior to the Effective Time and, unless TCB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that TCB takes, at the request of Provident Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Provident Bank shall pay any such fees and charges directly to such third parties, and shall indemnify Team Capital Bank for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by TCB, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.

6.2.3. TCB shall provide Provident Bank, substantially contemporaneously with the delivery to the Board of Directors of TCB of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, TCB shall provide Provident Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. TCB shall promptly inform PFS upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of TCB or any TCB Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, TCB shall permit PFS and Provident Bank reasonable access upon reasonable notice to its properties and those of the TCB Subsidiaries, and shall disclose and make available to PFS and Provident Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter TCB reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PFS and Provident Bank may have a reasonable interest; provided, however, that TCB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in TCB’s reasonable judgment, would interfere with the normal conduct of TCB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to PFS is prohibited by law or regulation. TCB shall provide and shall request its auditors to provide PFS with such historical financial information regarding it (and related audit reports and consents) as PFS may reasonably request for securities disclosure purposes. PFS and Provident Bank shall use commercially reasonable efforts to minimize any interference with TCB’s regular business operations during any such access to TCB’s property, books and records.

6.3.2. TCB shall permit PFS, at its expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ATSM”) Standard 1527-05, as amended) to be performed at each branch office owned by TCB, and, to the extent permitted by any lease governing TCB’s lease of any branch, at each branch leased by TCB, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a Branch which TCB leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. TCB will use its commercially reasonable efforts (at no cost to TCB) to obtain such landlord consent. Prior to performing any Phase II, PFS will provide TCB with a copy of its proposed work plan and PFS will cooperate in good faith with TCB to address any comments or suggestions made by TCB regarding the work plan. PFS and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with TCB’s operation of its business, and PFS shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. PFS shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by PFS.

6.3.3. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall PFS have access to any information that, based on advice of TCB’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of TCB with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by PFS, TCB has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that PFS shall not conduct any environmental sampling without the prior written consent of TCB, which consent may not be unreasonably withheld or delayed. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of TCB or such Person or Persons as may be designated by TCB. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, TCB will furnish to PFS copies of each annual, interim or special audit of the books of TCB and each TCB Subsidiary made by its independent auditors and copies of all internal control reports submitted to TCB by such auditors in connection with each annual, interim or special audit of the books of TCB and the TCB Subsidiaries made by such auditors.

6.4.2. TCB will furnish to PFS copies of all documents, statements and reports as it or any TCB Subsidiary shall send to its stockholders, the FDIC, the Commissioner, or any other Regulatory Authority, except as legally prohibited thereby. Within 15 days after the end of each month, TCB will deliver to PFS a list and description of loans originated by TCB since the prior month end.

6.4.3. TCB will advise PFS promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of TCB or any TCB Subsidiary.

6.4.4. With reasonable promptness, TCB will furnish to PFS such additional financial data that TCB possesses and as PFS may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

TCB shall maintain, and cause the TCB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, TCB will promptly supplement or amend the TCB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such TCB DISCLOSURE SCHEDULE or which is necessary to correct any information in such TCB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such TCB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

TCB shall use all commercially reasonable efforts, and shall cause each TCB Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, TCB shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

TCB agrees to use, and agrees to cause each TCB Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that TCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PFS.

6.10. No Solicitation.

6.10.1. TCB shall not, and shall cause the TCB Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “TCB Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than PFS) any information or data with respect to TCB or any of the TCB Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by TCB or any TCB Representative, whether or not such Representative is so authorized and whether or not such TCB Representative is purporting to act on behalf of TCB or otherwise, shall be deemed to be a breach of this Agreement by TCB. TCB and TCB Subsidiaries shall, and shall cause each of TCB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from PFS), whether or not in writing,

contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving TCB or any of the TCB Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of TCB or any of the TCB Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of TCB and the TCB Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of TCB or any of the TCB Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of TCB or any of the TCB Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, TCB may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) TCB has received a bona fide unsolicited written Acquisition Proposal, prior to the TCB Stockholders Meeting, that did not result from a breach of this Section 6.10; (ii) the TCB Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) TCB has provided PFS with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to TCB or any of the TCB Subsidiaries or otherwise relating to an Acquisition Proposal, TCB receives from such Person a confidentiality agreement with terms no less favorable to TCB than those contained in the Confidentiality Agreement dated October 23, 2013. TCB shall promptly provide to PFS any non-public information regarding TCB or the TCB Subsidiaries provided to any other Person that was not previously provided to PFS, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the TCB Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of TCB Common Stock or all, or substantially all, of the assets of TCB and the TCB Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of TCB Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the TCB Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the TCB Stockholders than the

Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3. TCB shall promptly (and in any event within twenty-four (24) hours) notify PFS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TCB or any TCB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). TCB agrees that it shall keep PFS informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Subject to Section 6.10.5, neither the TCB Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to PFS in connection with the transactions contemplated by this Agreement (including the Merger), the TCB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with TCB Stockholders Meeting or otherwise, inconsistent with the TCB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the TCB Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause TCB or any of the TCB Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring TCB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5. Notwithstanding Section 6.10.4, prior to the date of TCB Stockholders Meeting, the TCB Board may approve or recommend to the stockholders of TCB a Superior Proposal and withdraw, qualify or modify the TCB Recommendation in connection therewith (a “TCB Subsequent Determination”) after the third (3rd) Business Day following PFS’s receipt of a notice (the “Notice of Superior Proposal”) from TCB advising PFS that the TCB Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that TCB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that TCB proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the TCB Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to TCB’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by PFS since its receipt of such Notice of Superior

Proposal (provided, however, that PFS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), TCB Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the TCB Recommendation or the making of a TCB Subsequent Determination by the TCB Board of Directors shall not change the approval of the TCB Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the TCB Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11. Board of Directors and Committee Meetings.

TCB shall permit representatives of PFS or Provident Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that TCB shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of TCB or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of PFS or Provident Bank, or (ii) that TCB would not be required to disclose under Section 6.3.3 hereof.

6.12 Termination of the TCB 401(k) Plan

TCB shall take all necessary actions to terminate the TCB 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the TCB 401(k) Plan, TCB or Provident Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the TCB 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the TCB 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA.

ARTICLE VII

COVENANTS OF PFS AND PROVIDENT BANK

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of TCB, which consent will not be unreasonably withheld, conditioned or delayed, PFS and Provident Bank will, and they will cause each PFS Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Financial and Other Statements.

PFS will advise TCB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PFS or any of the PFS Subsidiaries.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, PFS will promptly supplement or amend the PFS DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PFS DISCLOSURE SCHEDULE or which is necessary to correct any information in such PFS DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PFS DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

PFS and Provident Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. All Reasonable Efforts.

Subject to the terms and conditions herein provided, PFS and Provident Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.6. Failure to Fulfill Conditions.

In the event that PFS or Provident Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify TCB.

7.7. Employee Benefits; Advisory Board.

7.7.1 Except as otherwise provided in this Agreement, PFS will review all the TCB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any TCB Compensation and Benefit Plan is frozen or terminated by PFS, former employees of TCB who become employees of PFS or Provident Bank after the Effective Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any PFS Compensation and Benefit Plan of similar character (to extent that one exists, other than any PFS non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement, or the PFS Defined Benefit Plan). Continuing Employees who become participants in a PFS Compensation and Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of TCB or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall be given under the PFS ESOP only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under the PFS retiree health plan. This Agreement shall not be construed to limit the ability of PFS or Provident Bank to terminate the employment of any TCB employee or to review any TCB Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.7.2 PFS shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on TCB DISCLOSURE SCHEDULE 4.13.1 (collectively, the “TCB Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. The estimated amounts payable under the TCB Non-Qualified Agreements are set forth in the Benefits Schedule. Notwithstanding anything contained in the TCB Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.7.3 For purposes of Provident Bank’s vacation and/or paid leave benefit programs, Provident Bank will give each Continuing Employee credit for such individual’s accrued paid-time off balance with TCB as of the Effective Time.

7.7.4 Any employee of TCB who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, for one year following the Effective Time, be covered and be eligible to receive severance benefits under the severance plan or policy (the “TCB Severance Plan”) set forth in TCB DISCLOSURE SCHEDULE 7.7.4 in accordance with the terms of the TCB Severance Plan, provided, however that such employee enters into a release of claims against PFS, Provident Bank and their affiliates in a customary form reasonably satisfactory to PFS. The estimated amounts payable under the TCB Severance Plan are set forth in the Benefits Schedule.

7.7.5 In the event of any termination of any TCB health plan or consolidation of any such plan with any PFS or Provident Bank health plan, PFS shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to PFS employees. Unless a Continuing Employee affirmatively terminates coverage under a TCB health plan prior to the time that such Continuing Employee becomes eligible to participate in the PFS health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the TCB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PFS and their dependents. In the event of a termination or consolidation of any TCB health plan, terminated TCB employees and qualified beneficiaries will have the right to continued coverage under group health plans of PFS in accordance with COBRA.

7.7.6 PFS and Provident Bank agree to take all such actions related to the TCB 401(k) Plan as stated in Section 6.12 of this Agreement.

7.7.7 Effective as of the Closing Date, PFS shall establish a New Jersey Regional Advisory Board and a Pennsylvania Regional Advisory Board, which advisory boards will be comprised of those persons who serve on the TCB Board of Directors (other than the TCB board member who shall serve on the PFS and Provident Bank board) or on an existing TCB advisory board, and who are designated by PFS, in consultation with TCB.

7.8. Directors and Officers Indemnification and Insurance.

7.8.1. PFS shall maintain, or shall cause Provident Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by TCB (provided, that PFS may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall PFS be required to expend pursuant to this Section 7.8.1 more than 150% of the annual cost currently expended by TCB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PFS shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, TCB agrees in order for PFS to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.8.2. In addition to Section 7.8.1, for a period of six years after the Effective Time, PFS shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of TCB or a TCB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of PFS, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of TCB or a TCB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by TBC under the Banking Code and under TCB’s

Certificate of Incorporation and Bylaws, to the extent not prohibited by Delaware law. PFS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify PFS (but the failure so to notify PFS shall not relieve it from any liability which it may have under this Section 7.8.2, except to the extent such failure materially prejudices PFS) and shall deliver to PFS the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) PFS shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption PFS shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PFS elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between PFS and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and PFS shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, PFS shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) PFS shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TCB or any TCB Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TCB or any TCB Subsidiary.

7.8.3. The obligations of PFS provided under this Section 7.8 are intended to be enforceable against PFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of PFS. PFS shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.8 to the fullest extent permitted under applicable law; however such payment of costs should be immediately reimbursed to PFS by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.8. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.9. Stock Listing.

PFS agrees to list on the NYSE (or such other national securities exchange on which the shares of the PFS Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of PFS Common Stock to be issued in the Merger.

7.10. Stock and Cash Reserve.

PFS agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of PFS Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement

8.1.1. TCB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in TCB’s reasonable judgment, necessary or desirable (the “TCB Stockholders Meeting”). TCB agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to TCB of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, TCB shall, (i) through TCB’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “TCB Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such TCB Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the TCB Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to PFS and TCB.

8.1.2. For the purposes (x) of registering PFS Common Stock to be offered to holders of TCB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the TCB Stockholders Meeting, PFS shall draft and prepare, and TCB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by TCB to the TCB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). PFS shall provide TCB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. PFS shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of PFS and TCB shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and TCB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. PFS shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TCB shall furnish all information concerning TCB and the holders of TCB Common Stock as may be reasonably requested in connection with any such action.

8.1.3. PFS shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. PFS will advise TCB promptly after PFS receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of PFS Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and PFS will provide TCB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as TCB may reasonably request.

8.1.4. TCB and PFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, TCB shall cooperate with PFS in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and PFS shall file an amended Merger Registration Statement with the SEC, and TCB shall mail a Proxy Statement-Prospectus to TCB’s stockholders.

8.2. Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and PFS and Provident Bank will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall PFS or Provident Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by PFS or Provident Bank of all or any material portion of the business or assets of TCB or any TCB Subsidiary, (b) compel PFS or Provident Bank to dispose of or hold separate all or any material portion of the business or assets of TCB or any TCB Subsidiary, (c) impose a material compliance burden, penalty or obligation on PFS or Provident Bank resulting from noncompliance by TCB with its regulatory obligations; or (d) otherwise materially impair the value of TCB and the TCB Subsidiaries to PFS and Provident Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. TCB shall have the right to review, and to the extent practicable to consult with PFS and Provident Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. PFS shall give TCB and its counsel the opportunity to review, and to the extent practicable to consult with PFS and Provident Bank on, each filing prior to its being filed with a Bank Regulator and shall give TCB and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of TCB.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to PFS, Provident Bank or TCB, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of PFS Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NYSE Listing. The shares of PFS Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

9.1.6. Tax Opinion. PFS and TCB shall have received an opinion, dated as of the Effective Time, of Luse Gorman Pomerenk & Schick, P.C., reasonably satisfactory in form and substance to PFS and TCB (and its counsel), based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2. Conditions to the Obligations of PFS and Provident Bank under this Agreement.

The obligations of PFS and Provident Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of TCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and TCB shall have delivered to PFS a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of TCB as of the Effective Time.

9.2.2. Agreements and Covenants. TCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and PFS shall have received a certificate signed on behalf of TCB by the Chief Executive Officer and Chief Financial Officer of TCB to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. TCB and the TCB Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. TCB Series A Preferred Stock Redemption. Either TCB or Provident Bank has received unconditional approval from the U.S. Department of the Treasury to irrevocably redeem all outstanding shares of TCB Series A Preferred Stock.

9.2.5. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.6. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of TCB Common Stock shall have served a written notice of dissent from this Agreement to TCB under the Banking Code.

TCB will furnish PFS with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as PFS may reasonably request.

9.3. Conditions to the Obligations of TCB under this Agreement.

The obligations of TCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of PFS and Provident Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and PFS and Provident Bank shall have delivered to TCB a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of PFS and Provident Bank as of the Effective Time.

9.3.2. Agreements and Covenants. PFS and Provident shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and TCB shall have received a certificate signed on behalf of PFS and Provident Bank by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of PFS and Provident Bank to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. PFS and Provident Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on PFS and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. PFS shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide TCB with a certificate evidencing such delivery.

PFS and Provident Bank will furnish TCB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as TCB may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the PFS, at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which PFS and TCB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to PFS and TCB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, PFS shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of TCB:

11.1.1. At any time by the mutual written agreement of PFS and TCB;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by TCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by PFS);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by TCB) or Section 9.3.2 (in the case of a breach of covenant by PFS);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by PFS and TCB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of TCB shall have voted at the TCB Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By PFS, (i) if TCB shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the TCB Board of Directors does not publicly recommend in the Proxy Statement-Prospectus for the TCB Stockholders Meeting that the TCB Stockholders approve and adopt this Agreement or if, after making the TCB Recommendation in the Proxy Statement-Prospectus for the TCB Stockholders Meeting, the TCB Board of Directors makes a TCB Subsequent Determination

11.1.9. By PFS if TCB has received a Superior Proposal and the Board of Directors of TCB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to PFS.

11.1.10. By the Board of Directors of TCB if TCB has received a Superior Proposal and the Board of Directors of TCB has made a determination to accept such Superior Proposal.

11.1.11. By TCB, if TCB’s Board of Directors determines by a vote of the majority of the members of the entire TCB Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “PFS Ratio”) shall be less than 0.80; and

(ii) the PFS Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”); subject, however, to the following three sentences. If the TCB elects to exercise its termination right pursuant to this Section 11.1.11, it shall give written notice to PFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During a five-day period commencing with its receipt of such notice, PFS shall have the option to increase the consideration to be received by the holders of TCB Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the PFS Ratio. If PFS so elects within such five-day period, it shall give prompt written notice to TCB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.11 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 11.1.11, the following terms shall have the meanings indicated.

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agreement or commitment to take any action referenced above.

“Average Closing Price” shall mean the average of the daily closing prices for shares of PFS Common Stock for the twenty consecutive full trading days on which such shares are actually traded on the NYSE (as reported by the NYSE) ending on the trading day immediately preceding the Determination Date.

“Determination Date” shall mean the first date on which all Regulatory Approvals have been received (disregarding any waiting period).

“Final Index Price” shall mean the average of the Index Prices for the twenty consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the 16 financial institutions listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving any of such companies publicly announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Determination Date.

In the event that:

(i)	the common stock of any of such companies ceases to be publicly traded, or

(ii)	an Acquisition Transaction involving any of such companies is announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Determination Date, and as a result of which transaction the company will be merged into another company and no longer will be an independently traded entity, then such company or companies will be removed from the Index Group for purposes of determining the Final Index Price and the Index Price.

The 16 financial institutions are as follows:

Berkshire Hills Bancorp, Inc.	BHLB
Brookline Bancorp, Inc.	BRKL
Community Bank System, Inc.	CBU
Dime Community Bancshares, Inc.	DCOM
First Commonwealth Financial Corporation	FCF
Flushing Financial Corporation	FFIC
Independent Bank Corp.	INDB
National Penn Bancshares, Inc.	NPBC
NBT Bancorp Inc.	NBTB
Northwest Bancshares, Inc.	NWBI
S&T Bancorp, Inc.	STBA
Sandy Spring Bancorp, Inc.	SASR
Sterling Bancorp	STL
Tompkins Financial Corporation	TMP
TrustCo Bank Corp NY	TRST
WSFS Financial Corporation	WSFS

“Index Price” shall mean the average closing price of the entities comprising the Index Group taken as a whole without regard to market capitalization.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $18.88.

If PFS or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of the common stock of PFS or such company shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(C) As a condition of PFS’s willingness, and in order to induce PFS to enter into this Agreement, and to reimburse PFS for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, TCB hereby agrees to pay PFS, and PFS shall be entitled to payment of, a fee of $5.0 million (the “Fee”), within three business days after written demand for payment is made by PFS, following the occurrence of any of the events set forth below:

(i) TCB terminates this Agreement pursuant to Section 11.1.10 or PFS terminates this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii) The entering into a definitive agreement by TCB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving TCB within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by PFS pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by TCB or any TCB Subsidiary; or (ii) the failure of the stockholders of TCB to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) The right to receive payment of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of PFS and Provident Bank against TCB and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E) PFS shall be reimbursed by TCB for all fees, costs and other expenses incurred by PFS in connection with enforcing its right to the Fee.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of TCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of TCB, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to TCB’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, PFS, Provident Bank and TCB mutually agree to be bound by the terms of the confidentiality agreement dated October 23, 2013 and the confidentiality agreement dated December 2, 2013 (together, the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

TCB and PFS shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither TCB nor PFS nor Provident Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.9, 3.3.2 through 3.3.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to TCB, to:	Robert A. Rupel President and Chief Executive Officer Team Capital Bank 3001 Emrick Boulevard Bethlehem, Pennsylvania 18020 Fax: (484) 821-5660 Email: Rrupel@teamcapitalbank.com

With required copies to:	Windels Marx Lane & Mittendorf, LLP 120 Albany Street Plaza, 6th Floor New Brunswick, New Jersey 08901 Attn: Robert A. Schwartz, Esq. Fax: (732) 846-8877
Email: rschwartz@windelsmarx.com

If to PFS and Provident Bank, to:

Christopher Martin

Chairman, President and Chief Executive Officer

Provident Financial Services, Inc.

100 Wood Avenue South

Iselin, New Jersey 08830

Fax: (866-354-3167)

Email: chris.martin@providentnj.com

With required copies to:

John F. Kuntz, Esq.

General Counsel

Provident Financial Services, Inc.

100 Wood Avenue South

Iselin, New Jersey 08830

Fax: (866-354-7061)

Email: john.kuntz@providentnj.com

   and

John J. Gorman, Esq.

Marc P. Levy, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Fax: (202) 362-2902

Email: jgorman@luselaw.com

   mlevy@luselaw.com

or such other address as shall be furnished in writing by any party.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware. In the event it is determined that the Chancery Court of the State of Delaware does not have jurisdiction with respect to any dispute arising out of this Agreement or the transactions contemplated, all reference in this Section 12.11 to the Chancery Court of the State of Delaware shall be deemed to include any other court located in the State of Delaware solely with respect to such claim.

12.12. Waiver of Jury Trial

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, PFS, Provident Bank and TCB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Provident Financial Services, Inc.

Dated: December 19, 2013	By:	/s/ Christopher Martin
		Name:	Christopher Martin
		Title:	Chairman, President and Chief Executive Officer

Dated: December 19, 2013	The Provident Bank

	By:	/s/ Christopher Martin
		Name:	Christopher Martin
		Title:	Chairman, President and Chief Executive Officer

Dated: December 19, 2013	Team Capital Bank

	By:	/s/ Robert A. Rupel
		Name:	Robert A. Rupel
		Title:	President and Chief Executive Officer

APPENDIX B

607 Washington Street Reading, PA 19601 Phone: 610-478-2105 Email: info@griffinfingroup.com Fax: 610-478-2227

December 19, 2013

The Board of Directors

Team Capital Bank

3001 Emrick Blvd., Suite 320

Bethlehem, PA 18020

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the common equity shareholders of Team Capital Bank (the “Company”) of the Merger Consideration (as defined below) to be received by the Company’s common equity shareholders in the proposed merger (the “Transaction”) of the Company with The Provident Bank, a subsidiary of Provident Financial Services, Inc. (the “Acquirer”).

Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, the Acquirer, and The Provident Bank, the Company will merge with and into The Provident Bank. Each issued and outstanding share of the Company’s Common Stock, other than shares of the Company’s Common Stock held in treasury or owned by the Acquirer and its affiliates, will be exchanged for the right to receive 0.8575 shares of Acquirer common stock or cash equal to $16.25 per share, subject to limitations described in the Agreement (the “Merger Consideration”). Shares of the Company’s Common Stock held in treasury or owned by the Acquirer and its affiliates will be cancelled. Company Series A Preferred Stock will be repurchased and retired in connection with the Transaction. The terms and conditions of the Transaction are more fully described in the Agreement.

In arriving at our opinion, we: (i) reviewed a draft of the Agreement; (ii) reviewed and discussed with the Company certain publicly available business and financial information concerning the Company and the economic and regulatory environments in which it operates; (iii) reviewed and discussed with the Company and the Acquirer their respective financial information as of and for the nine months ended September 30, 2013, and as of and for the 12 month periods ended December 31, 2012 and December 31, 2011; (iv) discussed with the management of the Company and the Acquirer matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels, capital adequacy and stock market valuation (as applicable) and related matters as of such dates and for the periods then ended; (v) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving whole bank and thrift acquisitions during such time frames as we deemed relevant; (vi) compared the financial condition and the implied valuation of the Company to the financial condition and valuation of certain institutions we deemed relevant; (vii) evaluated, from publicly available sources and discussions with the management of the Acquirer, the capacity of the Acquirer to complete the Transaction on a timely basis; (viii) considered the breadth and results of the competitive process conducted to identify a buyer; and (ix) performed a discounted cash flow analysis, as well as such other financial studies and analyses and considered such other information as we deemed appropriate for the purpose of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquirer with respect to certain aspects of the Transaction, including past and current business

The Board of Directors

Team Capital Bank

December 19, 2013

operations, regulatory relations, financial condition, dividend and capital policies, market opportunities within each of their core operating markets, and other matters that we deemed appropriate for the purpose of this opinion. We also evaluated the Acquirer’s market structure, its stock market performance, its ownership concentrations, and the trading history of its common stock which is being used as a part of the Merger Consideration.

In providing our opinion, we have relied upon and assumed the accuracy and completeness of information which was publicly available to us or which was furnished to or discussed with us by the Company or otherwise reviewed by us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual loan files or deposit information of the Company, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits or other liabilities of the Company. In relying on financial analyses provided to or discussed with us by the Company or derived therefrom, we have assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. We express no view as to any analyses, forecasts, estimates, or the assumptions on which they were based. Our review of the Acquirer and its ability to complete the Transaction was limited to publicly available information, certain management information and discussions with the management of the Acquirer regarding the past and current business operations, financial condition and future prospects of the Acquirer.

We have also assumed that the representations and warranties made by the Company and the Acquirer in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the Transaction contained therein, including approval by the Federal Deposit Insurance Corporation, other regulators, and approval by the Company’s shareholders will be performed in all respects material to our analyses in a manner which will not give the Acquirer the ability to terminate the Agreement or decline to close under the Agreement. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory, shareholder and any other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect to the Company or the Acquirer or to the contemplated benefits of the Transaction. Our opinion assumes, with your consent, that the Transaction will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the common equity shareholders of the Company with regards to the Merger Consideration to be received by the common equity shareholders in the Transaction and we express no opinion as to the fairness of the Transaction to creditors or other stakeholders of the Company or as to the underlying decision by the Company to engage in the Transaction, the relative merits of the Transaction compared to other Transactions available the company, or the relative merits of the Transaction compared to other strategic

The Board of Directors

Team Capital Bank

December 19, 2013

alternatives which may be available to the Company. Additionally, we were not directed to, and we did not solicit indications of interest from other parties regarding a potential transaction with the Company. We have assumed that the process undertaken by the Company to approach certain identified parties in connection with a potential transaction was based on appropriate business judgment. Furthermore, we did not take into account, and express no opinion, with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of the Company paid or payable by reason or as a result of the Transaction.

We have acted as a financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a portion of which will become payable only if the proposed Transaction is completed. The Company has agreed to indemnify us for certain liabilities which could arise as a result of our engagement. During the two years preceding the date of this letter, we have not had an investment banking relationship with the Company or the Acquirer for which we were paid for our services. We call to the Company’s attention, as we have previous disclosed to the Company, that we are affiliated with Stevens & Lee, which firm has provided certain legal services to the Company and has been compensated at a market rate for these services.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the common equity shareholders in the Transaction is fair, from a financial point of view, to the common equity shareholders of Team Capital Bank.

The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and may not be relied upon by any other person for any other reason. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion speaks as of the date hereof and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any proxy statement mailed to shareholders of the Company provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

GRIFFIN FINANCIAL GROUP LLC

APPENDIX C

December 19, 2013

The Board of Directors

Team Capital Bank

3001 Emrick Boulevard

Suite 320

Bethlehem, PA 18020

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the holders of common stock of Team Capital Bank (“TCB”) of the Merger Consideration (as defined below), in the proposed merger (the “Transaction”) of TCB with and into The Provident Bank ( “Provident Bank”), a wholly-owned subsidiary of Provident Financial Services, Inc. (“PFS”), pursuant to the Agreement and Plan of Merger to be entered into by and between TCB, Provident Bank and PFS (the “Agreement”). Pursuant to the terms of the Agreement, at the Effective Time (as defined in the Agreement) each outstanding share of common stock of TCB, par value $0.01 per share (the “TCB Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Treasury Stock and Dissenting Shares (each as defined in the Agreement)) shall, without any action on the part of the holder thereof, be converted into the right to receive, at the election of the holder thereof (subject to proration as set forth in the Agreement, as to which we express no opinion), either: (i) $16.25 in cash (the “Cash Consideration”) or (ii) 0.8575 shares of common stock, par value $0.01 per share, of PFS (the “PFS Common Stock”) (the “Stock Consideration”); provided that the Agreement provides that, in the aggregate, 75% of the total number of shares of TCB Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Stock Consideration and all other outstanding shares of TCB Common Stock will be converted into the right to receive the Cash Consideration. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” The Agreement further provides that TCB and Provident Bank will each use their reasonable best efforts to cause or facilitate the redemption of each share of TCB Series A Preferred Stock (as defined in the Agreement) at or promptly following the closing of the Transaction (such redemption, the “SBLF Redemption”), which redemption would be funded by Provident Bank, as provided in the Agreement.

KBW has acted as financial advisor to TCB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may from time to time purchase securities from, and sell securities to, TCB, Provident Bank and PFS, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of TCB or PFS for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to TCB. We have acted exclusively for the Board of Directors of TCB (the “TCB Board”) in rendering this opinion and will receive a fee from TCB for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Transaction. In addition, TCB has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors – Team Capital Bank

December 19, 2013

Other than the present engagement, in the past two years KBW has not provided investment banking and financial advisory services to TCB. In the past two years, KBW has not provided investment banking and financial advisory services to Provident Bank or PFS. We may in the future provide investment banking and financial advisory services to TCB, Provident Bank or PFS and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of TCB, PFS and the Transaction, including among other things, the following: (i) a draft of the Agreement dated December 17, 2013 (the most recent draft that was made available to us in connection with this opinion); (ii) the call reports for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 for TCB; (iii) internally generated monthly financial statements for the months ended January 31, 2013 through October 31, 2013 for TCB; (iv) the audited financial statements for the three years ended December 31, 2012 of TCB and PFS; (v) the quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 of PFS; (vi) certain other interim reports to stockholders, including proxy statements and investor presentations, and other communications from PFS to its stockholders; (vii) the reported prices and trading activity of the equity securities of PFS; and (viii) other financial, corporate and operating information concerning the businesses and operations of TCB and PFS furnished to us by TCB and PFS for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of TCB and PFS; (ii) the assets and liabilities of TCB and PFS; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for TCB and certain financial and stock market information for PFS with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of TCB which were prepared by and provided to us by TCB management and (vi) financial and operating forecasts and projections of PFS for 2014 which were prepared by and provided to us by PFS management, publicly available consensus “street estimates” of PFS for 2015 (as well as an assumed long term growth rate based thereon), and estimates regarding certain pro forma financial effects of the Transaction on PFS that were prepared by and provided to us by PFS management and that, in each case, were discussed with us by the PFS management team and used and relied upon by us with the consent of the TCB Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with the senior management teams of TCB and PFS regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the respective management teams of TCB and PFS as to the reasonableness and achievability of the financial and operating forecasts and projections of TCB and PFS (and the assumptions and bases therefor) that were prepared by and provided to us by such management teams and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management teams and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management teams. We have further relied upon PFS management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Transaction on PFS that were prepared by and provided to us by such management, and that were discussed with us by such management (and the assumptions and bases therefor, including but not limited to the

The Board of Directors – Team Capital Bank

December 19, 2013

financial and operating projections of TCB that were prepared by PFS in connection therewith and used by us at the direction of the TCB Board and any potential cost savings and operating synergies and other potential pro forma effects assumed or estimated with respect to the Transaction), and we have assumed that such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments and that such estimates will be realized in the amounts and in the time periods currently estimated.

It is understood that such forecasts, projections and estimates prepared by and provided to us by the respective management teams of TCB and PFS, as the case may be, were not prepared by such management teams with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective managements of TCB and PFS, that such forecasts, projections and estimates as well as publicly available consensus “street estimates” of PFS referred to above, provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either TCB or PFS since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for TCB and PFS are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of TCB or PFS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of TCB or PFS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and the related transactions described in or contemplated by the Agreement (including, without limitation, the SBLF Redemption) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction and that all conditions to the completion of the Transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Transaction, including the cost savings, revenue enhancements and related expenses expected to result from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed

The Board of Directors – Team Capital Bank

December 19, 2013

that TCB has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to TCB, Provident Bank and PFS, the Transaction, any related transaction (including without limitation the SBLF Redemption) and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to the holders of TCB Common Stock. We express no view or opinion as to any terms or other aspects of the Transaction or any related transaction, including without limitation, the form or structure of the Transaction, any consequences of the Transaction to TCB, its stockholders, creditors or otherwise, or any terms, aspects or implications of any other transactions or any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise, including without limitation the SBLF Redemption and the voting agreement to be entered into by and between PFS and each of the directors and executive officers of TCB, as described in the Agreement. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to: (i) the underlying business decision of TCB to engage in the Transaction or any related transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by TCB or the TCB Board, (iii) the fairness of the amount or nature of any compensation to any of TCB’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of TCB Common Stock, (iv) the treatment of, the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of TCB other than the TCB Common Stock (as set forth herein) or any class of securities of any other party to any transaction contemplated by the Agreement (including without limitation the holders of TCB Series A Preferred Stock and PFS Common Stock), (v) whether PFS has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of TCB Common Stock at the closing of the Transaction, (vi) the election by holders of TCB Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration pursuant to the Agreement), (vii) the actual value of PFS Common Stock to be issued in the Transaction, or the prices trading range or volume at which PFS Common Stock will trade following the public announcement or consummation of the Transaction, (viii) the merits or implications of the SBLF Redemption (including the timing of any such redemption or any amounts paid in respect thereof), (ix) whether Provident Bank has sufficient cash, available lines of credit or other sources of funds to enable it to fund the SBLF Redemption, (x) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to TCB, Provident Bank and PFS, their respective security holders (including without limitation the holders of TCB Common Stock and PFS Common Stock), or relating to or arising out of or as a consequence of the Transaction, including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the TCB Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose and is not to be relied upon by any other person or entity, including without limitation any holder of TCB Common Stock. This opinion does not constitute a recommendation to the TCB Board as to how it should vote on the Transaction or to any holder of TCB Common Stock as to how any such shareholder should vote at any shareholders’ meeting at which the Transaction is considered, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration or whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

The Board of Directors – Team Capital Bank

December 19, 2013

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority. This opinion may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the holders of TCB Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX D

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

New Jersey Statutes Annotated (“NJSA”) 17:9A-140

A. A stockholder who

(1)	is entitled to vote at the meeting of stockholders prescribed by section 137; and who

(2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

(3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof,

may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

NJSA 17:9A-141

If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank’s offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

NJSA 17:9A-142

A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, [FN1] may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

D-1

APPENDIX D

B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

NJSA 17:9A-143

Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

NJSA 17:9A-144

A stockholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

NJSA 17:9A-145

An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

D-2

APPENDIX E

Team Capital Bank

Financial Statements

December 31, 2013 and 2012

Team Capital Bank

December 31, 2013 and 2012

Page
Independent Auditors’ Report	E-l

Financial Statements
Consolidated Balance Sheets	E-2
Consolidated Statements of Income	E-3
Consolidated Statements of Comprehensive Income (Loss)	E-4
Consolidated Statements of Stockholders’ Equity	E-5
Consolidated Statements of Cash Flows	E-6
Notes to Consolidated Financial Statements	E-8

Independent Auditors’ Report

Board of Directors

Team Capital Bank

We have audited the accompanying consolidated financial statements of Team Capital Bank and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Team Capital Bank and its subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Allentown, Pennsylvania

March 28, 2014

Team Capital Bank

Consolidated Balance Sheet

December 31, 2013 and 2012

	2013	2012
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$23,371	$14,949
Due from banks interest bearing	787	489

Cash and Cash Equivalents	24,158	15,438
Securities available-for-sale	247,442	317,372
Securities held-to-maturity, fair value 2013 $2,434; 2012 $2,388	2,863	2,854
Restricted investment in bank stocks	7,268	6,914
Mortgage loans held for sale	—	143
Loans, net of allowance for loan losses 2013 $9,057; 2012 $7,818	603,349	524,981
Bank premises and equipment, net	27,297	26,914
Bank owned life insurance	22,053	18,871
Accrued interest receivable	3,434	3,608
Other real estate owned	674	1,700
Other assets	5,102	1,438

Total Assets	$943,640	$920,233

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$124,126	$165,572
Interest-bearing	602,917	544,501

Total Deposits	727,043	710,073
Securities sold under agreements to repurchase	2,252	8,698
Federal Home Loan Bank advances	120,000	104,500
Accrued interest payable	347	297
Other liabilities	1,885	3,763

Total Liabilities	851,527	827,331

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares; Series A, liquidation preference $1,000 per share; issued and outstanding 22,412 shares	22,412	22,412
Common stock, $0.01 par value; authorized 20,000,000 shares; issued and outstanding 2013 7,507,615 shares; 2012 7,176,607 shares	75	72
Surplus	57,818	54,525
Retained earnings	15,313	8,998
Accumulated other comprehensive income (loss)	(3,505)	6,895

Total Stockholders’ Equity	92,113	92,902

Total Liabilities and Stockholders’ Equity	$943,640	$920,233

See notes to consolidated financial statements.

Team Capital Bank

Consolidated Statement of Income

Years Ended December 31, 2013 and 2012

	2013	2012
	(In Thousands, Except Per Share Data)
Interest Income
Loans including fees	$26,879	$25,318
Securities:
Taxable	5,640	7,749
Tax-exempt	2,719	2,159
Federal funds sold and other interest income	60	47

Total Interest Income	35,298	35,273

Interest Expense
Deposits	3,279	4,280
Borrowings	2,149	2,039

Total Interest Expense	5,428	6,319

Net Interest Income	29,870	28,954
Provision for Loan Losses	1,340	3,210

Net Interest Income after Provision for Loan Losses	28,530	25,744

Non-Interest Income
Rental income	1,106	44
Loan related fees	979	343
Deposit service fees	968	385
Income on bank owned life insurance	682	673
Net realized gains on securities available-for-sale	458	966
Gains on mortgage loans sold	270	448
Other	592	502

Total Non-Interest Income	5,055	3,361

Non-Interest Expenses
Salaries and employee benefits	13,802	12,050
Occupancy and equipment	4,187	3,622
Professional fees	1,064	854
Data processing	872	884
Marketing and promotion	607	719
FDIC insurance and assessments	569	574
Other real estate owned	529	633
Other	3,151	2,462

Total Non-Interest Expenses	24,781	21,798

Income before Income Taxes	8,804	7,307
Income Tax Expense	2,265	1,690

Net Income	6,539	5,617
Preferred Stock Dividends	224	224

Net Income available to Common Stockholders	$6,315	$5,393

Basic Earnings per Common Share	$0.87	$0.75

Diluted Earnings per Common Share	$0.85	$0.74

See notes to consolidated financial statements.

Team Capital Bank

Consolidated Statement of Comprehensive Income (Loss)

Years Ended December 31, 2013 and 2012

	2013	2012
	(In Thousands)
Net Income	$6,539	$5,617
Other Comprehensive Income (Loss)
Unrealized holding gains (losses) on securities available-for-sale	(15,300)	3,442
Reclassification adjustment for gains on sales of securities available-for-sale realized in net income (a)	(458)	(966)

Net Unrealized Gains (Losses)	(15,758)	2,476
Tax Effect (b)	5,358	(842)

Total Other Comprehensive Income (Loss)	(10,400)	1,634

Total Comprehensive Income (Loss)	$(3,861)	$7,251

(a)	Amounts are included in net realized gains on securities available-for-sale on the Consolidated Statement of Income as a separate element within Non-Interest Income.
(b)	The tax effect on unrealized holding gains (losses) on securities available-for-sale was $5,191,000 and $(1,195,000) for the years ended December 31, 2013 and 2012, respectively. The tax effect on gains on sales of securities available-for-sale was $167,000 and $353,000 for the years ended December 31, 2013 and 2012, respectively. The income tax effect from unrealized holding gains (losses) on securities available-for-sale is included as a component of net deferred tax asset (liability). The income tax effect from gains on sales of securities available-for-sale is included in Income Tax Expense on the Consolidated Statement of Income.

See notes to consolidated financial statements.

Team Capital Bank

Consolidated Statement of Stockholders’ Equity

Years Ended December 31, 2013 and 2012

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
			(In Thousands, Except Share Data)
Balance—December 31, 2011	$22,412	$72	$54,142	$3,605	$5,261	$85,492
Net income	—	—	—	5,617	—	5,617
Other comprehensive income	—	—	—	—	1,634	1,634
Exercise of stock options (11,184 shares)	—	—	71	—	—	71
Preferred stock dividends	—	—	—	(224)	—	(224)
Stock-based compensation expense	—	—	312	—	—	312

Balance—December 31, 2012	22,412	72	54,525	8,998	6,895	92,902
Net income	—	—	—	6,539	—	6,539
Other comprehensive loss	—	—	—	—	(10,400)	(10,400)
Exercise of stock options (308,858 shares)	—	3	2,528	—	—	2,531
Issuance of restricted stock (22,150 vested shares)	—	—	217	—	—	217
Preferred stock dividends	—	—	—	(224)	—	(224)
Stock-based compensation expense	—	—	548	—	—	548

Balance—December 31, 2013	$22,412	$75	$57,818	$15,313	$(3,505)	$92,113

See notes to consolidated financial statements.

Team Capital Bank

Consolidated Statement of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
	(In Thousands)
Cash Flows from Operating Activities
Net income	$6,539	$5,617
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,340	3,210
Depreciation and amortization	1,568	1,424
Stock-based compensation expense	548	312
Net amortization of securities premiums and discounts	993	1,207
Deferred income taxes	185	(206)
Net realized gain on sale of foreclosed real estate	(36)	—
Net realized gain on sales and redemptions of securities	(458)	(966)
Proceeds from sale of loans	15,592	23,036
Net gain on sale of loans	(381)	(487)
Loans originated for sale	(15,068)	(21,266)
Net loss on sale of premises and equipment	14	11
Earnings on investments in life insurance	(682)	(673)
Decrease in other assets and accrued interest receivable	453	357
Increase (decrease) in other liabilities and accrued interest payable	(598)	263

Net Cash Provided by Operating Activities	10,009	11,839

Cash Flows from Investing Activities
Activities in available-for-sale securities:
Purchases	(17,501)	(129,464)
Maturities, calls and principal repayments	54,902	91,845
Proceeds from sales	16,227	10,658
Loan originations and principal repayments on loans, net	(80,735)	(80,353)
Net increase in investment in restricted bank stock	(354)	(1,818)
Proceeds from sale of foreclosed real estate	2,089	860
Purchases of premises and equipment	(1,980)	(14,019)
Proceeds from sale of bank premises and equipment	15	39
Purchase of life insurance	(2,500)	—

Net Cash Used in Investing Activities	(29,837)	(122,252)

Cash Flows from Financing Activities
Net increase in deposits	16,970	66,757
Decrease in securities sold under agreements to repurchase	(6,446)	(8,153)
Proceeds from Federal Home Loan Bank advances	95,000	96,000
Repayments of Federal Home Loan Bank advances	(79,500)	(68,000)
Proceeds from exercise of stock options	2,531	71
Proceeds from issuance of restricted stock	217	—
Dividends on preferred stock	(224)	(224)

Net Cash Provided by Financing Activities	28,548	86,451

Net Increase (Decrease) in Cash and Cash Equivalents	8,720	(23,962)
Cash and Cash Equivalents—Beginning	15,438	39,400

Cash and Cash Equivalents—Ending	$24,158	$15,438

See notes to consolidated financial statements.

Team Capital Bank

Consolidated Statement of Cash Flows (Continued)

Years Ended December 31, 2013 and 2012

	2013	2012
	(In Thousands)
Supplementary Cash Flows Information
Interest paid	$5,378	$6,285

Income taxes paid	$3,544	$1,816

Supplementary Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$1,027	$2.141

Dividends declared on preferred stock	$56	$56

See notes to consolidated financial statements.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies

Organization and Nature of Operations

The consolidated financial statements include the accounts of Team Capital Bank and its subsidiary, Team Capital NJ Investment Co. All intercompany accounts and transactions have been eliminated.

Team Capital Bank (the “Bank”) was organized as a federally chartered savings bank. The Bank commenced operations on November 1, 2005, and is a full service bank providing personal and business lending and deposit services. In December 2010 the Bank changed its charter from a federal savings bank, subject to regulation of the Office of Thrift Supervision (“OTS”), to a Pennsylvania chartered savings bank subject to the regulation of the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania department of Banking. The area served by the Bank is Hunterdon County, Warren County, Somerset County, and Essex County, New Jersey, the Lehigh Valley region of Pennsylvania, and Bucks County, Pennsylvania. In 2010, the Bank formed a wholly owned subsidiary Team Capital NJ Investment Co. The purpose of this subsidiary is to manage a portion of the securities portfolio.

On December 20, 2013, the Bank announced the signing of a definitive agreement under which Team Capital Bank will merge with and into The Provident Bank. Consideration will be paid to Team Capital Bank stockholders in a combination of stock and cash valued at $117,600,000 based on Provident’s closing price of $18.61 on December 19, 2013. Under the terms of the agreement, 75% of Team Capital Bank common shares will be converted into Provident common shares and the remaining 25% will be exchanged for cash. Team Capital Bank stockholders will have the option to elect to receive either 0.8575 shares of Provident common stock or $16.25 in cash for each Team Capital Bank common share, subject to proration to ensure that in the aggregate 75% of Team Capital Bank shares will be converted into Provident common stock. The merger will require various regulatory approvals as well as the approval of Team Capital Bank common shareholders. The Bank anticipates a closing date in the second or third quarter of 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the determination of other-than-temporary impairment on securities, the determination of the value of other real estate owned, and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within central New Jersey and eastern Pennsylvania. Note 2 discusses the types of securities that the Bank purchases. Note 3 discusses the types of lending in which the Bank engages. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Bank does not have any significant concentrations to any one industry or customer.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, Federal funds are purchased or sold for one day periods.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Securities classified as available-for-sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available-for-sale are carried at fair value. Any decision to sell a security classified as available-for-sale would be based on various factors, including the anticipation of or significant movement in interest rates, changes in maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive income, net of tax. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the estimated life of the securities.

Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by a method which approximates the interest method over the estimated life of the securities.

Other-than-temporary impairment guidance specifies that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery; the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more-likely-than-not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. See Note 2 to the financial statements for disclosures related to the Bank’s investment in securities and other-than-temporary impairments.

Restricted Investment in Bank Stock

Restricted investment in bank stock consists of Federal Home Loan Bank of Pittsburgh (“FHLB”) stock in the amount of $7,218,000 and $6,864,000 and Atlantic Community Bankers Bank (“ACBB”) stock in the amount of $50,000 at December 31, 2013 and 2012, respectively. Federal law requires a member institution of the FHLB to hold stock of its district FHLB according to a predetermined formula. The restricted stock is carried at cost.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Loans Held for Sale

Loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Bank does not retain servicing on mortgages sold.

The Bank has an agreement to sell residential mortgages to the FHLB of Pittsburgh under its Mortgage Partnership Finance Program (MPF). The maximum to be sold under the agreement with FHLB is $25 million. The Bank has sold $14,187,000 in mortgage loans under this program with servicing released. Loans sold include a maximum credit enhancement of $46,000, which the Bank may be required to pay if realized losses on any of the sold mortgages exceed the amount held in the FHLB’s Spread Account. The Bank does not anticipate recognizing any losses and, accordingly, has not recorded a liability for the credit enhancement. As compensation for the credit enhancement, the FHLB is paying the Bank monthly at an annualized rate of 0.10% of the outstanding loan balance sold.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and commercial real estate. Consumer loans consist of the following classes: residential real estate, home equity, and other consumer.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is well secured and in the process of collection. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated at least annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified special mention has potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

A majority of the Bank’s loan assets are loans to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes required by the customer base.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have either fixed or variable rates depending on the product. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 15 years.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. Overdraft lines of credit are typically unsecured.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral or discounted cash flow.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Derivative Instruments and Hedging Activities

As required by FASB ASC 815, Derivatives and Hedging (“ASC 815”), the Bank records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Bank has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Currently, none of the Bank’s derivatives are designated in qualifying hedging relationships, as the derivatives are not used to manage risks within the Bank’s assets or liabilities. As such, all changes in fair value of the Bank’s derivatives are recognized directly in earnings.

In accordance with the FASB’s fair value measurement guidance, the Bank made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

The Bank is exposed to certain risks arising from both its business operations and economic conditions. The Bank principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Bank manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities. The Bank’s existing interest rate derivatives result from a service provided to certain qualifying customers and, therefore, are not used to manage interest rate risk in the Bank’s assets or liabilities. The Bank manages a matched book with respect to its derivative instruments in order to minimize its net risk exposure resulting from such transactions.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the lease term if it is less than the estimated useful life.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Investment in Life Insurance

The Bank invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees and directors. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies.

Advertising Costs

The Bank follows the policy of charging the costs of advertising to expense as incurred. Advertising was $341,000 and $441,000 for the years ended December 31, 2013 and 2012, respectively.

Income Taxes

Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to taxable income. Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carryforwards and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Bank follows accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Bank had no material unrecognized tax benefits or accrued interest and penalties as of December 31, 2013 and 2012. The Bank’s policy is to account for interest as a component of interest expense and penalties as a component of other expense. The Bank is no longer subject to examination by taxing authorities for the years before January 1, 2010.

Stock-Based Compensation

In 2006, the Board of Directors adopted the Team Capital Bank Directors’, Officers’ and Employees’ Stock Option Plan (the “2006 Plan”). In 2011, the Board of Directors adopted the Team Capital Bank 2011 Stock Award and Incentive Plan (the “2011 Plan”). The Bank accounts for stock-based compensation under the grant date fair value method that requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award (generally the vesting period) based on the fair value of the award. The Black-Scholes model is used to estimate the fair value of stock options.

Foreclosed Assets

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. In addition, any gain or loss realized upon disposal is included in other income or expense.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Reclassifications

Certain amounts in the 2012 financial statements have been reclassified to conform with 2013 financial statement presentation. These reclassifications had no effect on 2012 net income.

Earnings per Common Share

Basic earnings per common share represent net income available to common stockholders divided by the weighted-average common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares (stock options) had been issued using the treasury stock method. The following table sets forth the computations of basic and diluted earnings per common share for the years ended December 31, 2013 and 2012:

	2013	2012
	(Dollars In Thousands, Except Share and Per Share Data)
Net income available to common stockholders	$6,315	$5,393

Weighted average common shares outstanding	7,218,781	7,173,729
Dilutive effect of potential common shares, stock options	234,114	122,677

Diluted weighted average common shares outstanding	7,452,895	7,296,406

Basic earnings per share	$0.87	$0.75

Diluted earnings per share	$0.85	$0.74

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1—Summary of Significant Accounting Policies (Continued)

Stock options of 65,834 and 586,295 were not considered in computing diluted earnings per common share for the years ended December 31, 2013 and 2012, respectively, because they are not dilutive to earnings.

Treating all stock options and restricted stock shares as fully diluted, the diluted earnings per share for 2013 and 2012 would have been $0.78 and $0.66 per share, respectively.

Subsequent Events

The Bank has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2013 for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through March 28, 2014, the date these financial statements were available to be issued.

Note 2—Securities

The amortized cost and fair value of securities at December 31, 2013 and 2012 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2013:
Available-For-Sale
U.S. Government sponsored enterprises (GSE) mortgage-backed securities—residential	$124,845	$1,760	$(3,858)	$122,747
Private-label collateralized mortgage obligations (CMOs)—residential	1,858	60	(1)	1,917
U.S. Government agency securities	7,000	112	(571)	6,541
Corporate debt securities	33,939	1,367	(306)	35,000
State and political subdivisions:
Taxable	4,526	163	(9)	4,680
Tax exempt	80,585	569	(4,597)	76,557

	$252,753	$4,031	$(9,342)	$247,442

Held-To-Maturity
Corporate debt securities	$2,863	$—	$(429)	$2,434

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2—Securities (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2012:
Available-For-Sale
U.S. Government sponsored enterprises (GSE) mortgage—backed securities—residential	$184,896	$5,134	$(93)	$189,937
Private-label collateralized mortgage obligations (CMOs)—residential	5,035	326	(4)	5,357
U.S. Government agency securities	7,000	220	(72)	7,148
Corporate debt securities	34,361	1,861	(303)	35,919
State and political subdivisions:
Taxable	5,531	642	—	6,173
Tax exempt	70,102	2,815	(79)	72,838

	$306,925	$10,998	$(551)	$317,372

Held-To-Maturity
Corporate debt securities	$2,854	$—	$(466)	$2,388

The amortized cost and fair value of securities at December 31, 2013 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to prepay obligations with or without penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$6,973	$7,035	$—	$—
Due after one year through five years	12,414	12,960	—	—
Due in five to ten years	14,810	14,999	—	—
Due after ten years	91,853	87,784	2,863	2,434

	126,050	122,778	2,863	2,434
Mortgage-backed securities and CMOs	126,703	124,664	—	—

	$252,753	$247,442	$2,863	$2,434

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2—Securities (Continued)

Gross gains of $568,000 and gross losses of $110,000 were realized on sale of securities available-for-sale in 2013. Gross gains of $966,000 and gross losses of $-0- were realized on sale of securities available-for-sale in 2012.

As of December 31, 2013 and 2012, the Bank had securities with a fair value of $85,031,000 and $53,002,000, respectively, pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

The following tables show the Bank’s investments’ gross unrealized losses and fair value, aggregated by investment type and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 and 2012:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2013:
GSE mortgage-backed securities	$66,762	$(3,040)	$8,084	$(818)	$74,846	$(3,858)
Private-label CMOs	536	(1)	—	—	536	(1)
U.S. Government agency securities	2,709	(291)	2,721	(280)	5,430	(571)
State and political subdivisions	47,016	(4,343)	1,569	(263)	48,585	(4,606)
Corporate debt securities	5,484	(255)	5,383	(480)	10,867	(735)

Total Temporarily Impaired Securities	$122,507	$(7,930)	$17,757	$(1,841)	$140,264	$(9,771)

December 31, 2012:
GSE mortgage-backed securities	$17,497	$(93)	$—	$—	$17,497	$(93)
Private-label CMOs	429	(4)	—	—	429	(4)
U.S. Government agency securities	5,928	(72)	—	—	5,928	(72)
State and political subdivisions	5,467	(79)	—	—	5,467	(79)
Corporate debt securities	2,044	(21)	7,731	(748)	9,775	(769)

Total Temporarily Impaired Securities	$31,365	$(269)	$7,731	$(748)	$39,096	$(1,017)

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2—Securities (Continued)

The Bank evaluates all securities with unrealized losses quarterly to determine whether the loss is other than temporary. At December 31, 2013, the Bank had a total of 137 securities in an unrealized loss position. Unrealized losses on 126 securities in the U.S. Government securities, U.S. Government sponsored enterprises mortgage-backed securities category and the municipal securities category are due to interest rate fluctuations. Unrealized losses in the private label collateralized mortgage obligations category and the corporate debt securities category are due in large part to increases in interest rates and changes in interest rate spreads. The Bank does not have the intent to sell these debt securities prior to recovery and it is more-likely-than-not that the Bank will not have to sell these debt securities prior to recovery.

The corporate debt securities category consists of 6 individual trust preferred and corporate debt securities issued by large financial institutions that have been in an unrealized loss position for more than twelve months at December 31, 2013. All of these securities are investment grade except for one trust preferred security that is rated below investment grade. In addition, there are 4 individual trust preferred and corporate debt securities in an unrealized loss position for less than 12 months at December 31, 2013. All of these securities are investment grade. The Bank evaluated the prospects of the corporate debt issuers in relation to the severity and duration of the impairment and believes it is probable that it will be able to collect all amounts due according to the contractual terms of the securities. None of the corporate issuers have defaulted on interest payments. Management therefore concluded that these securities were not other-than-temporarily impaired at December 31, 2013.

There are no private label collateralized mortgage-backed securities that have been in an unrealized loss position for more than twelve months at December 31, 2013. There is one private label collateralized mortgage-backed security in an unrealized loss position for less than 12 months at December 31, 2013. Management has reviewed expected cash flows and credit support to determine if it is probable that all principal and interest will be repaid. The cash flow model captures the composition of the underlying collateral and the cash flow structure of the security. Significant inputs to the model include delinquencies, estimated rates of defaults, loss severity and prepayment assumptions. None of the remaining securities were found to be other than temporarily impaired as of December 31, 2013.

Future deterioration in the cash flow on private label collateralized mortgage obligations or the credit quality of these large financial institution issuers of corporate debt securities could result in impairment charges in the future.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses

The composition of loans at December 31, 2013 and 2012 are as follows:

	2013	2012
	(In Thousands)
Commercial	$95,926	$92,961
Commercial real estate	409,156	322,251
Residential real estate	61,820	68,790
Home equity	44,077	47,014
Consumer, other	1,779	1,830

	612,758	532,846

Net deferred loan fees	(352)	(47)
Allowance for loan losses	(9,057)	(7,818)

	(9,409)	(7,865)

Net Loans	$603,349	$524,981

Changes in the allowance for loan losses for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
	(In Thousands)
Balance, beginning	$7,818	$6,972
Provision for loan losses	1,340	3,210
Loans charged-off	(436)	(2,672)
Loan recoveries	335	308

Balance, ending	$9,057	$7,818

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses (Continued)

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2013 and 2012, and information in regard to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2013 and 2012:

	Allowances for Loan Losses at December 31, 2013
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial	$1,383	$(341)	$121	$179	$1,342	$30	$1,312
Commercial real estate	4,629	(95)	214	1,568	6,316	137	6,179
Residential real estate	406	—	—	(51)	355	146	209
Home equity	247	—	—	18	265	21	244
Consumer, other	18	—	—	8	26	1	25
Unallocated	1,135	—	—	(382)	753	—	753

	$7,818	$(436)	$335	$1,340	$9,057	$335	$8,722

	Loans Receivables at December 31, 2013
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial	$95,926	$293	$95,633
Commercial real estate	409,156	3,126	406,030
Residential real estate	61,820	3,413	58,407
Home equity	44,077	459	43,618
Consumer, other	1,779	22	1,757

	$612,758	$7,313	$605,445

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses (Continued)

	Allowances for Loan Losses at December 31, 2012
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial	$1,606	$(1,803)	$253	$1,327	$1,383	$174	$1,209
Commercial real estate	4,071	(773)	54	1,277	4,629	101	4,528
Residential real estate	400	(95)	—	101	406	177	229
Home equity	228	—	1	18	247	5	242
Consumer, other	18	(1)	—	1	18	—	18
Unallocated	649	—	—	486	1,135	—	1,135

	$6,972	$(2,672)	$308	$3,210	$7,818	$457	$7,361

	Loans Receivables at December 31, 2012
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial	$92,961	$760	$92,201
Commercial real estate	322,251	2,455	319,796
Residential real estate	68,790	3,403	65,387
Home equity	47,014	114	46,900
Consumer, other	1,830	—	1,830

	$532,846	$6,732	$526,114

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses (Continued)

The following tables summarize information in regards to impaired loans by loan portfolio class as of December 31, 2013 and 2012 and for the years then ended:

	2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Commercial	$20	$252	$—	$34	$—
Commercial real estate	155	254	—	163	—
Residential real estate	—	—	—	—	—
Home equity	—	—	—	—	—
Consumer, Other	—	—	—	—	—

	$175	$506	$—	$197	$—

With an allowance recorded:
Commercial	$273	$337	$30	$504	$1
Commercial real estate	2,971	2,987	137	3,512	195
Residential real estate	3,413	3,413	146	3,328	160
Home equity	459	460	21	225	5
Consumer, other	22	23	1	8	—

	$7,138	$7,220	$335	$7,577	$361

Total:
Commercial	$293	$589	$30	$538	$1
Commercial real estate	3,126	3,241	137	3,675	195
Residential real estate	3,413	3,413	146	3,328	160
Home equity	459	460	21	225	5
Consumer, other	22	23	1	8	—

	$7,313	$7,726	$335	$7,774	$361

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses (Continued)

	2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Commercial	$50	$265	$—	$33	$—
Commercial real estate	333	602	—	1,205	—
Residential real estate	—	—	—	—	—
Home equity	9	9	—	11	1
Consumer, Other	—	—	—	—	—

	$392	$876	$—	$1,249	$1

With an allowance recorded:
Commercial	$710	$771	$174	$1,014	$3
Commercial real estate	2,122	2,130	101	2,677	187
Residential real estate	3,403	3,464	177	3,172	225
Home equity	105	106	5	24	—
Consumer, other	—	—	—	—	—

	$6,340	$6,471	$457	$6,887	$415

Total:
Commercial	$760	$1,036	$174	$1,047	$3
Commercial real estate	2,455	2,732	101	3,882	187
Residential real estate	3,403	3,464	177	3,172	225
Home equity	114	115	5	35	1
Consumer, other	—	—	—	—	—

	$6,732	$7,347	$457	$8,136	$416

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses (Continued)

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2013 and 2012:

	2013	2012
	(In Thousands)
Commercial	$281	$730
Commercial real estate	507	368
Residential real estate	1,900	552
Home equity	247	105
Consumer, other	22	—

	$2,957	$1,755

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2013 and 2012:

	2013
	Pass	Special Mention	Substandard	Doubtful	Total
	(In Thousands)
Commercial	$94,380	$662	$864	$20	$95,926
Commercial real estate	399,481	2,781	6,894	—	409,156
Residential real estate	58,565	—	3,255	—	61,820
Home equity	43,099	—	978	—	44,077
Consumer, other	1,608	—	171	—	1,779

	$597,133	$3,443	$12,162	$20	$612,758

	2012
	(In Thousands)
Commercial	$90,822	$962	$909	$268	$92,961
Commercial real estate	312,935	6,618	2,698	—	322,251
Residential real estate	65,674	—	3,116	—	68,790
Home equity	46,740	—	274	—	47,014
Consumer, other	1,830	—	—	—	1,830 .

	$518,001	$7,580	$6,997	$268	$532,846

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses (Continued)

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of December 31, 2013 and 2012:

	2013
	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Nonaccrual	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
	(In Thousands)
Commercial	$263	$—	$—	$263	$281	$95,382	$95,926	$—
Commercial real estate	300	16	—	316	507	408,333	409,156	—
Residential real estate	109	—	—	109	1,900	59,811	61,820	—
Home equity	—	—	—	—	247	43,830	44,077	—
Consumer, other	2	—	—	2	22	1,755	1,779	—

	$674	$16	$—	$690	$2,957	$609,111	$612,758	$—

	2012
	30-59 Days Past Due	60-90 Days Past Due	Greater Than 90 Days	Total Past Due	Nonaccrual	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
	(In Thousands)
Commercial	$380	$50	$—	$430	$730	$91,801	$92,961	$—
Commercial real estate	246	—	—	246	368	321,637	322,251	—
Residential real estate	—	—	—	—	552	68,238	68,790	—
Home equity	—	—	—	—	105	46,909	47,014	—
Consumer, other	—	—	—	—	—	1,830	1,830	—

	$626	$50	$—	$676	1,755	$530,415	$532,846	$—

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3—Loans and Allowance for Loan Losses (Continued)

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank’s allowance for loan losses.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The following tables reflect information regarding the Bank’s troubled debt restructurings made in the years ended December 31, 2013 and 2012. The Bank has no troubled debt restructuring loans which have subsequently defaulted in 2013 and 2012.

	2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
	(Dollar Amounts In Thousands)
Troubled debt restructurings:
Commercial real estate	6	$821	$790
Home Equity	3	312	325
Consumer, other	1	25	22

	10	$1,158	$1,137

	2012
	(Dollar Amounts In Thousands)
Troubled debt restructurings:
Commercial	1	$44	$30

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4—Bank Premises and Equipment

The components of premises and equipment at December 31, 2013 and 2012 are as follows:

	2013	2012
	(In Thousands)
Land	$7,313	$7,313
Land improvements	555	506
Buildings and improvements	15,030	14,086
Leasehold improvements	4,651	4,652
Furniture, fixtures and equipment	5,589	5,395
Construction in progress	509	62

	33,647	32,014
Accumulated depreciation	(6,350)	(5,100)

	$27,297	$26,914

Included in buildings and improvements are $930,000 in costs associated with improvements to the Bank administrative offices purchased in December 2012. Land and land improvements include $1,827,000 land cost for the relocation of its existing Doylestown branch in December 2012. Construction is expected to start in 2014 with the total estimated costs including land estimated to be $4,500,000.

The Bank leases portions of its bank premises to third parties primarily in its recently purchased administrative building. These operating lease agreements require monthly minimum lease payments ranging from approximately $2,491 to $31,538 and expire at various times through 2018. The lessees are also responsible for their share of common area maintenance charges.

Minimum lease payments expected to be received under these leases by year ending December 31 are approximately as follows:

2014	$826,000
2015	784,000
2016	638,000
2017	379,000
2018	189,000
Thereafter	—

$2,816,000

Total rental income for the years ended December 31, 2013 and 2012 was $1,106,000 and $44,000, respectively, which includes common area maintenance charges.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 5—Deposits

The components of deposits at December 31, 2013 and 2012 are as follows:

	2013	2012
	(In Thousands)
Demand, non-interest bearing	$124,126	$165,572
Demand, interest-bearing	93,558	72,791
Money market accounts	254,498	192,583
Savings accounts	130,310	171,786
Time, $100,000 and over	103,122	85,402
Time, other	21,429	21,939

	$727,043	$710,073

At December 31, 2013, the scheduled maturities of time deposits are as follows (in thousands):

2014	$75,511
2015	35,654
2016	2,825
2017	8,037
2018	2,524

$124,551

Included in time deposits at December 31, 2013 are brokered deposits of $59,144,000. Brokered deposits include $7,151,000 of deposits received from Team Capital Bank customers exchanged through the CDARS network to allow the Bank’s customers to have full FDIC insurance coverage. The remaining $51,993,000 represents traditional brokered deposits. Included in time deposits at December 31, 2012 are brokered deposits of $37,670,000. Brokered deposits include $10,477,000 of deposits received from Team Capital Bank customers exchanged through the CDARS network. The remaining $27,193,000 represents traditional brokered deposits.

Included in money market balances at December 31, 2013 are brokered money market balances of $54,815,000. Brokered money market balances include $9,805,000 of deposits received from Team Capital Bank customers through ICS to allow customers to have full FDIC insurance coverage. The remaining $45,010,000 is traditional brokered money market deposits. Included in money market balances at December 31, 2012 are brokered money market balances of $25,601,000. Brokered money market balances include $11,545,000 of deposits received from Team Capital Bank customers through ICS to allow customers to have full FDIC insurance coverage. The remaining $14,056,000 is traditional brokered money market deposits.

Included in the demand, non-interest bearing deposits at December 31, 2013 and 2012 are $14,747,000 and $71,404,000, respectively, in U.S. bankruptcy trustee balances obtained through a joint marketing agreement with EPIQ Systems Inc. Under federal regulations any of these balances above the FDIC insurance limit require collateral. Collateral can be either securities or surety bonds. On January 1, 2013 the transaction account guarantee program expired requiring the Bank to provide collateral for these deposits. The Bank met these new collateral requirements through surety bonds and securities from the investment portfolio.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 6—Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase amounted to $2,252,000 and $8,698,000 at December 31, 2013 and 2012, respectively. These agreements mature on a daily basis and are conducted in the normal course of business with customers of the Bank. Securities sold under these agreements are retained under Bank control at its safekeeping agent. The weighted average interest rate on these agreements was 0.09% and 0.41% at December 31, 2013 and 2012, respectively.

Note 7—Borrowings

The Bank has Federal funds lines of credit facilities with Atlantic Community Bankers Bank totaling $8,000,000, with Zion’s Bank totaling $14,000,000, and also with SunTrust Bank totaling $3,000,000. The Bank had no borrowings outstanding under these lines at December 31, 2013 and 2012. Advances on these lines are unsecured.

The Bank also has a line of credit agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) in the amount of $20,000,000 that expires November 18, 2014. The Bank had $8,000,000 and $-0- borrowings outstanding under this line at December 31, 2013 and 2012, respectively. At December 31, 2013, the Bank had the following advances outstanding with the FHLB maturing as follows:

	2013
Maturing In	Balance	Weighted Average Interest Rate
	(Dollar Amounts In Thousands)
2014	$17,500	1.48%
2015	11,500	1.69
2016	44,000	0.87
2017	18,500	1.48
2018	23,000	3.62
Thereafter	5,500	2.41

	$120,000	1.71%

The Bank had $25,000,000 and $28,500,000 in advances outstanding with the FHLB as of December 31, 2013 and December 31, 2012, respectively, at a weighted average rate of 3.63% and 3.57%, respectively, that are classified as Convertible Fixed Rate Advances. The FHLB has the option to convert the fixed rate advance to an adjustable rate after the expiration of a lock out period. Should the FHLB convert the advance, the Bank has the option to prepay the advance without penalty. The initial lock-out periods range from one to five years.

The Bank has a maximum borrowing capacity with the FHLB of approximately $333,501,000 at December 31, 2013, of which there was $120,000,000 outstanding at December 31, 2013. Any advances from the FHLB are secured by qualifying assets of the Bank.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 7—Borrowings (Continued)

The Bank also requests the FHLB to issue Irrevocable Standby Letters of Credit to state and local government municipalities to secure their deposits and to insurance companies to partially secure surety bonds issued as collateral for U.S. bankruptcy trustee deposits. The Bank had $16,170,000 and $16,150,000 outstanding under these Letters of Credit as of December 31, 2013 and 2012, respectively.

Note 8—Lease Commitments

The Bank leases the premises for certain branch locations under operating lease agreements expiring in various years through 2021. The Bank is generally responsible to pay its share of real estate taxes, insurance, utilities, and maintenance and repairs on the buildings. The Bank also has options to extend the lease agreements on the branch locations. Total rental expense for the years ended December 31, 2013 and 2012 was $933,000 and $987,000, respectively.

Future minimum cash lease payments as of December 31, 2013 by year and in the aggregate, under these lease agreements are as follows:

2014	$940,000
2015	816,000
2016	675,000
2017	624,000
2018	400,000
Thereafter	432,000

$3,887,000

Note 9—Employment Agreements

The Bank has various employment agreements with members of executive management. The agreements include minimum annual salary commitments and change of control provisions. Upon resignation after a change in the control of the Bank, as defined in the agreement, the individuals will receive monetary compensation in the amount set forth in the agreement.

Note 10—401(k) Plan

The Bank has a 401(k) Plan for eligible employees. The employees may contribute up to the maximum percentage of their compensation allowable by law to the Plan. The Bank will make safe harbor matching contributions equal to 100% of participant’s salary deferrals that do not exceed 3% of eligible compensation plus 50% of participant’s salary deferrals between 3% and 5% of eligible compensation. The Bank may also make discretionary profit-sharing contributions. Employees are eligible to participate in matching contributions after completion of twelve consecutive months and 1,000 hours of service. The Bank’s contribution charged to expense was $289,000 and $261,000 for the years ended December 31, 2013 and 2012, respectively.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 11—Stockholders’ Equity

On July 28, 2011, the Bank entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Treasury”), pursuant to which the Bank issued and sold to the Treasury 22,412 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $22,412,000. The Purchase Agreement was entered into, and the Series A Preferred Stock was issued, pursuant to the Treasury’s SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The Series A Preferred Stock qualifies as Tier 1 capital for the Bank. Non-cumulative dividends are payable quarterly on the Series A Preferred Stock, beginning October 1, 2011. The dividend rate is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Series A Preferred Stock and is based on changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Bank. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period, which is from the date of issuance through September 30, 2011, has been set at 1.18%. For the 2nd through 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in the Banks’ level of QSBL. For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After 4.5 years from issuance, the dividend rate will increase to 9.00%. At December 31, 2013 and 2012, the dividend rate was 1.00% and will remain at 1.00% until it reprices to 9.00% in 2016.

The Series A preferred shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The preferred shares are redeemable at any time, with Treasury, Federal Reserve and FDIC approval. Apart from the Series A shares, no other shares of the Bank’s preferred stock are currently outstanding.

Note 12—Stock Option Plan

In 2006, the Board of Directors adopted the Team Capital Bank Directors’, Officers’ and Employees’ Stock Option Plan (the “2006 Plan”), which was approved by the stockholders in April 2006.

The 2006 Plan authorizes the Bank to issue options for 1,002,431 shares (as adjusted for the 2007 3-for-2 stock split and the 2010 5% stock dividend) of the Bank’s common stock. The 2006 Plan permits awards to employees, officers, non-employee directors, regional directors and other service providers to the Bank. The options granted under the Plan may be either non-qualified stock options or incentive stock options. Incentive stock options are subject to limitation under Section 422 of the Internal Revenue Code. Directors may only be issued non-qualified stock options. The Plan will be administered by the Board of Directors, which will designate optionees, determine the number of shares subject to each option, the date of grant and the terms and conditions governing the options, including any vesting schedule permitted under the Plan. Options granted under the 2006 Plan will have terms of ten years and must have an exercise price of not less than 100% of the fair market value of the Bank’s common stock at the date of grant. Under the 2006 Plan, the number and price of shares available for stock options and the number of shares covered by stock options will be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in the common stock. At December 31, 2013, there are 51,414 shares available for grant under the 2006 Plan.

In 2011, the Board of Directors adopted the Team Capital Bank 2011 Stock Award and Incentive Plan (the “2011 Plan”), which was approved by stockholders in May 2011.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12—Stock Option Plan (Continued)

The 2011 Plan authorizes the Bank to award a total of 400,000 shares of the Bank’s common stock. The 2011 Plan permits awards to employees, officers, non-employee directors, regional directors and other service providers to the Bank. Options granted under the Plan may be either non-qualified stock options or incentive stock options. Incentive stock options are subject to limitation under Section 422 of the Internal Revenue Code. Directors may only be issued non-qualified stock options. In addition to options, the 2011 Plan authorizes the granting of Stock Appreciation Rights, Restricted Stock, Deferred Stock, Bonus Stock and Awards in Lieu of Obligations, Dividend Equivalents, Other Stock-Based Awards and Performance Awards. The 2011 Plan will be administered by the Board of Directors, which will designate award recipients, determine the number of shares subject to each award, the date of grant and the terms and conditions governing the awards, including any vesting schedule permitted under the Plan. Options granted under the 2011 Plan will have terms no greater than ten years and must have an exercise price of not less than 100% of the fair market value of the Bank’s common stock at the date of grant. Under the 2011 Plan, the number and price of shares available for stock awards and the number of shares covered by stock awards will be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in the common stock. At December 31, 2013, there are 48,202 shares available for grant under the 2011 Plan.

The following is a summary of the Bank’s stock option activity and related information for the years ended December 31, 2013 and 2012:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2011	746,437	$7.96	5.6 years	$1,014,000
Granted	307,260	9.11
Exercised	(11,184)	6.37
Forfeited	(26,172)	8.77

Outstanding at December 31, 2012	1,016,341	$8.30	6.1 years	$1,059,000
Granted	65,834	9.27
Exercised	(308,858)	7.93
Forfeited	(35,443)	9.11

Outstanding at December 31, 2013	737,874	$8.51	5.6 years	$5,714,000

Exercisable at December 31, 2013	540,938	$8.35	4.6 years	$4,275,000

The exercise price for stock options outstanding ranges from $6.35 to $10.48 per share. The aggregate intrinsic value of stock options exercised in 2013 was $898,000.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12—Stock Option Plan (Continued)

In 2013 the bank granted 210,000 shares of restricted stock at an average grant value of $10.43 per share. Of the restricted stock shares granted in 2013, 22,150 with an average grant value of $9.82 vested immediately and were issued in 2013. The remaining restricted stock shares with an average grant value of $10.50 will cliff vest on November 1, 2017. In 2013 the bank recorded $268,000 in expense related to the restricted stock shares granted in 2013. There was no expense related to restricted stock in 2012 and no restricted stock shares were granted in 2012. At December 31, 2013, there was $1,922,000 of unrecognized compensation expense related to nonvested restricted stock shares issued. The cost is expected to be recognized over a period of approximately 4 years.

There were 65,834 options granted during 2013. The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumption for grants in 2013: dividend yield of 0%, risk-free interest rate of 1.88%, expected life of 7 years, and expected volatility of 28.51%. The volatility percentage was based on the average expected volatility of similar public financial institutions in the Bank’s market area. The weighted average fair value of options granted in 2013 was $3.17.

There were 307,260 options granted during 2012. The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumption for grants in 2012: dividend yield of 0%, risk-free interest rate of 0.91%, expected life of 7 years, and expected volatility of 30.00%. The volatility percentage was based on the average expected volatility of similar public financial institutions in the Bank’s market area. The weighted average fair value of options granted in 2012 was $3.01 per share.

Total stock-based compensation cost for the years ended December 31, 2013 and 2012 related to stock options granted was $548,000 and $312,000, respectively. There were tax benefits of $106,000 and $53,000 recognized in 2013 and 2012, respectively, related to share based compensation.

As of December 31, 2013, there was $252,000 of unrecognized compensation cost related to nonvested stock options granted. The cost is expected to be recognized on a graded vesting method over a period of approximately 2.5 years.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 13—Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
	(In Thousands)
Current tax expense:
Federal	$1,555	$1,598
State	525	298

	2,080	1,896

Deferred tax expense (benefit):
Federal	93	(159)
State	92	(47)

	185	(206)

Total Income Tax Expense	$2,265	$1,690

The following table presents reconciliation between reported income taxes and the income taxes which would be computed by applying the federal income tax rate of 34% to income before income taxes:

	2013	%	2012	%
	(In Thousands)
Federal income tax	$2,993	34%	$2,484	34%
Increases (reductions) in taxes resulting from:
State income taxes, net of federal income tax effect	249	3	166	2
Tax exempt interest	(958)	(11)	(769)	(11)
Bank owned life insurance	(232)	(2)	(229)	(3)
ISO stock option expense	94	1	56	1
Other items, net	119	1	9	1
Valuation allowance reversal	—	—	(27)	(1)

Total Income Tax Expense	$2,265	26%	$1,690	23%

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 13—Income Taxes (Continued)

The components of the net deferred tax asset (liability) at December 31, 2013 and 2012 are as follows:

	2013	2012
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$3,300	$2,848
Organization and start-up costs	139	159
Other	85	85
Capital loss carryforward	52	52
Stock-based compensation	236	306
Nonaccrual interest	74	163
Unrealized loss on available-for-sale securities	1,806	—

	5,692	3,613
Valuation allowance	(52)	(52)

Total Deferred Tax Assets, Net of Valuation Allowance	$5,640	$3,561

Deferred tax liabilities:
Premises and equipment	$(900)	$(530)
Prepaid expenses	(158)	(169)
Discount accretion	(135)	(135)
Deferred loan cost	(504)	(405)
Unrealized gain on available-for-sale securities	—	(3,552)

Total Deferred Tax Liabilities	(1,697)	(4,791)

Net Deferred Tax Asset (Liability)	$3,943	$(1,230)

The December 31, 2013 net deferred tax asset is included in other assets in the Consolidated Balance Sheet. The December 31, 2012 net deferred tax liability is included in other liabilities in the Consolidated Balance Sheet.

Note 14—Transactions with Executive Officers, Directors and Principal Stockholders

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Loans receivable from related parties totaled $20,800,000 and $16,012,000 at December 31, 2013 and 2012, respectively. Additions and reductions for 2013 and 2012 were $11,390,000 and $6,602,000 and $7,742,000 and $17,554,000, respectively. None of these loans were 30 days or more past due or on nonaccrual status as of December 31, 2013 or 2012.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 14—Transactions with Executive Officers, Directors and Principal Stockholders (Continued)

The Bank has contracted with a construction management company affiliated with one of its directors to complete construction and renovations at several branch locations. The Bank anticipates using this construction management company to build the relocated Doylestown branch at an estimated cost of $1,622,000. During 2012, the Bank paid $271,000 to this related party for construction and renovation costs. There were no payments in 2013. Such costs are capitalized to building or leasehold improvements on building and are amortized over the useful life of the building or lease term. Management believes the construction costs incurred are comparable to other similarly outfitted bank office space.

The Bank has contracted with law firms that are affiliated with two of its directors in 2013 and 2012 to provide legal assistance with problem credits and to help negotiate leases for space available at one of the Bank’s branches. The total payments to these law firms were $46,000 in 2013 and $12,000 in 2012. The Bank believes these costs are comparable to legal costs from nonaffiliated law firms.

Note 15—Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Bank had the following off-balance sheet financial instruments whose contract amounts represent credit risk at December 31, 2013 and 2012:

	2013	2012
	(In Thousands)
Unfunded commitments under lines of credit	$124,578	$93,275
Standby letters of credit	1,752	983

	$126,330	$94,258

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 15—Financial Instruments with Off-Balance Sheet Risk (Continued)

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral should be sufficient to cover the maximum potential amount under the corresponding guarantees. The current amount of the liability as of December 31, 2013 and 2012 for guarantees under standby letters of credit issued is not material.

Note 16—Regulatory Matters

The Bank is subject to minimum regulatory capital standards promulgated by the FDIC and the Pennsylvania Department of Banking. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. As of December 31, 2013, the most recent notification from the Bank’s regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios at December 31, 2013 and 2012 are presented below:

			For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Actual		Minimum Required			Minimum Required
	Amount	Ratio	Amount		Ratio	Amount		Ratio
		(Dollar Amounts In Thousands)
December 31, 2013:
Total Risk-Based Capital (to Risk-Weighted Assets)	$104,628	14.57%	$	>57,442	>8.0%	$	>71,803	>10.0%
Tier 1 Capital (to Risk-Weighted Assets)	95,618	13.32		>28,721	>4.0		>43,082	> 6.0
Tier 1 Capital (to Average Assets)	95,618	9.94		>38,474	>4.0		>48,093	> 5.0
December 31, 2012:
Total Risk-Based Capital (to Risk-Weighted Assets)	$93,824	14.66%	$	>51,201	>8.0%	$	>64,001	>10.0%
Tier 1 Capital (to Risk-Weighted Assets)	86,006	13.44		>25,600	>4.0		>38,401	> 6.0
Tier 1 Capital (to Average Assets)	86,006	9.59		>35,883	>4.0		>44,854	> 5.0

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 16—Regulatory Matters (Continued)

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations.

Note 17—Derivatives and Hedging Activities

Asset derivative financial instruments and liability derivative financial instruments are classified on the Bank’s balance sheet as other assets and other liabilities, respectively. The table below presents the fair value of the Bank’s derivative financial instruments as of December 31, 2013 and 2012:

	Asset Derivatives		Liability Derivatives
	2013	2012	2013	2012
		(In Thousands)
Interest rate products	$80	$—	$79	$—

None of the Bank’s derivatives are designated in qualifying hedging relationships. Derivatives not designated as hedges are not speculative and result from a service the Bank provides to certain customers, which the Bank implemented during the second quarter of 2013. The Bank executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Bank executes with a third party, such that the Bank minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of December 31, 2013, the Bank had two interest rate swaps with an aggregate notional amount of $9,688,000 related to this program.

The gain on the derivative financial instrument is recognized in income and is classified on the Bank’s income statement as loan related fees in non-interest income. As of December 31, 2013, the total net gain came to less than $1,000.

The Bank has agreements with certain of its derivative counterparties that contain a provision where if the Bank defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Bank could also be declared in default on its derivative obligations.

The Bank also has agreements with certain of its derivative counterparties that contain a provision where if the Bank fails to maintain its status as a well / adequate capitalized institution, then the counterparty could terminate the derivative positions and the Bank would be required to settle its obligations under the agreements.

As of December 31, 2013 the termination value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $81,000. The Bank has minimum collateral posting thresholds with certain of its derivative counterparties and has posted no collateral against its obligations under these agreements. If the Bank had breached any of these provisions at December 31, 2013, it could have been required to settle its obligations under the agreements at the termination value.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated.

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value price is determined at a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Bank groups its assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Fair Value Measurements and Fair Values of Financial Instruments (Continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 and 2012 are as follows:

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
December 31, 2013:
Securities available-for-sale:
U.S. Government sponsored enterprises (GSE) mortgage-backed securities	$122,747	$—	$122,747	$—
Private-label collateralized mortgage obligations (CMOs)-residential	1,917	—	1,917	—
U.S. Government agency securities	6,541	—	6,541	—
Corporate debt securities	35,000	—	35,000	—
State and political subdivisions:
Taxable	4,680	—	4,680	—
Tax exempt	76,557	—	76,557	—

	$247,442	$—	$247,442	$—

December 31, 2012:
Securities available-for-sale:
U.S. Government sponsored enterprises (GSE) mortgage-backed securities	$189,937	$—	$189,937	$—
Private-label collateralized mortgage obligations (CMOs)-residential	5,357	—	5,357	—
U.S. Government agency securities	7,148	—	7,148	—
Corporate debt securities	35,919	—	35,919	—
State and political subdivisions:
Taxable	6,173	—	6,173	—
Tax exempt	72,838	—	72,838	—

	$317,372	$—	$317,372	$—

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Fair Value Measurements and Fair Values of Financial Instruments (Continued)

There were no transfers between Level 1 and Level 2 for the year ended December 31, 2013. There were no transfers between Level 2 and Level 3 during the year ended December 31, 2013.

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 and 2012 are as follows:

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
December 31, 2013:
Impaired loans	$6,803	$—	$—	$6,803

Other real estate owned	$674	$—	$—	$674

December 31, 2012:
Impaired loans	$5,883	$—	$—	$5,883

Other real estate owned	$1,700	$—	$—	$1,700

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices or appraised value of the property. These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement.

Quantitative information about Level 3 fair value measurements at December 31, 2013 and 2012 is included in the table below:

	Fair Value Estimate	Valuation Techniques	Unobservable Inputs	Estimated Range
	(In Thousands)
December 31, 2013:
Impaired loans	$6,803	Appraisal of Collateral	Appraisal adjustments	0-20%
			Liquidation expenses	5-10%
Other real estate owned	$674	Appraisal of property	Appraisal adjustments	0-20%
			Liquidation expenses	5-10%

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Fair Value Measurements and Fair Values of Financial Instruments (Continued)

	Fair Value Estimate	Valuation Techniques	Unobservable Inputs	Estimated Range
	(In Thousands)
December 31, 2012:
Impaired loans	$5,883	Appraisal of Collateral	Appraisal adjustments	0-20%
			Liquidation expenses	5-10%
Other real estate owned	$1,700	Appraisal of property	Appraisal adjustments	0-20%
			Liquidation expenses	5-10%

Below is management’s estimate of the fair value of all financial instruments whether carried at cost or fair value on the Bank’s balance sheet. The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2013 and 2012:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Mortgage Loans Held for Sale (Carried at the Lower of Cost or Fair Value)

The fair value of loans held for sale is based on secondary market prices.

Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Fair Value Measurements and Fair Values of Financial Instruments (Continued)

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2013 and 2012 consists of the loan balances of $7,138,000 and $6,340,000, respectively, less valuation allowance of $335,000 and $457,000, respectively.

Restricted Investment in Bank Stocks (Carried at Cost)

The carrying amount of restricted investment in bank stocks approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings (Carried at Cost)

The carrying amounts of these short-term borrowings approximate their fair values. Short-term borrowings consist of federal funds purchased and securities sold under agreements to repurchase.

Long-Term Debt (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these off-balance sheet financial instruments were not material at December 31, 2013 and 2012.

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Fair Value Measurements and Fair Values of Financial Instruments (Continued)

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2013 and 2012.

	2013
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(In Thousands)
Financial assets:
Cash and cash equivalents	$24,158	$24,158	$24,158	$—	$—
Securities available-for-sale	247,442	247,442	—	247,442	—
Securities held-to-maturity	2,863	2,434	—	2,434	—
Restricted investment in bank stocks	7,268	7,268	—	7,268	—
Loans receivable, net	603,349	601,137	—	—	601,137
Accrued interest receivable	3,434	3,434	—	3,434	—
Asset derivative	80	80	—	80	—
Financial liabilities:
Deposits	727,043	703,881	—	703,881	—
Securities sold under agreements to repurchase	2,252	2,252	—	2,252	—
FHLB advances	120,000	122,590	—	122,590	—
Accrued interest receivables	347	347	—	347	—
Liability derivative	79	79	—	79	—
Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	—	—	—	—	—

Team Capital Bank

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 18—Fair Value Measurements and Fair Values of Financial Instruments (Continued)

	2012
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
	(In Thousands)
Financial assets:
Cash and cash equivalents	$15,438	$15,438	$15,438	$—	$—
Securities available-for-sale	317,372	317,372	—	317,372	—
Securities held-to-maturity	2,854	2,388	—	2,388
Restricted investment in bank stocks	6,914	6,914	—	6,914	—
Mortgage loans held for sale	143	143	—	—	143
Loans receivable, net	524,981	528,636	—	—	528,636
Accrued interest receivable	3,608	3,608	—	3,608	—
Financial liabilities:
Deposits	710,073	712,504	—	712,504	—
Securities sold under agreements to repurchase	8,698	8,698	—	8,698	—
FHLB advances	104,500	108,941	—	108,941	—
Accrued interest receivables	297	297	—	297	—
Off-balance sheet financial instruments:
Commitments to extend credit and outstanding letters of credit	—	—	—	—	—